           As filed with the Securities and Exchange Commission on March 4, 1997
                                                      Registration No. 333-19093

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          -----------------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                              HCB BANCSHARES, INC.
                 (Name of small business issuer in its charter)

         OKLAHOMA                              6035                           62-1670792
    ------------------                    ---------------                    -----------
(State or other jurisdiction of     (Primary standard industrial          (I.R.S. employer
incorporation or organization)      classification code number)        identification number)

                237 JACKSON STREET, CAMDEN, ARKANSAS 71701-0878
                                 (501) 836 6841
 ------------------------------------------------------------------------------
 (Address and telephone number of principal executive offices and principal place of business)

                              MRS. VIDA H. LAMPKIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HCB BANCSHARES, INC.
                               237 JACKSON STREET
                          CAMDEN, ARKANSAS 71701-0878
                                (501) 836-6841
-------------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                           Gary R. Bronstein, Esquire
                             K. Scott Fife, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                     [LOGO]
                              HCB BANCSHARES, INC.
                 (HOLDING COMPANY FOR HEARTLAND COMMUNITY BANK)
                     Up to 2,645,000 Shares of Common Stock

HCB Bancshares, Inc. (the "Company"), an Oklahoma corporation and the proposed holding company for Heartland Community Bank (the "Bank"), is offering up to 2,645,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), to be issued upon the conversion of the Bank from a federal mutual savings bank to a federal stock savings bank and the issuance of the Bank's capital stock to the Company pursuant to the Bank's Plan of Conversion (the "Conversion"). The shares are being offered pursuant to nontransferable subscription rights in the following order of priority: (i) depositors of the Bank as of December 31, 1993 ("Eligible Account Holders"); (ii) the Company's Employee Stock Ownership Plan (the "ESOP") (a tax-qualified employee stock benefit plan of the Company, as defined in the Plan), provided that any shares sold in excess of the maximum of the estimated valuation range may be first sold to the ESOP; (iii) depositors of the Bank as of December 31, 1996 ("Supplemental Eligible Account Holders"); (iv) certain depositors and borrowers of the Bank as of ____________, 1997 ("Other Members"); and (v) depositors and borrowers of the Bank's subsidiary capital stock savings bank, which operates the Bank's full service branch offices in Little Rock and Monticello and loan production office in Bryant, Arkansas, as of December 31, 1996 ("Other Customers") in a subscription offering (the "Subscription Offering"). SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE, AND PERSONS WHO ATTEMPT TO TRANSFER THEIR SUBSCRIPTION RIGHTS MAY LOSE THE RIGHT TO PURCHASE STOCK IN THE CONVERSION AND MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS"). During or after the Subscription Offering, shares of the Common Stock not sold in the Subscription Offering may be offered to the general public in a community offering, with preference given to natural persons and trusts of natural persons permanently residing in Calhoun, Cleveland, Dallas, Drew, Grant, Ouachita and Pulaski Counties in Arkansas (the Bank's "Local Community") (the "Community Offering") (the Subscription and Community Offerings are sometimes referred to collectively as the "Offerings"), subject to the right of the Company and the Bank, in their absolute discretion, to reject orders in the Community Offering in whole or in part.


The total number of shares to be issued in the Conversion may be significantly increased or decreased to reflect market and financial conditions at the completion of the Conversion. The aggregate purchase price of such shares will be based on the estimated pro forma market value of the Company and the Bank, as converted, as determined by an independent appraisal. All such shares will be sold for $10.00 per share. IN THE SUBSCRIPTION OFFERING, EACH ELIGIBLE SUBSCRIBER MAY SUBSCRIBE FOR UP TO 20,000 SHARES OF COMMON STOCK PER QUALIFYING DEPOSIT OR LOAN ACCOUNT, PROVIDED THAT THE AGGREGATE MAXIMUM AMOUNT OF THE COMMON STOCK TO BE ISSUED IN THE CONVERSION THAT MAY BE PURCHASED BY ANY PERSON, TOGETHER WITH ASSOCIATES, OR GROUP OF PERSONS ACTING IN CONCERT (OTHER THAN THE
ESOP), IS 25,000 SHARES. NO PERSON MAY PURCHASE FEWER THAN 25 SHARES. See "The Conversion -- Limitations on Purchases of Shares." All directors and executive officers of the Bank as a group (8 persons), including their associates, are expected to purchase approximately 112,500 shares of the Common Stock to be issued in the Conversion (5.6% at the midpoint of the estimated valuation range),
                                                    (continued on reverse side)

THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY. THE SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OTS, THE FDIC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE OTS, THE FDIC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------------
                                                                                Estimated Underwriting
                                                              Purchase              and Other Fees            Estimated Net
                                                             Price (1)             and Expenses (2)            Proceeds (3)
----------------------------------------------------------------------------------------------------------------------------
Per Share (4) . . . . . . . . . . . . . . . . . . . . . .     $10.00                $0.37                      $9.63
----------------------------------------------------------------------------------------------------------------------------
Total Minimum . . . . . . . . . . . . . . . . . . . . . .     $17,000,000           $750,000                   $16,250,000
----------------------------------------------------------------------------------------------------------------------------
Total Midpoint  . . . . . . . . . . . . . . . . . . . . .     $20,000,000           $750,000                   $19,250,000
----------------------------------------------------------------------------------------------------------------------------
Total Maximum . . . . . . . . . . . . . . . . . . . . . .     $23,000,000           $750,000                   $22,250,000
----------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted  . . . . . . . . . . . . . . .     $26,450,000           $750,000                   $25,700,000
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (footnotes on reverse side)

                            TRIDENT SECURITIES, INC.

                The date of this Prospectus is ___________, 1997

(continued from reverse side)

not including 8% (160,000 shares at the midpoint) expected to be purchased by the ESOP or additional shares which might be issued subsequent to the Conversion under a management recognition plan (the "MRP") and a stock option and incentive plan (the "Option Plan") expected to be adopted by the Company. The Bank has retained Trident Securities, Inc. ("Trident Securities") as its financial advisor to provide sales assistance with respect to the Offerings. Trident Securities has agreed to use its best efforts to assist the Company and the Bank in the sale of the Common Stock in the Offerings. Trident Securities is not obligated to purchase any shares of Common Stock in the Offerings. ALL SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND WILL EXPIRE AT __:__ P.M., CENTRAL TIME, ON ____________, 1997, UNLESS EXTENDED BY THE COMPANY FOR UP TO AN ADDITIONAL 45 DAYS (THE "EXPIRATION DATE"). Any shares not sold in the Subscription Offering may be sold in the Community Offering which, if commenced, may terminate as late as ___________, 1997. Subscription rights are exercisable by completing and returning to any office of the Bank an order form, together with full payment for all Common Stock subscribed for at the subscription price stated below or appropriate instructions authorizing withdrawal of such an amount from existing accounts at the Bank. Once such withdrawal has been authorized, the designated withdrawal amount may not be used by a subscriber for any purpose other than to purchase Common Stock for which subscriptions have been made while the Plan of Conversion remains in effect. An executed order form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank. Subscriptions made by check or cash will be held in separate accounts at the Bank (each insured by the FDIC up to the applicable $100,000 limit) and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. In the case of payments to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contractual rate until the date of the completion of the Conversion. If the Conversion is not completed within 45 days after the last day of the Subscription Offering and the OTS consents to an extension of time to complete the Conversion, subscribers will be given the opportunity to continue their orders (in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate) or modify or cancel their subscriptions. If the Conversion is not completed within such period or extended period, all funds held will be promptly returned after completion of the original or extended date together with accrued interest, and all withdrawal authorizations will be terminated.

The Conversion is contingent upon approval of the Plan of Conversion by the Bank's members and the sale of the minimum number of shares offered pursuant to the Plan of Conversion.

Prior to the Conversion, there has been no public market for the Common Stock. There can be no assurance that a stockholder base sufficiently large to create an active and liquid trading market will develop and be maintained subsequent to the Conversion. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq National Market under the symbol "HCBB." However, no assurance can be given that the conditions to such approval will be satisfied or that the shares of Common Stock being offered in the Conversion can be resold at or above the purchase price.

               PROSPECTIVE INVESTORS SHOULD REVIEW AND CONSIDER
                    THE DISCUSSIONS UNDER "RISK FACTORS."

                        -----------------------------

(table on reverse side)

(1) The estimated aggregate value of the Common Stock is based on an independent appraisal by Ferguson & Co., LLP ("Ferguson & Co.") as of December 20, 1996. Based on such appraisal, the Company has determined to offer up to 2,645,000 shares for $10.00 per share. The final aggregate value will be determined at the time of closing of the offering and is subject to change due to changing market conditions and other factors. If a change in the final valuation is required, an appropriate adjustment will be made in the number of shares being offered within a range from 1,700,000 shares at the minimum of the estimated valuation range to 2,645,000 shares at 15% above the maximum of the estimated valuation range. The aggregate purchase price of the Common Stock sold in the Conversion will not be below $17,000,000 and will not exceed $26,450,000 without a resolicitation of subscribers. Such upward or downward adjustment will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of the Company.

(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees and reimbursable expenses to be paid to Trident Securities in connection with the Offerings. Trident Securities may be deemed to be an underwriter, and certain amounts to be paid to Trident Securities may be deemed to be underwriting compensation, for purposes of the Securities Act of 1933, as amended ("Securities Act"). The Bank has agreed to indemnify Trident Securities against certain liabilities arising out of its services as financial advisor.

(3) Includes the ESOP's expected purchase of 8% of the shares sold in the Conversion with funds borrowed from the Company. Does not reflect the MRP's possible purchase of a number of additional newly issued shares equal to 4% of the shares to be issued in the Conversion, within the year following the Conversion. See "Capitalization" and "Pro Forma Data."

(4) At the midpoint; estimated net proceeds per share at the minimum, maximum and maximum, as adjusted, would be $9.56, $9.67 and $9.72, respectively.

                                     [MAP]

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus.

HCB BANCSHARES, INC.

                The Company was formed under Oklahoma law in December 1996 at the direction of the Bank for the purpose of becoming a holding company for the Bank as part of its conversion from mutual to stock form. Prior to the Conversion, the Company will not engage in any material operations. After the Conversion, the Company's primary assets will be the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and a note receivable from the ESOP.

                For additional information, see "HCB Bancshares, Inc."

HEARTLAND COMMUNITY
  BANK

                The Bank was organized as a federally chartered mutual savings and loan association named "First Federal Savings and Loan Association of Camden" in 1933, and in 1934 it became a member of the FHLB system and obtained federal deposit insurance. In May 1996, First Federal acquired the former Heritage Bank, FSB, which retained its separate federal savings bank charter and deposit insurance as a wholly owned capital stock subsidiary of First Federal, but whose business operations were fully integrated with those of First Federal. In September 1996, First Federal and Heritage changed their names to Heartland Community Bank (references herein to "Heartland Community Bank" and the "Bank" refer to First Federal and Heritage collectively, or to First Federal separately, as appropriate). In March 1997, Heartland Community Bank updated its federal mutual charter and bylaws and converted from a savings and loan association to a savings bank. On a consolidated basis, the Bank currently operates through six full service banking offices located in Camden (2), Fordyce, Little Rock, Monticello and Sheridan, Arkansas and a loan production office in Bryant, Arkansas. At December 31, 1996, the Bank had total assets of $176.5 million, deposits of $151.3 million and equity of $13.8 million, or 7.8% of total assets.


                The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities and U.S. government and agency securities. The Bank derives its income principally from interest earned on loans, investment securities and other interest-earning assets. The Bank's principal expenses are interest expense on deposits and borrowings and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Dallas.

                Historically, the principal business strategy of the Bank, like most other savings institutions in Arkansas and elsewhere, has been to accept deposits from residents of the communities served by the Bank's branch offices and to invest those funds in single-family mortgage loans to those and other local residents. In this manner, the Bank and countless other independent community-oriented savings institutions operated safely and soundly for generations. In recent years, however, as the banking business nationwide and in the Bank's primary market area in particular has become more competitive, smaller savings institutions like the Bank have come under increasing market pressure either to grow and increase their profitability or to be acquired by a larger institution. Moreover, during this period the Bank's market area experienced limited economic growth.


                In September 1995, the Bank's Board of Directors carefully considered the Bank's historical results of operations, current financial condition and future business prospects and, in consultation with the Bank's executive officers, determined to strengthen the Bank's competitiveness and profitability by concentrating its business strategy as an independent community bank on expanding the Bank's products and services and growing its customer and asset base. Since then, the Bank has actively sought to implement this strategy by adding two new executive officers -- Cameron McKeel as Executive Vice President and William Lyon as Senior Vice President and Chief Lending Officer -- and more than doubling the Bank's total employees, by acquiring the former Heritage Bank, FSB, which added to the Bank's branch network two additional full service offices and a loan production office in the growing and potentially lucrative Little Rock and Monticello banking markets, by upgrading selected branch office facilities, by expanding the types of loans and deposit accounts offered by the Bank, by updating the Bank's name and corporate identity from First Federal Savings and Loan Association of Camden to Heartland Community Bank and, now, by adopting the Plan of Conversion. Throughout this period, the Bank's executive officers have worked with the Bank's directors and with the Bank's entire staff to formulate and effectuate the Bank's current strategic plan.

                On a going forward basis, the Bank's current business strategy, as developed and adopted by all of the Bank's directors, officers and employees, incorporates the following key elements: (i) remaining an independent community-oriented financial institution by continuing to provide the quality service that only a locally based institution and its dedicated staff can deliver, including the possible retention of additional executive officers in the future as the Bank's growth and other needs may warrant; (ii) strengthening the Bank's core deposit base and decreasing interest costs and increasing fee income by expanding the Bank's deposit facilities and products, including the addition and expansion of branch offices, the planned installation of ATMs, the introduction of debit cards and a planned emphasis on attracting consumer demand deposits; (iii) increasing loan yields and fee income while maintaining asset quality by emphasizing the origination of higher yielding and shorter term loans, especially commercial and multi-family real estate loans and consumer and commercial business loans, for the Bank's portfolio while increasingly originating lower yielding longer term single-family residential loans principally for resale to investors; (iv) converting from mutual to stock form and using the capital raised in the Conversion to support the Bank's future growth; and, (v) to complement the Bank's internally generated growth, potentially acquiring one or more banking institutions or other financial companies if attractive opportunities arise. While it is expected that the Bank may experience especially high deposit and loan growth in the relatively high income and growth segments of the Bank's primary market area, particularly in the Sheridan, Monticello, Bryant and, possibly, Little Rock areas, management expects to find significant deposit growth and lending opportunities throughout central Arkansas.

                As federally chartered savings institutions, each of the Bank and its subsidiary savings bank is subject to extensive regulation by the OTS. The lending activities and other investments of each institution must comply with various federal regulatory requirements, and the OTS periodically examines each institution for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. Each institution must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

                See "Business of the Bank," "Regulation" and "Risk Factors."

THE CONVERSION

                The Board of Directors of the Bank adopted the Plan of Conversion, pursuant to which the Bank is converting from a federally chartered mutual savings bank to a federally chartered stock savings bank and simultaneously forming a holding company. Upon Conversion, the Bank will issue all of its outstanding capital stock to the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion.

                The Conversion will strengthen the Bank's relationship with its communities by permitting the customers of the Bank and other members of the communities served by the Bank to purchase an ownership interest in the Bank's holding company. The portion of the net proceeds from the sale of the Common Stock in the Conversion to be distributed to the Bank by the Company will increase the Bank's capital position, which will in turn increase the amount of funds available for lending, investment and repayment of borrowings and provide greater resources to support both current operations and future expansion, including new programs and expanded services, by the Bank. The investment of the net proceeds from the sale of the Common Stock will provide the Company and the Bank with additional income to further increase their respective capital positions. The additional capital may also assist the Bank in offering new programs and expanded services to its customers. The holding company structure will provide greater flexibility than the Bank alone would have for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable the Bank to compete more effectively with other types of financial services organizations. The Company also will be able to use stock-related incentive programs to attract, compensate and retain executive and other personnel for itself and its subsidiaries. In addition, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon the implementation of the MRP and the exercise of stock options under the Option Plan.

THE SUBSCRIPTION AND
  COMMUNITY OFFERINGS

                The shares of Common Stock to be issued in the Conversion are being offered at the purchase price of $10.00 per share in the Subscription Offering pursuant to nontransferable subscription rights in the following order of priority: (1) Eligible Account Holders (i.e., depositors of the Bank as of December 31, 1993);
                (2) the ESOP (i.e., the Company's tax-qualified stock benefit plan), provided that any shares sold in excess of the maximum of the estimated valuation range may be first sold to the ESOP; (3) Supplemental Eligible Account Holders (i.e., depositors of the Bank as of December 31, 1996); (4) Other Members (i.e., depositors and borrower members of the Bank, other than Eligible Account Holders and Supplemental Eligible Account Holders, on ___________, 1997) and (5) Other Customers (i.e., depositors and borrowers of the Bank's subsidiary capital stock savings bank, which operates the Bank's full service branch offices in Little Rock and Monticello and loan production office in Bryant, Arkansas, as of December 31,
                1996). Subscription rights will expire if not exercised by __:__ p.m., Central Time, on ___________, 1997, unless extended (the Expiration Date). THE COMPANY AND THE BANK RESERVE THE ABSOLUTE RIGHT TO REJECT OR ACCEPT ANY ORDERS IN THE COMMUNITY OFFERING, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.


                Subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering may be offered at the same price in the Community Offering to members of the general public. In the Community Offering, preference may be given to natural persons and trusts of natural persons who are permanent residents of the Bank's Local Community.

                Unless permitted by the Company or otherwise required by the OTS, no resolicitation of subscribers or persons who otherwise submit orders will be made because of any change in the number of shares to be issued unless the aggregate purchase price of the shares of the Common Stock to be sold in the Conversion is below $17,000,000 (the minimum of the estimated valuation range, defined below) or is more than $26,450,000 (15% above the maximum of the estimated valuation range), in which case subscribers and such other persons will be offered the opportunity to increase, decrease or rescind their orders.

                The Bank and the Company have engaged Trident Securities as their financial advisor to provide sales assistance in connection with the Offerings. Trident Securities will receive a fee based on the amount of Common Stock sold in the Offerings. Total fees to and expenses of Trident Securities are expected to be approximately $241,000.

                The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Bank. The Plan of Conversion has been approved by the OTS and is subject to the approval of the Bank's members at the Special Meeting to be held on ___________, 1997. The Company expects to receive approval from the OTS to acquire control of the Bank and its subsidiary savings bank subject to satisfaction of certain conditions.

PURCHASE LIMITATIONS

                No person may purchase fewer than 25 shares in the Offerings. In the Subscription Offering, each eligible subscriber may subscribe for up to 20,000 shares of Common Stock per qualifying deposit or loan account, provided that the aggregate maximum number of shares of the Common Stock that may be purchased by any person, together with associates, or group of persons acting in concert (other than the ESOP, which is expected to purchase 8% of the shares) in the Conversion, is 25,000 shares.

                As defined in the Plan of Conversion, the term "associate" generally includes (i) any entity of which a person is an officer, partner or 10% beneficial owner, (ii) any trust or estate in which a person has a substantial beneficial interest or which a person serves as trustee or other fiduciary and
                (iii) any relative or spouse, or relative of such spouse, who has the same home as a person or who is a director of the Company or any of its subsidiaries, and the term "acting in concert" refers to (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal or (ii) a combination or pooling of voting or other interests in the Common Stock for a common purpose. The Company may presume that persons are acting in concert based on the circumstances, including known relationships and previous action in concert.

                The purchase limitation was determined by the Boards of Directors of the Company and the Bank in accordance with the Plan of Conversion in order to encourage a wide distribution of the Common Stock in the Conversion, particularly among the Bank's customers and other persons residing in the communities served by the Bank, without permitting the undue concentration of stock ownership among a few investors. In the event of an oversubscription, shares will be allocated in accordance with the Plan of Conversion. In the event of an increase in the total number of shares up to the number issuable at 15% above the estimated valuation range, the additional shares may be distributed and allocated without the resolicitation of subscribers. See "The Conversion -- Limitations on Purchases of Shares."

STOCK PRICING AND NUMBER
  OF SHARES TO BE ISSUED

                Federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. Ferguson & Co., a firm experienced in valuing savings institutions, has made an independent appraisal of the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion. Ferguson & Co. has determined that as of December 20, 1996 such estimated pro forma market value was $20,000,000. The resulting valuation range in Ferguson & Co.'s appraisal, which under OTS regulations extends 15% below and above the estimated value, is from $17,000,000 to $23,000,000. The Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share. SUCH APPRAISAL IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OR AS ANY FORM OF ASSURANCE THAT, AFTER THE CONVERSION, SUCH SHARES MAY BE RESOLD AT THE PURCHASE PRICE. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, Ferguson & Co. relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and the Company. Ferguson & Co. did not verify the consolidated financial statements provided or independently value the assets of the Bank. The appraisal will be updated immediately prior to the completion of the Conversion.

                The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than 15% above the maximum of the estimated valuation range. Based on the purchase price of $10.00 per share, the total number of shares which may be issued without a resolicitation of subscribers is from 1,700,000 to 2,645,000.

POSSIBLE BENEFITS
  OF CONVERSION TO
  MANAGEMENT

                  ESOP.  The ESOP is expected to purchase 8% of the shares to be issued in the Conversion. These shares will be allocated under the ESOP to all eligible employees as the loan secured by the ESOP shares is repaid.

                  MRP and Option Plan.  At least six months following the
                Conversion, and subject to stockholder approval, the Company is expected to adopt the MRP, under which employees could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion, and the Option Plan, under which employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In anticipation of the implementation of the MRP and Option Plan, and depending on market conditions and other relevant considerations, at any time after the Conversion, including during the first six months thereafter, the Company may form one or more trusts which may purchase and hold some or all of the outstanding or newly issued shares of the Common Stock expected to be awarded in the future to participants under such plans. If the plans are implemented during the year following the Conversion, it is expected that, in accordance with applicable regulatory limitations, 20% of the shares under the MRP and 20% of the options under the Option Plan may be granted to each of the Company's three executive officers, 15% of such shares and options may be granted among other employees of the Company and the Bank, and 5% of such shares and options may be granted to each of the Company's five non-employee directors, upon the implementation of such plans. Under such regulations, at the midpoint of the estimated valuation range, all participants in such plans as a group could receive at no cost to them a total of up to 80,000 shares of the Company's outstanding Common Stock ($800,000 at the $10.00 price per share in the Conversion) as well as options to purchase a total of up to 200,000 shares at an exercise price equal to the value of such shares when the options are granted. If the MRP and/or Option Plan is adopted after the year following the Conversion, the foregoing regulatory restrictions would not apply, but the plans generally would remain subject to the regulatory authority of the OTS, and, so long as the Common Stock is quoted on the Nasdaq National Market, the Company would remain subject to applicable Nasdaq rules, which generally require stockholder approval of stock benefit plans like the MRP and the Option Plan.


                  Employment and Severance Agreements.  The Company and the
                Bank have entered into employment agreements with Vida H. Lampkin, President and Chief Executive Officer, and Cameron D. McKeel, Executive Vice President, and severance agreements with William Lyon, Senior Vice President and Chief Lending Officer. The employment agreements provide for annually renewable terms of three years. The employment and severance agreements provide for the payment to each officer of up to approximately three times his or her salary in the event of, among other things, involuntary termination of employment in connection with, or within one year after, a change in control of the Company or the Bank. The aggregate amounts payable to Mrs. Lampkin and Messrs. McKeel and Lyon, assuming their termination of employment under the foregoing circumstances at December 31, 1996, would have been approximately $200,000, $250,000 and $225,000, respectively.


                See "Management of the Bank -- Certain Benefit Plans and Arrangements."

PROPOSED PURCHASES
  BY DIRECTORS AND
  EXECUTIVE OFFICERS

                Directors and executive officers of the Bank, including all of their associates, as defined in the Plan of Conversion, are expected to purchase approximately 112,500 shares in the Conversion, or 5.6% of the shares to be issued at the midpoint of the estimated valuation range. See "Risk Factors -- Impact of Purchases by Management and Stock Benefit Plans" and "Proposed Purchases by Directors and Executive Officers."

PROSPECTUS DELIVERY
  AND PROCEDURE FOR
  PURCHASING SHARES

                To ensure that each subscriber receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act, no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. The Bank will accept for processing only orders submitted on original order forms. Payment by check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.

                To ensure that eligible subscribers are properly identified as to their stock purchase priorities, as well as for purposes of allocating shares based on their deposit balances in the event of oversubscription, such persons must list all of their deposit and loan accounts at the Bank on the order form.

USE OF PROCEEDS

                The amount of proceeds from the sale of the Common Stock in the Conversion will depend upon the total number of shares actually sold and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. It is anticipated that the net proceeds will be between approximately $16,250,000 and $22,250,000 if the aggregate purchase price is within the estimated valuation range and that the net proceeds will be approximately $25,700,000 if the aggregate purchase price is increased to 15% above the maximum of the estimated valuation range.

                The Company expects to receive OTS approval to purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock under the Plan of Conversion. Assuming the issuance of 2,000,000 shares of the Common Stock at the midpoint of the estimated valuation range, and the purchase of 8% of such shares by the ESOP, it is anticipated that the Bank would receive $9,625,000 in cash, a portion of which would replenish deposits withdrawn to purchase shares in the Conversion, and the Company would retain $8,025,000 in cash and $1,600,000 in the form of a note receivable from the ESOP.

                The cash proceeds retained by the Company initially will be invested in short-term securities and will be available for a variety of corporate purposes, including additional capital contributions, loans to the Bank, future acquisitions and diversification of business, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by the OTS.

                The cash proceeds contributed to the Bank will substantially increase the capital of the Bank. The Bank ultimately intends to use such funds for general corporate purposes, including the origination of loans and possibly the repayment of a portion of the Bank's FHLB advances. Initially, it is expected that the proceeds will be invested in short-term securities. See "Use of Proceeds."

DIVIDENDS

                The Board of Directors currently intends to adopt a policy of paying regular quarterly cash dividends on the Common Stock at an initial annual rate of approximately 2% of the $10.00 per share purchase price of the Common Stock in the Conversion ($0.20 per share), with the first dividend to be declared and paid following the first full quarter of fiscal 1997 (i.e., following September 30, 1997). However, there can be no assurance that dividends will be paid or, if paid initially, will continue to be paid in the future. In addition, from time to time, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividend payments, there can be no assurance that special dividends will ever be paid. The payment of regular or special dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Bank, banking industry trends and general economic conditions justify the payment of dividends. See "Dividends."

MARKET FOR THE
  COMMON STOCK

                Neither the Company nor the Bank has previously issued capital stock. Consequently, there is no market for the Common Stock at this time. There can be no assurance that a stockholder base sufficiently large to create an active and liquid trading market will develop and be maintained. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq National Market under the symbol "HCBB." However, no assurance can be given that the conditions to such approval will be satisfied or that the shares of Common Stock being offered in the Conversion can be resold at or above the purchase price. For additional information, see "Market for the Common Stock."

RISK FACTORS

                Special attention should be given to the matters discussed under "Risk Factors," including (i) market conditions and the absence of a prior market for the Common Stock, (ii) below industry average return on equity after conversion, (iii) possible adverse impacts of interest rates and economic and industry conditions, (iv) the Bank's loan portfolio composition, (v) recent and planned changes in the Bank's management and business strategy, (vi) expected ESOP and MRP compensation expenses, (vii) possible dilutive effects of the MRP and the Option Plan, (viii) potential impacts of purchases of Common Stock by management and stock benefit plans, (ix) charter, bylaw and statutory provisions that could discourage hostile acquisitions of control, (x) Arkansas usury law and
                (xi) possible income tax consequences of distribution of subscription rights.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


         The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The information at December 31, 1996 and for the six months ended December 31, 1996 and 1995 is derived from unaudited financial data but, in the opinion of management of the Bank, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations at that date and for those periods. Information for dates and periods before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date. For additional information, see the consolidated financial statements and related notes appearing elsewhere herein.



SELECTED FINANCIAL CONDITION DATA


                                          At                                          At June 30,
                                      December 31,       ----------------------------------------------------------------------
                                         1996             1996             1995           1994            1993            1992
                                    --------------       ------           ------         ------          ------          ------
Total assets  . . . . . . . . . . .   $ 176,486,743   $171,235,322    $126,987,168    $126,722,704   $ 123,748,431   $ 115,471,970
Loans receivable, net . . . . . . .      96,332,115     84,131,024      55,112,980      53,247,142      50,000,592      50,700,927
Cash and cash equivalents . . . . .       6,595,297     17,291,882       3,125,599       3,054,978       3,527,284       2,941,579
Investment securities:
   Available for sale . . . . . . .      11,563,654      5,279,625         957,500       3,386,625              --              --
   Held to maturity . . . . . . . .              --             --       2,000,000              --         909,600         748,400
Mortgage-backed securities:
    Available for sale  . . . . . .      12,346,944     12,155,199       6,088,450              --              --              --
    Held to maturity  . . . . . . .      40,699,780     45,212,891      57,144,915      64,084,120      66,773,893      58,481,104
Deposits  . . . . . . . . . . . . .     151,265,951    145,919,251     112,005,588     113,350,670     111,771,582     104,301,919
FHLB advances . . . . . . . . . . .      10,000,000     10,000,000              --              --              --              --
Notes payable . . . . . . . . . . .         400,000             --              --              --              --              --
Equity - substantially restricted .      13,779,505     14,228,436      14,270,972      12,860,593      11,472,231      10,137,861



Number of:
   Real estate loans outstanding  .           2,015          1,993           1,507           1,537           1,602           1,667
   Savings accounts . . . . . . . .          14,655         14,163          10,993          11,057          11,006          10,808
   Offices open . . . . . . . . . .               7              6               3               3               3               3

SELECTED OPERATIONS DATA


                                         Six Months Ended
                                            December 31,                                   Year Ended June 30,
                                       -------------------         ---------------------------------------------------------
                                        1996(1)       1995          1996          1995         1994        1993        1992
                                       ---------     ------        ------        ------       ------      ------      ------
Interest income . . . . . . . . .    $6,362,653    $4,822,281   $10,333,181   $ 8,844,782   $8,416,735  $8,492,889   $9,446,035
Interest expense  . . . . . . . .     4,097,920     3,138,909     6,766,598     5,112,481    4,645,404   4,920,251    5,855,192
                                      ---------    ----------   -----------   -----------    ---------   ---------   ----------
Net interest income . . . . . . .     2,264,733     1,683,372     3,566,583     3,732,301    3,771,331   3,572,638    3,590,843
Provision for loan losses . . . .      (143,324)           --       (42,483)           --       (7,500)   (120,000)    (120,000)
                                      ---------    ----------   -----------   -----------   ----------   ---------   ----------
Net interest income after
  provision for loan losses . . .     2,121,409     1,683,372     3,524,100     3,732,301    3,763,831   3,452,638    3,470,843

Noninterest income  . . . . . . .       120,181      (199,917)     (733,652)      196,023      102,212     173,986      256,873
Noninterest expense . . . . . . .     3,173,276       858,013     2,350,658     1,609,691    1,585,401   1,444,384    1,307,592
                                      ---------     ---------    ----------    -----------   ---------   ---------   ----------

Income (loss) before income taxes
  and cumulative effect of change
  in method of accounting
  for income taxes and investment
  securities  . . . . . . . . . .      (931,686)      625,442       399,790     2,318,363    2,280,642   2,182,240    2,420,124

Provision for income taxes
  (benefits)  . . . . . . . . . .      (391,850)      214,480       174,801       966,763      869,756     847,869      909,774
                                      ---------    ----------   -----------   -----------   ----------   ---------   ----------
Income (loss) before cumulative
  effect of change in method of
  accounting for income taxes
  and investment securities . . .      (539,836)      410,962       224,989     1,351,600    1,410,886   1,334,371    1,510,350
Cumulative effect of change in
  method of accounting for
  income taxes  . . . . . . . . .            --            --            --            --      (22,523)         --           --
Cumulative effect of change in
  method of accounting for
  investment securities . . . . .            --            --            --        77,567           --          --           --
                                      ---------    ----------   -----------   -----------   ----------  ----------   ----------
Net income (loss) . . . . . . . .     $(539,836)   $  410,962   $   224,989   $ 1,429,167   $1,388,363  $1,334,371   $1,510,350
                                      =========    ==========   ===========   ===========   ==========  ==========   ==========



---------------
(1) Noninterest expense and, therefore, net income (loss), for the six months ended December 31, 1996 were adversely affected by the imposition of a special deposit insurance assessment in connection with the resolution of the BIF/SAIF capitalization and premium disparity. Absent such assessment, management estimates that noninterest expense would have been approximately $2,292,000 and that net income would have been approximately $15,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SELECTED RATIOS
                                                      At or for the
                                                     Six Months Ended
                                                       December 31,                      At or for the Year Ended June 30,
                                                     ------------------      ------------------------------------------------------
                                                       1996       1995        1996         1995         1994        1993      1992
                                                     -------     ------      ------       ------       ------      ------    ------
PERFORMANCE RATIOS:(1)
  Return on assets (net income (loss) divided
    by average total assets) (2)  . . . . . . . . .   (1.23%)     1.22%       0.16%        1.06%        1.11%       1.10%     1.36%
  Return on average equity (net income (loss)
    divided by average equity) (2)  . . . . . . . .   (15.35)     11.24        1.53         9.82        11.52       12.24     16.11
  Interest rate spread (combined weighted
    average interest rate earned less combined
    weighted average interest rate cost)  . . . . .     2.31       2.04        2.16         2.51         2.66        2.74      2.93
  Net interest margin (net interest income
    divided by average interest-earning assets) . .     2.66       2.56        2.58         2.96         3.03        3.08      3.36
  Ratio of average interest-earning assets
    to average interest-bearing liabilities . . . .   107.21     110.93      108.47       111.22       110.06      108.09    118.09
  Ratio of noninterest expense to average
    total assets  . . . . . . . . . . . . . . . . .     1.80       0.64        1.64         1.26         1.25        1.19      1.18

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets
    at end of period  . . . . . . . . . . . . . . .     0.21       0.18        0.14         0.23         0.37        0.35      0.26
  Nonperforming loans to total loans
    at end of period  . . . . . . . . . . . . . . .     0.59       0.46        0.20         0.29         0.27        0.62      0.50
  Allowance for loan losses to total
    loans at end of period  . . . . . . . . . . . .     1.47       1.18        1.53         1.33         1.37        1.45      1.23
  Allowance for loan losses to nonperforming
    loans at end of period  . . . . . . . . . . . .     2.49x      2.59x       7.69x        4.41x        5.08x       2.36x     2.45x
  Provision for loan losses to total loans
    at end of period(1) . . . . . . . . . . . . . .     0.30%       -- %       0.05%         -- %         -- %       0.24%     0.23%
  Net charge-offs to average loans outstanding(1) .     0.01        --         0.02          --          0.04        0.04      0.08

CAPITAL RATIOS:
  Equity to total assets at end of period  . . . . .    7.81      10.43        8.31        11.25        10.15        9.27      8.78
  Average equity to average assets . . . . . . . . .    7.96      10.86       10.25        10.76         9.66        9.02      8.46
--------------


(1)  Annualized.


(2) Before cumulative effect adjustment. Returns on assets and equity for the six months ended December 31, 1996 were adversely affected by the imposition of a special deposit insurance assessment in connection with the resolution of the BIF/SAIF capitalization and premium disparity. Absent such assessment, management estimates that return on assets would have been approximately 0.02% and that return on average equity would have been approximately 0.21%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATORY CAPITAL COMPLIANCE

         At December 31, 1996, the Bank and its subsidiary savings bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's consolidated regulatory capital at that date. For additional information, see "Historical and Pro Forma Regulatory Capital Compliance" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."


                                                                                             Percent of
                                                                              Amount         Assets (1)
                                                                              ------         --------
                                                                                (Dollars in Thousands)
         Tangible capital . . . . . . . . . . . . . . . . . . . . . . .     $     11,718         6.72%
         Tangible capital requirement . . . . . . . . . . . . . . . . .            2,616         1.50
                                                                            ------------        -----
           Excess . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      9,102         5.22%
                                                                            ============       ======

         Core capital . . . . . . . . . . . . . . . . . . . . . . . . .     $     11,718         6.72%
         Core capital requirement . . . . . . . . . . . . . . . . . . .            5,233         3.00
                                                                            ------------       ------
           Excess . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      6,485         3.72%
                                                                            ============       ======

         Total regulatory capital . . . . . . . . . . . . . . . . . . .     $     12,747        15.57%
         Risk-based capital requirement . . . . . . . . . . . . . . . .            6,550         8.00
                                                                            ------------       ------
           Excess . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      6,197         7.57%
                                                                            ============      =======

---------------
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.

                                  RISK FACTORS

         Before investing in the shares of the Common Stock offered by this Prospectus, prospective investors should carefully consider the matters presented below. The shares offered hereby are not savings accounts or deposits and are not insured by the FDIC, the SAIF or any other government agency.

MARKET CONDITIONS AND ABSENCE OF PRIOR MARKET FOR THE COMMON STOCK

         The appraisal of Ferguson & Co. is based upon current conditions in the markets for the common stock of converting and publicly held savings institutions, among other factors. No assurance can be given that persons purchasing shares of the Common Stock in the Conversion will thereafter be able to sell such shares of Common Stock at or above the offering price per share. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

         Prior to the Conversion, no shares of stock have been publicly outstanding. There can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained or that the trading price per share of the Common Stock will equal or exceed the purchase price. See "Market for the Common Stock."

BELOW INDUSTRY AVERAGE RETURN ON EQUITY AFTER CONVERSION

         Return on equity (net income for a given period divided by average equity during the period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Company's post-conversion return on equity initially will be below the average return on equity for publicly held thrift institutions and their holding companies. See "Selected Consolidated Financial Information and Other Data" for information regarding the Bank's historical return on equity and "Capitalization" for information regarding the Company's pro forma consolidated capitalization as a result of the Conversion. In addition, the expenses associated with the ESOP and the MRP (see "Pro Forma Data"), along with other post-conversion expenses, are expected to contribute to reduced earning levels. Over time, the Bank intends to deploy the net proceeds from the Conversion to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity competitive with the average for publicly traded thrift institutions and their holding companies. This goal could take a number of years to achieve, and no assurances can be given that this goal can be attained. Consequently, investors should not expect a return on equity which will meet or exceed the average return on equity for publicly traded thrift institutions for the foreseeable future.

POSSIBLE ADVERSE IMPACT OF INTEREST RATES AND ECONOMIC AND INDUSTRY CONDITIONS


         The savings institution industry is vulnerable to fluctuations in market interest rates, and, like most savings institutions, the Bank's net interest margin is affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. At December 31, 1996, the Bank's total interest-bearing liabilities maturing or repricing within one and five years exceeded its total interest-earning assets maturing or repricing in the same periods, and the Bank's cumulative one-and five-year gap ratios totalled negative 25.42% and 22.95%, respectively, and, based on information provided by the OTS as of September 30, 1996, it was estimated that the Bank's consolidated NPV (the net present value of the Bank's cash flows from assets, liabilities and off-balance sheet items) would decrease approximately 14%, 30%, 46% and 64% in the event of 1%, 2%, 3% and 4% increases in market interest rates, respectively. These calculations indicate that the Bank's net interest income and portfolio value could be significantly exposed to increases in interest rates. In a rising interest rate environment, the Bank's net interest income could be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect could be compounded, because the prepayment speeds of the Bank's long-term fixed-rate assets would decrease in a rising interest rate environment. For additional information, see

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

         Significant and rapid changes have occurred in the savings institution industry in recent years, and the future of the industry is subject to various uncertainties. The traditional role of savings institutions as the nation's primary housing lenders has diminished, and savings institutions are subject to increasing competition for deposits and loans from commercial banks, mortgage bankers, mutual funds and other financial companies. In addition, the companies competing against savings institutions frequently are substantially larger, with much greater resources to attract and serve customers. The ability of savings institutions to diversify into lending activities other than real estate lending has been limited by federal regulations adopted in an attempt to strengthen an industry which has in the past exhibited, and continues to exhibit, weaknesses. The savings institution industry also faces an uncertain regulatory environment in which applicable laws, regulations and enforcement policies may be subject to significant change. For additional information, see "Business of the Bank" and "Regulation."

LOAN PORTFOLIO COMPOSITION


         Construction, Commercial and Multi-Family Real Estate, Consumer and Commercial Business Loans. At December 31, 1996, the Bank's loan portfolio included $1,761,304 of one- to four-family residential construction loans, $24,441,991 of commercial and multi-family real estate loans, $7,523,420 of consumer loans and $1,023,482 of commercial business loans, which loans represented 37.7% of the Bank's total gross loans. Construction lending, commercial and multi-family real estate lending, consumer lending and commercial business lending generally are viewed as exposing a lender to a greater risk of loss than one- to four-family lending. Construction loans pose risks associated with the construction process and the quality of the resulting property. Commercial and multi-family real estate loans typically involve large amounts, and repayment generally is dependent on cash flows from the properties. Consumer loans may be unsecured or secured by property subject to depreciation or confiscation. Commercial business loans may be secured by collateral that is difficult to value or liquidate. While the Bank's losses on these types of loans have been minimal in recent years, and management maintains loan loss reserves for perceived risks of loss on these loans, during the past year management has substantially increased the Bank's portfolio of these loans because of their relatively high yields and short maturities, and the Bank could incur substantial losses on these types of loans in the future. See "-- Recent and Planned Changes in Management and Business Strategy" and "Business of the Bank."


         Adjustable Rate Loans. At December 31, 1996, the Bank's loan portfolio included $27,941,384 of loans with adjustable rates of interest. Adjustable rate loans generally pose the risk that as interest rates rise, the underlying payment of the borrower rises, thereby increasing the potential for loan delinquencies and loan losses. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. While the Bank's losses on this type of loan have not been significant, and management maintains loan loss reserves for perceived risks of loss on these loans, in the event of substantial and prolonged increases in market interest rates the Bank could incur significant losses on these loans in the future.
See "Business of the Bank."


         Loans Secured by Properties Inside and Outside Primary Market Area.
At December 31, 1996, most of the Bank's loans were secured by properties located in southern and central Arkansas. The concentration of so many loans secured by properties within such a limited area presents risks that adverse changes in local economic, employment or other conditions could lead to widespread increases in loan delinquencies and losses. In addition, several counties in the Bank's primary market area have experienced limited economic growth in recent years, with low or negative population growth and relatively high unemployment rates and modest levels of household income. At December 31, 1996, the Bank also had a substantial portfolio of loans secured by commercial and multi-family properties in localities outside of the Bank's primary market area, most of which were originated through one loan broker. These loans included 63 loans totalling $13.9 million secured by properties outside central Arkansas. The dispersion of such a substantial amount of commercial real estate loans outside the Bank's primary market area and their origination through a single loan broker presents risks that nonlocal business or other conditions or developments unfamiliar to the Bank's staff could result in increases in loan delinquencies and losses. For additional information, see "Business of the Bank -- Market Area" and Note 16 of the Notes to Consolidated Financial Statements.



         Non-Performing Loans. At December 31, 1996, the Bank's assets included approximately $310,364 of accruing loans past due 90 days or more, $568,356 of nonaccruing loans, $120,537 of foreclosed real estate, $289,956 of loans modified in troubled debt restructurings and $3,078,350 of other loans with identified credit risks, which assets totalled approximately $4,367,563, or 2.4% of the Bank's total assets, and the Bank's aggregate allowances for losses on loans and foreclosed real estate totalled approximately $1,413,666, or 26.9% of such assets. While the Bank's losses on nonperforming assets have been minimal in recent years, there can be no assurance that the Bank's allowances for losses will be adequate to absorb all losses that may be experienced by the Bank or that, in the future, the Bank's regulators or prevailing financial and economic conditions will not result in substantial charge-offs or increases in loss allowances. In such event, the financial condition and profitability of the Bank and the Company could be negatively affected. See "Business of the Bank -- Lending Activities -- Asset Classification, Allowances for Losses and Nonperforming Assets."



         Substantial Lending Relationships. At December 31, 1996, the Bank had loans outstanding to two borrowers or groups of affiliated borrowers with aggregate outstanding balances in excess of $1,000,000 and loans outstanding to another seven borrowers or groups of affiliated borrowers in excess of $500,000 each. These nine lending relationships totalled $6.8 million, or 7.0% of the Bank's total loans. While the largest of these lending relationships totalled less than half of the maximum amount permitted under applicable regulatory limitations, as a result of their size in relation to the Bank's size and profitability, these loans present more risk to the Bank than smaller loans, because adverse circumstances among a relatively small number of borrowers could have a disproportionate adverse effect on the Bank. At December 31, 1996, none of these loans was nonperforming. See "Business of the Bank -- Lending Activities -- Commercial and Multi-Family Real Estate Lending" and "Regulation -- Regulation of the Bank -- Limits on Loans to One Borrower."


RECENT AND PLANNED CHANGES IN MANAGEMENT AND BUSINESS STRATEGY


         Until a little over a year ago, the principal business strategy of the Bank was to accept deposits from residents of the communities served by the Bank's branch offices and to invest those funds in single-family mortgage loans to those and other local residents. In September 1995, in light of the limited economic growth and increasing competitiveness of the single-family mortgage lending business in the Bank's primary market area, the Bank's Board of Directors determined to concentrate its business strategy as an independent community bank on expanding the Bank's products and services and growing its customer and asset base. Since then, the Bank has actively sought to implement this strategy by, among other things, (i) greatly expanding its management and staff, (ii) acquiring the former Heritage Bank, FSB, (iii) undertaking substantial branch office construction and renovation projects and (iv) greatly expanding the types of loans and deposit accounts offered by the Bank. The Bank's current business strategy is to achieve substantial growth and profitability by, among other things, (i) decreasing interest costs and increasing fee income by expanding the Bank's deposit facilities and products,
(ii) increasing loan yields and fee income by emphasizing the origination of higher yielding and shorter term loans, especially commercial and multi-family real estate loans and consumer and commercial business loans, while increasingly originating lower yielding longer term single-family residential loans principally for resale to investors, (iii) converting from mutual to stock form and using the capital raised in the Conversion to support the Bank's future growth and, (iv) to complement the Bank's internally generated growth, potentially acquiring one or more banking institutions or other financial companies if attractive opportunities arise. Each of these initiatives at the Bank, and in particular all of them together, introduce new risks for the Bank as it goes forward. The Bank's future performance will depend upon the successful implementation of these initiatives. The Bank will be highly dependent upon the new management team's ability to efficiently implement these changes, and to do so in a safe and sound manner. The Bank's future financial condition and profitability will be highly dependent on the costs of building the banking facilities and developing the operational structure necessary to implement the recent and planned large scale changes in the Bank's deposit gathering and loan making activities. Finally, if the Bank makes any acquisitions of any other financial institutions, those transactions could have substantial effects on the Bank's capitalization and business which cannot be foreseen at this time. There can be no assurance that the Bank's business strategy, as reflected in the recent and planned changes in the Bank's management, business activities and investments in banking facilities, will be fully implemented, that such implementation will occur on a timely and cost effective basis or that the strategy will result in improvements in the Bank's competitiveness or profitability. Prospective investors should carefully consider the Bank's historical and current business strategies when determining whether to purchase shares of the Common Stock. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of the Bank" and "Additional Information."

ESOP AND MRP COMPENSATION EXPENSE

         American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. If the Common Stock appreciates in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. In addition, SOP 93-6 requires that, for the purpose of computing primary and fully diluted earnings per share, ESOP shares that have not been committed to be released are not considered outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards." In addition, the implementation of the MRP will require the recognition of compensation expense in the amount of the fair market value of the shares awarded under the plan, pro rated over the years during which vesting occurs. While it is impossible to determine at this time the exact effects of these on future net income and net income per share, for pro forma information which includes assumptions with respect to the effects of these plans, including under SOP 93-6, on net income and stockholders' equity, see "Pro Forma Data."

POSSIBLE DILUTIVE EFFECT OF MRP AND OPTION PLANS


         It is expected that, following the consummation of the Conversion, the Company will adopt the Option Plan and the MRP, both of which would be subject to stockholder and regulatory approval, and that such plans would be considered and voted upon at the Company's first annual meeting of stockholders after the Conversion. Under the MRP, employees could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion, and under the Option Plan employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Under these plans, the shares issued to participants could be newly issued shares or, subject to regulatory restrictions, shares repurchased in the market. In the event the shares issued under these plans consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. At the midpoint of the estimated valuation range, if all shares under these plans were newly issued and the exercise price for the option shares were equal to the price per share in the Conversion, the number of outstanding shares of Common Stock would increase from 2,000,000 to 2,280,000, thereby reducing the proportionate voting rights of stockholders by approximately 12.28%, the pro forma book value per share of the outstanding Common Stock at December 31, 1996 and June 30, 1996 would decrease from $15.32 and $15.54 to $14.66 and $14.86, respectively, and the pro forma net income per share of the outstanding Common Stock for the fiscal year ended June 30, 1996 would decrease less than $0.01. These plans are required to be approved by the Company's stockholders prior to implementation. See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Arrangements -- Management Recognition Plan" and "-- Stock Option and Incentive Plan."


POTENTIAL IMPACT OF PURCHASES BY MANAGEMENT AND STOCK BENEFIT PLANS

         The 112,500 shares of Common Stock expected to be purchased by members of management in the Conversion, combined with the shares expected to be awarded or sold to plan participants under the ESOP, the MRP and the Option Plan, could result in management controlling approximately 27.6% of the outstanding shares of the Common Stock at the midpoint of the estimated valuation range (assuming the shares issued under the MRP and the Option Plan are treasury shares) and could permit management to benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Certificate of Incorporation and Bylaws, that may tend to promote the continuity of existing management. If the members of management were to act in concert with each other, they could have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors and could effectively exercise veto power in matters requiring the approval of two-thirds or more of the Company's outstanding Common Stock, such as certain business combinations. Management might thus have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of the Common Stock and might have veto power over actions that such holders may deem to be in their best interests. See "Pro Forma Data," "Proposed Purchases by Directors and Executive Officers," "Management of the Bank -- Certain Benefit Plans and Arrangements," "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition of the Company and the Bank" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

CERTIFICATE OF INCORPORATION AND BYLAW AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

         The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: the classification of the terms of the members of the Board of Directors; supermajority provisions for the approval of certain business combinations; denial of cumulative voting by stockholders in the election of directors; certain provisions relating to meetings of stockholders; restrictions on the acquisition of the Company's equity securities; and provisions allowing the Board to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The Certificate of Incorporation also authorizes the issuance of shares of serial preferred stock as well as additional shares of Common Stock. These shares could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

         In addition, Oklahoma law provides for numerous restrictions on acquisition of the Company, and federal law contains various restrictions on the acquisition of control of savings institutions or their holding companies, particularly during the period following a conversion to stock form. Under the OTS' change in control regulations generally, and subject to the right to rebut the presumption under certain circumstances, a company or person is deemed to have acquired conclusive control of an institution if the person or company, directly or indirectly, acquires any combination of voting stock and irrevocable proxies representing more than 25% of any class of voting stock of the savings institution or controls in any manner the election of a majority of the directors of the savings institution. Additionally, a person or company that acquires more than 10% of any class of voting stock of an institution through either revocable or irrevocable proxies will be presumed under these regulations to have acquired control of the institution if, in addition to this percentage of stock, the person or company is subject to one of certain "control factors" which relate to, among other things, the level of the person's or entity's stock ownership or other economic interest in the institution, the extent to which the person or entity exercises voting and/or dispositive power over the shares held and whether the person or entity occupies a policymaking position with the institution.

         These Certificate of Incorporation, Bylaw, statutory and regulatory provisions, as well as certain other provisions of state and federal law and certain provisions in the Company's and the Bank's employee benefit plans and arrangements, may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Company otherwise might receive a substantial premium for their shares over then-current market prices. For a detailed discussion of those provisions, see "Management of the Bank -- Certain Benefit Plans and Arrangements," "Description of Capital Stock," "Certain Restrictions on Acquisition of the Company and the Bank" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

ARKANSAS USURY LAW

         The Interest Rate Control Amendment ("Constitutional Amendment") to the Constitution of the State of Arkansas, which was adopted in 1982, provides, in summary, that "consumer loans and credit sales" have a maximum percentage limitation of 17% per annum and that all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loan was made. In 1983, the Arkansas Supreme Court determined that "consumer loans and credit sales" are "general loans" and thus are subject to the limitation of 5% over the Federal Reserve Discount Rate, as well as a maximum limitation of 17% per annum. (However, federal law has preempted Arkansas law for loans secured by a first mortgage on residential real estate and for loans guaranteed by the Small Business Administration.) The Constitutional Amendment also provided penalties for usurious "general loans" and "consumer loans and credit sales," including forfeiture of all principal and interest on "consumer loans and credit sales" made at a greater rate of interest than 17% per annum, and, forfeiture of uncollected interest and refund to the borrower of twice the interest collected on "general loans" made at a usurious rate.

POSSIBLE INCOME TAX CONSEQUENCES OF DISTRIBUTION OF SUBSCRIPTION RIGHTS

         If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Bank and to Other Customers of the Bank's subsidiary savings bank were deemed to have an ascertainable value, receipt of such rights could be taxable to recipients who exercise the subscription rights in an amount equal to such value, and the Bank could recognize a gain on such distribution. Whether subscription rights are considered to have any ascertainable value is an inherently factual determination. The Bank has received an opinion of Ferguson & Co. that such rights have no value. The opinion of Ferguson & Co. is not binding on the Internal Revenue Service ("IRS"). See "The Conversion -- Principal Effects of Conversion on Depositors and Borrowers of the Bank -- Tax Effects."

                              HCB BANCSHARES, INC.

         HCB Bancshares, Inc. was incorporated under the laws of the State of Oklahoma in December 1996 at the direction of the Board of Directors of the Bank for the purpose of serving as a savings institution holding company of the Bank and its subsidiary savings bank upon the acquisition of all of the capital stock to be issued by the Bank upon the Conversion. The Company expects to receive approval from the OTS to acquire control of the Bank and its subsidiary savings bank subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and a note receivable from the ESOP. The Company's principal business will be the business of the Bank.

         The holding company structure will permit the Company to expand the financial services currently offered through the Bank. As a holding company, the Company will have greater flexibility than the Bank to diversify its business activities through existing or newly formed subsidiaries or through acquisition or merger with other financial institutions. The Company will be classified as a multiple savings institution holding company and will be subject to regulation by the OTS. As long as the Company remains a multiple savings institution holding company, the Company will be subject to regulatory restrictions on the activities in which it and its non-savings institution subsidiaries may engage. See "Regulation -- Regulation of the Company -- Activities Restrictions."

         The Company's executive offices are located at 237 Jackson Street, Camden, Arkansas 71701-0878, and its telephone number is (501) 836-6841.

                            HEARTLAND COMMUNITY BANK


         Heartland Community Bank was organized as a federally chartered mutual savings and loan association named "First Federal Savings and Loan Association of Camden" in 1933, and in 1934 it became a member of the FHLB system and obtained federal deposit insurance. In May 1996, First Federal acquired the former Heritage Bank, FSB, which retained its separate federal savings bank charter and deposit insurance as a wholly owned subsidiary of First Federal (in order to facilitate possible future branch expansion, in the event the Bank ever becomes subject to Arkansas branching restrictions, which are based on the home office location of each separately chartered banking institution), but whose business operations were fully integrated with those of First Federal.
In September 1996, First Federal and Heritage changed their names to Heartland Community Bank. The Bank itself currently operates through four full service banking offices located in Camden (2), Fordyce and Sheridan, Arkansas, and its subsidiary savings bank operates through two full service banking offices located in Little Rock and Monticello, Arkansas and a loan production office in Bryant, Arkansas. At December 31, 1996, the Bank had total assets of $176.5 million, deposits of $151.3 million and equity of $13.8 million, or 7.8% of total assets.



         Historically, the principal business strategy of the Bank, like most other savings institutions in Arkansas and elsewhere, has been to accept deposits from residents of the communities served by the Bank's branch offices and to invest those funds in single-family mortgage loans to those and other local residents. In this manner, the Bank and countless other independent community-oriented savings institutions operated safely and soundly for generations. In recent years, however, as the banking business nationwide and in the Bank's primary market area in particular has become more competitive, smaller savings institutions like the Bank have come under increasing market pressure either to grow and increase their profitability or to be acquired by a larger institution. Moreover, during this period the Bank's market area experienced limited economic growth.


         In September 1995, the Bank's Board of Directors carefully considered the Bank's historical results of operations, current financial condition and future business prospects and, in consultation with the Bank's executive officers, determined to strengthen the Bank's competitiveness and profitability by concentrating its business strategy as an independent community bank on expanding the Bank's products and services and growing its customer and asset base. Since then, the Bank has actively sought to implement this strategy by adding two new executive officers -- Cameron McKeel as Executive Vice President and William Lyon as Senior Vice President and Chief Lending Officer -- and more than doubling the Bank's total employees, by acquiring the former Heritage Bank, FSB, which added to the Bank's branch network additional branches in the growing and potentially lucrative Little Rock and Monticello banking markets, by upgrading selected branch office facilities, by expanding the types of loans and deposit accounts offered by the Bank, by updating the Bank's name and corporate identity from First Federal Savings and Loan Association of Camden to Heartland Community Bank and, now, by adopting the Plan of Conversion. Throughout this period, the Bank's executive officers have worked with the Bank's directors and with the Bank's entire staff to formulate and effectuate the Bank's current strategic plan.

         On a going forward basis, the Bank's current business strategy, as developed and adopted by all of the Bank's directors, officers and employees, incorporates the following key elements: (i) remaining an independent community-oriented financial institution by continuing to provide the quality service that only a locally based institution and its dedicated staff can deliver, including the possible retention of additional executive officers in the future as the Bank's growth and other needs may warrant; (ii) strengthening the Bank's core deposit base and decreasing interest costs and increasing fee income by expanding the Bank's deposit facilities and products, including the addition and expansion of branch offices, the planned installation of ATMs, the introduction of debit cards and a planned emphasis on attracting consumer demand deposits; (iii) increasing loan yields and fee income while maintaining asset quality by emphasizing the origination of higher yielding and shorter term loans, especially commercial and multi-family real estate loans and consumer and commercial business loans, for the Bank's portfolio while increasingly originating lower yielding longer term single-family residential loans principally for resale to investors; (iv) converting from mutual to stock form and using the capital raised in the Conversion to support the bank's future growth; and, (v) to complement the Bank's internally generated growth, potentially acquiring one or more banking institutions or other financial companies if attractive opportunities arise. While it is expected that the Bank may experience especially high deposit and loan growth in the relatively high income and growth segments of the Bank's primary market area, particularly in the Sheridan, Monticello, Bryant and, possibly, Little Rock areas, management expects to find significant deposit growth and lending opportunities throughout central Arkansas.

         As federally chartered savings institutions, each of the Bank and its subsidiary savings bank is subject to extensive regulation by the OTS. The lending activities and other investments of each institution must comply with various federal regulatory requirements, and the OTS periodically examines each institution for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. Each institution must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         For additional information, see "Business of the Bank" and "Regulation."

                                USE OF PROCEEDS

         The amount of proceeds from the sale of the Common Stock in the Conversion will depend upon the total number of shares actually sold, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $20,000,000 of Common Stock (the midpoint of the estimated valuation range), the net proceeds from the sale of the Common Stock are estimated to be approximately $19,250,000. The Company expects to receive OTS approval to purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for at least 50% of the net proceeds from sale of Common Stock under the Plan of Conversion. Based on the foregoing assumption, and the purchase of 8% of the shares to be issued in the Conversion by the ESOP, it is anticipated that the Bank would receive $9,625,000 in cash, a portion of which would replenish deposits withdrawn to purchase shares in the Conversion, and the Company would retain $8,025,000 in cash and $1,600,000 in the form of a note receivable from the ESOP.

          The cash proceeds retained by the Company initially will be invested in short-term securities and will be available for a variety of corporate purposes, including additional capital contributions, loans to the Bank, future acquisitions and diversification of business, dividends to stockholders and future repurchases of the Common Stock to the extent not prohibited by the OTS. For additional information, see "Dividends" and "Business of the Bank."

         The proceeds contributed to the Bank will ultimately become part of the Bank's general corporate funds to be used for its business activities, which will include the origination of loans and possibly the repayment of a portion of the Bank's FHLB advances. Initially, it is expected that the proceeds will be invested in short-term securities. The availability of the proceeds to the Bank for the payment of dividends to the Company will be limited by regulatory restrictions on capital distributions by the Bank. Due to the limited nature of the Company's business activities, the Company believes that the offering proceeds retained after the Conversion will be adequate to meet the Company's financial needs until dividends are paid by the Bank; however, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity," "Business of the Bank," "Regulation -- Regulation of the Bank -- Dividend Restrictions" and "Management of the Bank -- Certain Benefit Plans and Arrangements -- Management Recognition Plan."

         Set forth below are the estimated net proceeds to the Company, assuming the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the estimated valuation range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following table are based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering, as follows: (a) 8% will be sold to the ESOP, and 112,500 shares will be sold to directors, executive officers and their associates (as defined in the Plan of

Conversion), for which commissions will not be paid, and (b) the remaining shares will be sold to others in the Subscription Offering, for which estimated fees and expenses of $241,000 would be paid to Trident Securities; and (ii) other conversion expenses would be approximately $509,000. Actual expenses may vary from those estimated, because the fees paid will depend upon the total number of shares sold in the Subscription and Community Offerings and other factors.

                                                                                            Maximum, as
                                                           Minimum of       Midpoint of     Maximum of         Adjusted, of
                                                        1,700,000 Shares 2,000,000 Shares 2,300,000 Shares   2,645,000 Shares
                                                           at $10.00         at $10.00       at $10.00           at $10.00
                                                           Per Share         Per Share       Per Share           Per Share
                                                           ---------         ---------       ---------           ---------
Gross offering proceeds . . . . . . . . . . . . . . .    $17,000,000       $20,000,000     $23,000,000          $26,450,000
Less estimated offering expenses  . . . . . . . . . .        750,000           750,000         750,000              750,000
                                                         -----------       -----------     -----------          -----------
   Estimated net offering
    proceeds  . . . . . . . . . . . . . . . . . . . .     16,250,000        19,250,000      22,250,000           25,700,000
Less:  ESOP . . . . . . . . . . . . . . . . . . . . .      1,360,000         1,600,000       1,840,000            2,116,000
       MRP(1) . . . . . . . . . . . . . . . . . . . .        680,000           800,000         920,000            1,058,000
                                                         -----------       -----------     -----------          -----------
   Estimated investable net
    proceeds  . . . . . . . . . . . . . . . . . . . .    $14,210,000       $16,850,000     $19,490,000          $22,526,000
                                                         ===========       ===========     ===========          ===========

----------------

(1) Assuming number of shares equal to 4% of the shares to be issued in the Conversion is purchased at the price per share in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. See "Pro Forma Data."

                                   DIVIDENDS

         The payment of dividends on the Common Stock will be subject to determination and declaration by the Board of Directors of the Company. The Board of Directors currently intends to establish a policy of paying regular quarterly cash dividends on the Common Stock at an initial annual rate of 2.0% of the $10.00 per share purchase price of the Common Stock in the Conversion ($0.20 per share), with the first dividend to be declared and paid following the first full quarter of fiscal 1997 (i.e., following September 30, 1997). In addition, from time to time, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. The payment of dividends, however, will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Bank, banking industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future. Further, the OTS currently has a policy against permitting the Company to pay a dividend that would qualify for exemption from federal income taxation as a return of capital during the year following the Conversion. While the Board of Directors has no current plans to pay a return of capital dividend, investors should consider the possible effect of the payment of such a dividend when making their investment decision.

         Since the Company initially will have no significant source of income other than dividends from the Bank, principal and interest payments on the note receivable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in part upon the amount of the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Unlike the Bank, the Company generally is not subject to regulatory restrictions on the payment of dividends to stockholders. Under Oklahoma law, the Company is generally permitted to pay dividends out of its surplus, or, if there is no surplus, out of its net profits for the then-current or the preceding fiscal year or both. Assuming the issuance of 2,000,000 shares of the Common Stock at the midpoint of the estimated valuation range, and based on the assumptions set forth under "Use of Proceeds," it is estimated that the Company would retain approximately $8,025,000 in cash proceeds which would be available for the payment of dividends and for other corporate purposes and that the Bank would receive approximately $9,625,000 in cash proceeds, a portion of which would replenish deposits withdrawn to purchase shares in the Conversion and a portion of which could be available for the payment of dividends to the Company under current OTS regulations. All capital distributions by the Bank are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Bank's Eligible Account Holders at the time of the Conversion and adjusted downward thereafter. For additional information, see "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements" and " -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account."

                          MARKET FOR THE COMMON STOCK

         The Company has never issued Common Stock to the public.
Consequently, there is no established market for the Common Stock. An active and liquid public trading market for the securities of any issuer, including the Common Stock of the Company, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq National Market under the symbol "HCBB" upon the successful closing of the Conversion, subject to certain conditions which the Company and the Bank believe will be met, including a minimum market capitalization and minimum numbers of market makers and stockholders of record. Trident Securities has agreed to make a market for the Common stock following consummation of the Conversion and will assist the Company in seeking to encourage at least one additional market maker to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. While the Company anticipates that prior to the completion of the Conversion it will be able to obtain the commitment from at least one additional broker-dealer to act as market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. As a result, due to the size of the offering, there can be no assurance that the conditions to the Nasdaq National Market conditional approval will be satisfied or that an active and liquid trading market will develop or be maintained. If for any reason the Common Stock does not qualify for quotation on the Nasdaq National Market, then management expects the Common Stock to qualify for quotation on the Nasdaq Small-Cap Market, although there can be no assurance. In addition, no assurance can be given that the trading price per share of the Common Stock will equal or exceed the purchase price. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby.

         The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. For additional information, see "Risk Factors -- Market Conditions and Absence of Prior Market for the Common Stock."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information regarding the approximate number of shares of the Common Stock intended to be purchased by each of the directors and executive officers of the Bank, including each such person's associates, and by all directors and executive officers as a group, including all of their associates, and other related information. For purposes of the following table, it has been assumed that 2,000,000 shares of the Common Stock will be sold at $10.00 per share, the midpoint of the estimated valuation range (see "The Conversion -- Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                                          Percent      Aggregate Purchase
Name and Position                                                        Total               of             Price of
with the Bank                                                           Shares             Total       Proposed Purchases
-------------                                                           ------             -----       ------------------
Vida H. Lampkin                                                          25,000            1.25%           $   250,000
  Chairman of the Board, President and
  Chief Executive Officer

Cameron P. McKeel                                                        15,000             *                  150,000
  Executive Vice President and Director

Carl E. Parker, Jr., Director                                            25,000            1.25                250,000

Bruce D. Murry, Director                                                  5,000             *                   50,000

Roy Wayne Moseley, Director                                               7,500             *                   75,000

Lula Sue Silliman, Director                                              10,000             *                  100,000

Clifford Steelman, Director                                              25,000            1.25                250,000

William C. Lyon, Senior Vice President(1)                                    --             --                      --

All directors and executive officers
  as a group (8 persons)                                                112,500             5.6              1,125,000
ESOP(2)                                                                 160,000             8.0              1,600,000
MRP(3)                                                                   80,000             4.0                800,000
                                                                     ----------          ------            -----------
     Total(4)                                                           352,500            17.6%           $ 3,525,000
                                                                     ==========          ======            ===========

---------------------
 *   Less than 1%.
(1) Under applicable regulatory requirements, because his wife is employed by the FDIC, Mr. Lyon is prohibited from purchasing shares of common stock of the Company or of any other depository institution insured by the FDIC or holding company thereof.

(2) Consists of shares that could be allocated to participants in the ESOP, under which executive officers and other employees could be allocated in the aggregate 8% of the Common Stock issued in the Conversion. See "Management of the Bank -- Certain Benefit Plans and Arrangements -- Employee Stock Ownership Plan."

(3) Consists of shares that possibly could be awarded to participants in the MRP, under which directors, executive officers and other employees could be awarded an aggregate number of treasury or newly issued shares equal to 4% of the Common Stock issued in the Conversion (80,000 shares at the midpoint of the estimated valuation range). The dollar amount of the Common Stock to be purchased by the MRP is based on the price per share in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. The MRP is required to be approved by the Company's stockholders prior to implementation. See "Management of the Bank -- Certain Benefit Plans and Arrangements -- Management Recognition Plan."

(4) Does not include shares that possibly could be purchased by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (200,000 shares at the midpoint of the estimated valuation range) at exercise prices equal to the market price of the Common Stock on the date of grant. Shares issued pursuant to the exercise of options could be from treasury or newly issued shares. The Option Plan is required to be approved by the Company's stockholders prior to implementation. See "Management of the Bank -- Certain Benefit Plans and Arrangements -- Stock Option Plan."

                                 CAPITALIZATION


         The following table sets forth information regarding the historical capitalization, including deposits and borrowings, of the Bank at December 31, 1996 and the pro forma consolidated capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the estimated valuation range based upon the assumptions set forth under "Use of Proceeds" and below. For additional financial information regarding the Bank, see the consolidated financial statements and related notes appearing elsewhere herein. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the estimated valuation range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in the Conversion is below the minimum of the estimated valuation range or is above 15% above the maximum of the estimated valuation range. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT THE COMPANY'S PRO FORMA CAPITALIZATION. SEE "USE OF PROCEEDS" AND "THE CONVERSION -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."



                                                                                Pro Forma Consolidated Capitalization of
                                                Capitalization           the Company at December 31, 1996 Based on the Sale of
                                                    of the     -------------------------------------------------------------------
                                                  Bank at      1,700,000 Shares 2,000,000 Shares 2,300,000 Shares 2,645,000 Shares
                                                 December 31,      at $10.00        at $10.00         at $10.00        at $10.00
                                                     1996           Per Share        Per Share        Per Share        Per Share
                                                --------------    ------------     ------------     ------------     ------------
                                                                                   (In thousands)
Deposits(1) . . . . . . . . . . . . . . . . . .  $    151,266      $  151,266     $   151,266       $    151,266     $    151,266
Borrowings  . . . . . . . . . . . . . . . . . .        10,400          10,400          10,400             10,400           10,400
                                                 ------------      ----------     -----------       ------------     ------------
    Total deposits and borrowings . . . . . . .  $    161,666      $  161,666     $   161,666       $    161,666     $    161,666
                                                 ============      ==========     ===========       ============     ============

Capital stock
  Preferred stock, par value $0.01 per share:
    authorized- 5,000,000; outstanding - none .  $         --      $       --     $        --       $         --     $         --
  Common Stock, par value $0.01 per share:
    authorized - 20,000,000; outstanding -
    as shown(2, 3)  . . . . . . . . . . . . . .            --              17              20                 23               26
  Paid-in capital(2, 3) . . . . . . . . . . . .            --          16,233          19,230             22,227           25,674
  Less:  Common Stock acquired by ESOP(4) . . .            --          (1,360)         (1,600)            (1,840)          (2,116)
         Common stock acquired by MRP(3)  . . .            --            (680)           (800)              (920)          (1,058)
  Retained income -- substantially restricted(5)       13,975          13,975          13,975             13,975           13,975
  Unrealized (losses) on available-for-sale
    securities, net of tax  . . . . . . . . . .          (195)           (195)           (195)              (195)            (195)
                                                 ------------      ----------     -----------       ------------     ------------
        Total stockholders' equity  . . . . . .  $     13,780      $   27,990     $    30,630       $     33,270     $     36,306
                                                 ============      ==========     ===========       ============     ============

                                                  (footnotes on succeeding page)

(footnotes continued from preceding page)

--------------
(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.


(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (2,000,000 shares at the midpoint of the estimated valuation range) at exercise prices equal to the market price of the Common Stock on the date of grant. The Option Plan is required to be approved by the Company's stockholders prior to implementation. See "Management of the Bank -- Selected Benefit Plans and Arrangements -- Stock Option and Incentive Plan" and, regarding possible dilution of proportionate voting rights and book value and income per share, "Risk Factors -- Possible Dilutive Effect of MRP and Option Plan."



(3) Assumes a number of outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP. The dollar amount of the Common Stock possibly to be purchased by the MRP is based on the price per share in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. The MRP is required to be approved by the Company's stockholders prior to implementation. In the event the shares issued under the MRP consist of shares of Common Stock newly issued at the price per share in the Conversion, the per share financial condition and results of operations of the Company could be proportionately reduced and to that extent the interests of existing stockholders would be diluted. See "Management of the Bank -- Selected Benefit Plans and Arrangements -- Management Recognition Plan," "Pro Forma Data" and, regarding possible dilution of proportionate voting rights and book value and income per share, "Risk Factors -- Possible Dilutive Effect of MRP and Option Plan."


(4) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. See "Management of the Bank -- Selected Benefit Plans and Arrangements -- Employee Stock Ownership Plan."

(5) The retained income of the Bank is substantially restricted. All capital distributions by the Bank are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Bank's eligible depositors at the time of the Conversion and adjusted downward thereafter. See "Regulation -- Regulation of the Bank -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account."

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE


         The following table sets forth the Bank's historical and pro forma capital position relative to its various minimum statutory and regulatory capital requirements at December 31, 1996. Pro forma data assumes that the Common Stock has been sold as of December 31, 1996 at the minimum, the midpoint, the maximum and 15% above the maximum of the estimated valuation range. For additional information regarding the financial condition and regulatory capital requirements of the Bank and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization," "Pro Forma Data" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements" and the consolidated financial statements and related notes appearing elsewhere herein.



                                                                           Pro Forma at December 31, 1996 Based on the Sale of(1):
                                                                           -------------------------------------------------------
                                                                                Minimum of               Midpoint of
                                                                             1,700,000 Shares         2,000,000 Shares
                                                     Historical at               at $10.00                at $10.00
                                                    December 31, 1996           Per Share                Per Share
                                                  --------------------     ------------------------------------------------------
                                                            Percent of                Percent of               Percent of
                                                   Amount    Assets(2)       Amount    Assets(2)      Amount    Assets(2)
                                                   ------   ----------      --------   --------      -------   ----------
                                                                                                     (Dollars in Thousands)
Capital under generally accepted
   accounting principles  . . . . . . . . . .     $ 13,780    7.81%         $ 20,301    11.01%       $ 21,005    11.33%
                                                  ======== =======          ========  =======        ========  =======

Tangible capital  . . . . . . . . . . . . . .     $ 11,718    6.72%         $ 18,239    10.00%       $ 18,943    10.34%
Tangible capital requirement  . . . . . . . .        2,616    1.50             2,735     1.50           2,749     1.50
                                                  --------  ------          --------  -------        --------  -------
   Excess . . . . . . . . . . . . . . . . . .     $  9,102    5.22%         $ 15,504     8.50%       $ 16,194     8.84%
                                                  ======== =======          ========  =======        ========  =======

Core capital  . . . . . . . . . . . . . . . .     $ 11,718    6.72%         $ 18,239    10.00%       $ 18,943    10.34%
Core capital requirement  . . . . . . . . . .        5,233    3.00             5,469     3.00           5,498     3.00
                                                  --------  ------          --------  -------        --------  -------
   Excess . . . . . . . . . . . . . . . . . .     $  6,485    3.72%         $ 12,770     7.00%       $ 13,466     7.34%
                                                  ========  ======          ========  =======        ========  =======

Total regulatory capital  . . . . . . . . . .     $ 12,747   15.57%         $ 19,189    22.44%       $ 19,893    23.15%
Risk-based capital requirement  . . . . . . .        6,550    8.00             6,840     8.00           6,874     8.00
                                                  --------  ------          --------  -------        --------  -------
   Excess . . . . . . . . . . . . . . . . . .     $  6,197    7.57%         $ 12,349    14.44%       $ 13,019    15.15%
                                                  ========  ======          ========  =======        ========  =======




                                               Pro Forma at December 31, 1996 Based on the Sale of(1):
                                               --------------------------------------------------------
                                                     Maximum of           Maximum, as adjusted
                                                  2,300,000 Shares          2,645,000 Shares
                                                      at $10.00                at $10.00
                                                     Per Share                 Per Share
                                               --------------------------------------------------------
                                                            Percent of               Percent of
                                                  Amount    Assets(2)      Amount    Assets(2)
                                                  -------   ----------     ------    ----------
Capital under generally accepted
   accounting principles  . . . . . . . . . .     $ 22,145   11.86%        $23,456     12.46%
                                                  ========  ======         =======   =======

Tangible capital  . . . . . . . . . . . . . .     $ 20,083   10.88         $21,394     11.49%
Tangible capital requirement  . . . . . . . .        2,769    1.50           2,793      1.50
                                                  --------  ------         -------   -------
   Excess . . . . . . . . . . . . . . . . . .     $ 17,314    9.38%        $18,601      9.99%
                                                  ========  ======         =======   =======

Core capital  . . . . . . . . . . . . . . . .     $ 20,083   10.88%        $21,394     11.49%
Core capital requirement  . . . . . . . . . .        5,539    3.00           5,587      3.00
                                                  --------  ------         -------    ------
   Excess . . . . . . . . . . . . . . . . . .     $ 14,544    7.88%        $15,807      8.49%
                                                  ========  ======         =======   =======

Total regulatory capital  . . . . . . . . . .     $ 21,033   24.30%        $22,344     25.60%
Risk-based capital requirement  . . . . . . .        6,925    8.00           6,984      8.00
                                                  --------  ------         -------   -------
   Excess . . . . . . . . . . . . . . . . . .     $ 14,108   16.30%        $15,360     17.60%
                                                  ========  ======         =======   =======


--------------------

(1) Assumes the Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds from the Conversion stock offering or such greater amount as may be necessary to raise the Bank's tangible capital ratio to 10%. Assumes net proceeds distributed to the Company or the Bank initially are invested in short-term securities that carry a risk-weight equal to the ratio of risk-weighted assets to total assets at December 31, 1996. Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP after the Conversion. The dollar amount of the Common Stock possibly to be purchased by the MRP is based on the price per share in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Does not reflect a possible increase in capital upon the exercise of options by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (200,000 shares at the midpoint of the estimated valuation range) at exercise prices equal to the market price of the Common Stock on the date of grant. Under the MRP and the Option Plan, shares issued to participants could be newly issued shares or, subject to regulatory restrictions, shares repurchased in the market. The MRP and the Option Plan are required to be approved by the Company's stockholders and will not be implemented until at least six months after the Conversion. See "Management of the Bank -- Certain Benefit Plans and Arrangements."


(2) Based on the Bank's total assets determined under generally accepted accounting principles for equity purposes, adjusted total assets for the purposes of the tangible and core capital requirements and risk-weighted assets for the purpose of the risk-based capital requirement.

                                 PRO FORMA DATA

         The following tables set forth the actual and, after giving effect to the Conversion for the periods and at the dates indicated, pro forma consolidated net income, stockholders' equity and other data of the Bank prior to the Conversion and of the Company following the Conversion. Pro forma consolidated income and related data for the year ended June 30, 1996 and the six months ended December 31, 1996 have been calculated as if the Common Stock to be issued in the Conversion had been sold, and the estimated net proceeds had been invested at 5.50% at the beginning of the periods. The assumed yield is based on the market yield of short-term U.S. government securities at December 31, 1996, as adjusted for assumed income taxes at 37% of such assumed yield. Applying this tax rate resulted in after-tax yields of 3.47% for the periods. The use of these rates is viewed as more relevant than the use of an arithmetic average of the Bank's weighted average yield on all interest-earning assets and weighted average rate paid on deposits during such periods (as set forth in federal regulations). Unaudited pro forma consolidated stockholders' equity and related data have been calculated as if the Common Stock had been sold and was outstanding at the end of each period, without any adjustment of historical or pro forma equity to reflect assumed earnings on estimated net proceeds. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of historical or pro forma stockholders' equity to reflect the earnings on estimated net proceeds. The pro forma data set forth below do not reflect withdrawals from deposit accounts to purchase shares, accruals expected to be made by the Bank with regard to employee benefit plans to be adopted in connection with the Conversion or increases in capital and, in the case of newly issued shares, outstanding Common Stock upon the exercise of options by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (200,000 shares at the midpoint of the estimated valuation range) at exercise prices equal to the market price of the Common Stock on the date of grant. The Option Plan requires stockholder approval and will not be implemented until at least six months after the Conversion. For additional financial information regarding the Bank, see "Risk Factors," "Business of the Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere herein.


         THE STOCKHOLDERS' EQUITY AND RELATED DATA PRESENTED HEREIN ARE NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, THE CURRENT VALUE OF ASSETS OR LIABILITIES, OR THE AMOUNTS, IF ANY, THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION. FOR ADDITIONAL INFORMATION REGARDING THE LIQUIDATION ACCOUNT, SEE "THE CONVERSION -- EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE BANK -- LIQUIDATION ACCOUNT." THE PRO FORMA INCOME AND RELATED DATA DERIVED FROM THE ASSUMPTIONS SET FORTH ABOVE SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF THE BANK AND THE COMPANY FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND OTHER FACTORS. SEE "THE CONVERSION -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."

                                                                         At or for the Six Months Ended December 31, 1996
                                                                    ---------------------------------------------------------------
                                                                                                                   Maximum, as
                                                                    Minimum of      Midpoint of     Maximum of     Adjusted, of
                                                                    1,700,000       2,000,000       2,300,000      2,645,000
                                                                      Shares          Shares          Shares         Shares
                                                                    at $10.00       at $10.00       at $10.00      at $10.00
                                                                    Per Share       Per Share       Per Share      Per Share
                                                                    ---------       ---------       ---------      ---------
                                                                            (In thousands, except per share amounts)
Gross offering proceeds . . . . . . . . . . . . . . . . . .        $   17,000      $  20,000       $  23,000      $   26,450
Less estimated offering expenses  . . . . . . . . . . . . .              (750)          (750)           (750)           (750)
                                                                   ----------      ---------       ---------      ----------
   Estimated net offering proceeds  . . . . . . . . . . . .            16,250         19,250          22,250          25,700

Less:  Common Stock acquired by ESOP  . . . . . . . . . . .            (1,360)        (1,600)      $  (1,840)         (2,116)
       Common Stock acquired by MRP   . . . . . . . . . . .              (680)          (800)           (920)         (1,058)
                                                                   ----------      ---------       ---------      ----------
   Estimated investable net proceeds  . . . . . . . . . . .        $   14,210      $  16,850       $  19,490      $   22,526
                                                                   ==========      =========       =========      ==========

Net income (loss):
   Historical net income (loss) . . . . . . . . . . . . . .        $     (540)     $    (540)      $    (540)     $     (540)
   Pro forma income on net proceeds . . . . . . . . . . . .               246            292             338             390
   Pro forma ESOP adjustment(1) . . . . . . . . . . . . . .               (43)           (50)            (58)            (67)
   Pro forma MRP adjustment(2). . . . . . . . . . . . . . .               (43)           (50)            (58)            (67)
                                                                   ----------      ---------       ---------      ----------
       Total (3)  . . . . . . . . . . . . . . . . . . . . .        $     (379)     $    (349)      $    (318)     $     (283)
                                                                   ==========      =========       =========      ==========

 Net income (loss) per share: (4)
   Historical net income (loss) . . . . . . . . . . . . . .        $    (0.34)     $   (0.29)      $   (0.25)     $    (0.22)
   Pro forma income on net proceeds . . . . . . . . . . . .              0.16           0.16            0.16            0.16
   Pro forma ESOP adjustment (1). . . . . . . . . . . . . .             (0.03)         (0.03)          (0.03)          (0.03)
   Pro forma MRP adjustment (2) . . . . . . . . . . . . . .             (0.03)         (0.03)          (0.03)          (0.03)
                                                                   ----------      ---------       ---------      ----------
       Total (3)    . . . . . . . . . . . . . . . . . . . .        $    (0.24)     $   (0.19)      $   (0.15)     $    (0.12)
                                                                   ==========      =========       =========      ==========
Number of shares used in calculating
  earnings per share  . . . . . . . . . . . . . . . . . . .         1,577,600      1,856,000       2,134,400       2,454,560

Stockholders' equity: (5)
   Historical     . . . . . . . . . . . . . . . . . . . . .        $   13,780      $  13,780       $  13,780      $   13,780
   Estimated net offering proceeds (2)  . . . . . . . . . .            16,250         19,250          22,250          25,700
      Less:     Common Stock acquired by ESOP (1) . . . . .            (1,360)        (1,600)         (1,840)         (2,116)
                Common Stock acquired by MRP (2)  . . . . .              (680)          (800)           (920)         (1,058)
                                                                   ----------      ---------       ---------      ----------
       Total      . . . . . . . . . . . . . . . . . . . . .        $   27,990      $  30,630       $  33,270      $   36,306
                                                                   ==========      =========       =========      ==========

Stockholders' equity per share: (4, 5)
   Historical     . . . . . . . . . . . . . . . . . . . . .        $     8.11      $    6.89       $    5.99      $     5.21
   Estimated net offering proceeds (2)  . . . . . . . . . .              9.56           9.63            9.67            9.72
      Less:     Common Stock acquired by ESOP (1) . . . . .             (0.80)         (0.80)          (0.80)          (0.80)
                Common Stock acquired by MRP (2)  . . . . .             (0.40)         (0.40)          (0.40)          (0.40)
                                                                   ----------      ---------       ---------      ----------
       Total      . . . . . . . . . . . . . . . . . . . . .        $    16.46      $   15.32       $   14.47      $    13.73
                                                                   ==========      =========       =========      ==========
Number of shares used in calculating
  equity per share  . . . . . . . . . . . . . . . . . . . .         1,700,000      2,000,000       2,300,000        2,645,00

Offering price as a percentage of pro forma
   stockholders' equity per share (4, 5)  . . . . . . . . .              60.7%          65.3%           69.1%           72.9%
                                                                   ==========      =========       =========      ==========

Ratio of offering price to pro forma
   annualized net income per share (4)  . . . . . . . . . .            NM             NM              NM               NM
                                                                   ==========      =========       =========      ==========

                                                  (Footnotes on succeeding page)

(footnotes continued from preceding page)

(1) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. The provisions of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "Management of the Bank -- Certain Benefit Plans and Arrangements -- Employee Stock Ownership Plan."

(2) Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP. The dollar amount of the Common Stock possibly to be purchased by the MRP is based on the price per share in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In the event the shares issued under the MRP consist of shares of Common Stock newly issued at the price per share in the Conversion, the per share financial condition and results of operations of the Company would be proportionately reduced and to that extent the interests of existing stockholders would be diluted by approximately 4%. See "Management of the Bank -- Certain Benefit Plans and Arrangements" and, regarding possible dilution of proportionate voting rights and book value and income per share, "Risk Factors -- Possible Dilutive Effect of MRP and Option Plan."


(3) Includes after-tax charge of $555,000 taken during the period representing a special assessment of 65.7 basis points on the Bank's deposits at March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF. Excluding that charge, based on the assumptions reflected in this table at the midpoint of the estimated valuation range, management estimates that pro forma net income for the period would have been approximately $206,000, or $0.11 per share.


(4) In accordance with SOP 93-6, per share data is computed based on the assumed numbers of shares sold in the Conversion, less the shares acquired by the ESOP for earnings per share amounts, and ESOP shares are not included in earnings per share calculations until such shares are committed to be released, which will occur at the end of operating periods as related compensation is earned by the participants.

(5) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Offerings and by other factors.


                                                                             At or for the Year Ended June 30, 1996
                                                                    -----------------------------------------------------------
                                                                                                                   Maximum, as
                                                                    Minimum of      Midpoint of     Maximum of     Adjusted, of
                                                                    1,700,000       2,000,000       2,300,000      2,645,000
                                                                      Shares          Shares          Shares         Shares
                                                                    at $10.00       at $10.00       at $10.00      at $10.00
                                                                    Per Share       Per Share       Per Share      Per Share
                                                                    ---------       ---------       ---------      ---------
                                                                            (In thousands, except per share amounts)
Gross offering proceeds . . . . . . . . . . . . . . . . . . . .    $     17,000    $     20,000    $    23,000    $    26,450
Less estimated offering expenses  . . . . . . . . . . . . . . .            (750)           (750)          (750)          (750)
                                                                   ------------    ------------    -----------    -----------
   Estimated net offering proceeds  . . . . . . . . . . . . . .          16,250          19,250         22,250         25,700

Less:   Common Stock acquired by ESOP   . . . . . . . . . . . .          (1,360)         (1,600)        (1,840)        (2,116)
        Common Stock acquired by MRP  . . . . . . . . . . . . .            (680)           (800)          (920)        (1,058)
                                                                   ------------    ------------    -----------   ------------
   Estimated investable net proceeds  . . . . . . . . . . . . .    $     14,210    $     16,850    $    19,490   $     22,526
                                                                   ============    ============    ===========   ============

Net income:
   Historical net income  . . . . . . . . . . . . . . . . . . .    $        225    $        225    $       225   $        225
   Pro forma income on net proceeds . . . . . . . . . . . . . .             492             584            675            781
   Pro forma ESOP adjustment (1)  . . . . . . . . . . . . . . .             (86)           (101)          (116)          (133)
   Pro forma MRP adjustment (2) . . . . . . . . . . . . . . . .             (86)           (101)          (116)          (133)
                                                                   ------------    ------------    -----------   ------------
       Total    . . . . . . . . . . . . . . . . . . . . . . . .    $        546    $        607    $       668   $        739
                                                                   ============    ============    ===========   ============

 Net income per share: (3)
   Historical net income  . . . . . . . . . . . . . . . . . . .    $       0.14    $       0.12    $      0.11   $       0.09
   Pro forma income on net proceeds . . . . . . . . . . . . . .            0.31            0.31           0.32           0.32
   Pro forma ESOP adjustment (1)  . . . . . . . . . . . . . . .           (0.05)          (0.05)         (0.05)         (0.05)
   Pro forma MRP adjustment (2) . . . . . . . . . . . . . . . .           (0.05)          (0.05)         (0.05)         (0.05)
                                                                   ------------    ------------    -----------   ------------
       Total    . . . . . . . . . . . . . . . . . . . . . . . .    $       0.35    $       0.33    $      0.31   $       0.30
                                                                   ============    ============    ===========   ============
Number of shares used in calculating
   earnings per share . . . . . . . . . . . . . . . . . . . . .       1,577,600       1,856,000      2,134,400      2,454,560

Stockholders' equity: (4)
    Historical  . . . . . . . . . . . . . . . . . . . . . . . .    $     14,228    $     14,228    $    14,228   $     14,228
    Estimated net offering proceeds (2) . . . . . . . . . . . .          16,250          19,250         22,250         25,700
     Less:     Common Stock acquired by ESOP (1)  . . . . . . .          (1,360)         (1,600)        (1,840)        (2,116)
               Common Stock acquired by MRP (2) . . . . . . . .            (680)           (800)          (920)        (1,058)
                                                                   ------------    ------------    -----------   ------------
       Total    . . . . . . . . . . . . . . . . . . . . . . . .    $     28,438    $     31,078    $    33,718   $     36,754
                                                                   ============    ============    ===========   ============
Stockholders' equity per share: (3,4)
   Historical   . . . . . . . . . . . . . . . . . . . . . . . .    $       8.37    $       7.11    $      6.19   $       5.38
   Estimated net offering proceeds (2)  . . . . . . . . . . . .            9.56            9.63           9.67           9.72
     Less:     Common Stock acquired by ESOP (1)  . . . . . . .           (0.80)          (0.80)         (0.80)         (0.80)
               Common Stock acquired by MRP (2) . . . . . . . .           (0.40)          (0.40)         (0.40)         (0.40)
                                                                   ------------    ------------    -----------   ------------
       Total    . . . . . . . . . . . . . . . . . . . . . . . .    $      16.73    $      15.54    $     14.66   $      13.90
                                                                   ============    ============    ===========   ============

Number of shares used in calculating
  equity per share  . . . . . . . . . . . . . . . . . . . . . .       1,700,000       2,000,000      2,300,000      2,645,000

Offering price as a percentage of pro forma
   stockholders' equity per share (3,4) . . . . . . . . . . . .            59.8%           64.4%          68.2%          72.0%
                                                                   ============    ============    ===========   ============

Ratio of offering price to pro forma
   annualized net income per share (3)  . . . . . . . . . . . .            28.6x           30.3x          32.3x          33.3x
                                                                   ============    ============    ===========   ============

                                                  (Footnotes on succeeding page)

(footnotes continued from preceding page)

(1) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. The provisions of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "Management of the Bank -- Certain Benefit Plans and Arrangements -- Employee Stock Ownership Plan."

(2) Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP. The dollar amount of the Common Stock possibly to be purchased by the MRP is based on the price per share in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In the event the shares issued under the MRP consist of shares of Common Stock newly issued at the price per share in the Conversion, the per share financial condition and results of operations of the Company would be proportionately reduced and to that extent the interests of existing stockholders would be diluted by approximately 4%. See "Management of the Bank -- Certain Benefit Plans and Arrangements" and, regarding possible dilution of proportionate voting rights and book value and income per share, "Risk Factors -- Possible Dilutive Effect of MRP and Option Plan."


(3) In accordance with SOP 93-6, per share data is computed based on the assumed numbers of shares sold in the Conversion, less the shares acquired by the ESOP for earnings per share amounts, and ESOP shares are not included in earnings per share calculations until such shares are committed to be released, which will occur at the end of operating periods as related compensation is earned by the participants.
(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Offerings and by other factors.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

         The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities and U.S. government and agency securities.

         The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loans, mortgage-backed securities and securities portfolio and interest paid on customers' deposits. The Bank's net income is also affected by the level of noninterest income, such as service charges on customers' deposit accounts, net gains or losses on the sale of securities and other fees. In addition, net income is affected by the level of noninterest expense, which primarily consists of employee compensation expenses, deposit insurance premiums and other expenses.

         The financial condition and results of operations of the Bank and the thrift and banking industries as a whole are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by demand for and supply of credit, competition among lenders and the level of interest rates in the Bank's market area. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, as well as account maturities and the levels of personal income and savings in the Bank's market area.

         INVESTORS SHOULD CAREFULLY CONSIDER THE IMPORTANT INFORMATION REGARDING THE BANK SET FORTH IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS WELL AS "BUSINESS OF THE BANK," ESPECIALLY "-- BUSINESS STRATEGY" AND "-- LENDING ACTIVITIES," AND "RISK FACTORS," ESPECIALLY "-- LOAN PORTFOLIO COMPOSITION" AND "-- RECENT AND PLANNED CHANGES IN MANAGEMENT AND BUSINESS STRATEGY," WHEN DETERMINING WHETHER TO INVEST IN THE COMMON STOCK.

ASSET/LIABILITY MANAGEMENT

         Net interest income, the primary component of the Bank's net income, is determined by the difference or "spread" between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. It has been the Bank's historical policy to mitigate the interest rate risk inherent in the historical savings institution business of originating long term single-family mortgage loans funded by short term deposits by maintaining substantial liquidity and capital levels to sustain unfavorable movements in market interest rates, by purchasing investment securities with adjustable-rates and/or short terms to maturity and by originating limited amounts of relatively shorter term consumer loans. In the future, however, it is anticipated that as the Bank sells more of its long term loan originations and originates for portfolio more commercial and multi-family real estate loans and consumer and commercial business loans with relatively shorter terms to maturity or repricing, the Bank's interest rate risk exposure may decline somewhat. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring both its interest rate sensitivity "gap" and the expected effects of interest rate changes on its net portfolio value.

         Interest Rate Sensitivity Gap. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income.


         At December 31, 1996, the Bank's total interest-bearing liabilities maturing or repricing within one and five years exceeded its total interest-earning assets maturing or repricing in the same periods, and the Bank's cumulative one- and five-year gap ratios totalled negative 25.42%, and 22.95%, respectively. The Bank's gap measures indicate that net interest income could be significantly exposed to increases in interest rates. In a rising interest rate environment, the Bank's net interest income could be adversely affected as liabilities would reprice to higher market rates more quickly than assets. This effect would be compounded, because the prepayment speeds of the Bank's long-term fixed-rate assets would decrease in a rising interest rate environment.



         The following table sets forth information regarding projected maturities and repricing of interest-earning assets and interest-bearing liabilities of the Bank at December 31, 1996. The computations were made without using assumptions for loan repayments or deposit decays. Except as stated below, the amounts of assets and liabilities shown to reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans were considered to reprice at their contractual maturities with no consideration given to prepayments or scheduled payments. Liquid interest-earning investments with no contractual maturities are assumed to be subject to immediate repricing. Statement savings and money market accounts are subject to immediate availability and repricing and have been placed in the earliest gap category. In addition, fixed maturity deposits were assumed to reprice at their contractual maturities without consideration for early withdrawals. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table could vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.



                                                               Over One      Over Five      Over Ten       Over
                                               One Year        Through        Through       Through       Twenty
                                               or Less        Five Years     Ten Years    Twenty Years     Years        Total
                                               -------        ----------     ---------    ------------     -----        -----
Interest-earning assets:
   One- to four-family mortgage loans . .   $ 14,775,772   $  8,618,252   $ 14,328,344    $ 22,685,218   $       --   $ 60,407,586
   Other mortgage loans . . . . . . . . .      2,768,079     15,102,170      6,106,871       3,486,874           --     27,463,994
   Consumer loans . . . . . . . . . . . .      3,902,179      1,927,250      1,518,343       1,112,763           --      8,460,535
   Investment securities  . . . . . . . .      9,394,019     11,027,666             --              --           --     20,421,685
   Mortgage-backed securities . . . . . .     38,719,844      1,486,463      2,181,313       1,428,862      372,211     44,188,693
   FHLB of Dallas stock . . . . . . . . .      1,206,700             --             --              --           --      1,206,700
   Other interest-earning assets  . . . .      5,780,393             --             --              --           --      5,780,393
                                            ------------   ------------   ------------    ------------   ----------   ------------
      Total . . . . . . . . . . . . . . .   $ 76,546,986   $ 38,161,801   $ 24,134,871    $ 28,713,717   $  372,211   $167,929,586
                                            ------------   ------------   ------------    ------------   ----------   ------------

Interest-bearing liabilities:
   Deposits . . . . . . . . . . . . . . .   $121,336,088   $ 28,482,904   $         --    $         --   $       --   $149,818,992
   FHLB advances  . . . . . . . . . . . .             --      5,000,000      5,000,000              --           --     10,000,000
   Notes payable  . . . . . . . . . . . .         80,000        320,000             --              --           --        400,000
                                            ------------   ------------   ------------    ------------   ----------   ------------
      Total . . . . . . . . . . . . . . .    121,416,088     33,802,904      5,000,000              --           --    160,218,992
                                            ------------   ------------   ------------    ------------   ----------   ------------

Interest sensitivity gap  . . . . . . . .   $(44,869,102)  $  4,358,897   $ 19,134,871    $ 28,713,717   $  372,211   $  7,710,594
                                            ============   ============   ============    ============   ==========   ============
Cumulative interest
  sensitivity gap . . . . . . . . . . . .   $(44,869,102)  $(40,510,205)  $(21,375,334)   $  7,338,383   $7,710,594   $  7,710,594
                                            ============   ============   ============    ============   ==========   ============
Ratio of interest-earning assets
   to interest-bearing liabilities  . . .          63.05%        112.90%        482.70%             --%          --%        104.81%
                                            ============   ============   ============    ============   ==========   ============
Ratio of cumulative gap to
  total assets  . . . . . . . . . . . . .         (25.42%)       (22.95%)       (12.11%)          4.16%        4.37%          4.37%
                                            ============   ============   ============    ============   ==========   ============

         Certain shortcomings are inherent in the method of analysis presented in the preceding table. Although certain assets and liabilities may have similar maturity or periods of repricing they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.


         Net Portfolio Value. While the Bank historically has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, the OTS requires the Bank to measure its interest rate risk by computing estimated changes in the net present value of its cash flows from assets, liabilities and off-balance sheet items ("NPV") in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in the Bank's estimated NPV of 30%, 50%, 75% and 100% in the event of assumed immediate and sustained 1%, 2%, 3% and 4% increases or decreases in market interest rates, respectively. At December 31, 1996, based on information provided by the OTS as of September 30, 1996, it was estimated that the Bank's consolidated NPV could decrease 14%, 30%, 46% and 64% in the event of 1%, 2%, 3% and 4% respective increases in market interest rates, and no decreases were estimated in the event of equivalent decreases in market interest rates. Like the "gap" calculations above, these calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates. Changes in interest rates also may affect the Bank's net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as the Bank's interest-bearing liabilities would be expected to mature or reprice more quickly than the Bank's interest-earning assets. For information regarding regulatory capital requirements related to interest rate risk, see "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."


         The Bank's Board of Directors is responsible for reviewing the Bank's asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES


         The following table sets forth information regarding the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods and at the date indicated.
Average balances are derived from monthly balances, and loans receivable include nonaccrual loans. The table also presents information for the periods indicated and at December 31, 1996 with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.




                                                                              Six Months Ended December 31,
                                                    At December 31,       ------------------------------------
                                                         1996                                 1996
                                                --------------------      ------------------------------------
                                                                                                      Average
                                                              Yield/      Average                     Yield/
                                                Balance        Cost       Balance        Interest      Cost(1)
                                                -------       ------      -------        --------     --------
                                                                                (Dollars in thousands)
Interest-earning assets:
  Loans receivable  . . . . . . . . . . . .  $  96,332,115    8.03%    $ 92,499,198    $ 3,869,580     8.37%
  Investment and mortgage-backed
    securities  . . . . . . . . . . . . . .     64,610,378    7.01       69,206,565      2,229,847     6.44
  Other interest-earning assets . . . . . .      6,987,093    6.53        8,477,057        263,226     6.21
                                             -------------             ------------    -----------  -------
    Total interest-earning assets              167,929,586    7.58      170,182,820      6,362,653     7.48
                                                                                       -----------  -------
Non-interest-earning assets . . . . . . . .      8,557,157                5,819,175
                                             -------------             ------------
    Total assets  . . . . . . . . . . . . .  $ 176,486,743             $176,001,995
                                             =============             ============

Interest-bearing liabilities:
  Deposits  . . . . . . . . . . . . . . . .  $ 149,818,992    4.67     $148,009,292      3,757,994     5.08
  FHLB advances . . . . . . . . . . . . . .     10,000,000    6.21       10,458,333        329,926     6.31
  Notes payable . . . . . . . . . . . . . .        400,000    7.50          100,000         10,000     5.00
                                             -------------             ------------    -----------  -------
    Total interest-
      bearing liabilities . . . . . . . . .    160,218,992    5.12      158,567,625      4,097,920     5.17
                                                                                         -----------  -------
Non-interest-
  bearing liabilities . . . . . . . . . . .      2,488,246                3,201,651
                                             -------------             ------------
    Total liabilities . . . . . . . . . . .    162,707,238              161,935,943
Equity    . . . . . . . . . . . . . . . . .     13,779,505               14,066,052
                                             -------------             ------------
    Total liabilities and equity  . . . . .  $ 176,486,743             $176,001,995
                                             =============             ============
Net interest income . . . . . . . . . . . .                                            $ 2,264,733
                                                                                       ===========
Interest rate spread  . . . . . . . . . . .                                                            2.31%
                                                                                                     ======
Net yield on interest-earning assets. . . .                                                            2.66%
                                                                                                     ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities .                                                          107.21%
                                                                                                     ======




                                                           Six Months Ended December 31,
                                                       --------------------------------------
                                                                      1995
                                                       --------------------------------------
                                                                                    Average
                                                       Average                      Yield/
                                                       Balance         Interest      Cost(1)
                                                       -------         --------     -------

Interest-earning assets:
  Loans receivable  . . . . . . . .                 $  59,836,201    $ 2,443,263      8.17%
  Investment and mortgage-backed
    securities  . . . . . . . . . .                    66,516,527      2,242,540      6.74
  Other interest-earning assets . .                     4,981,369        136,478      5.48
                                                    -------------    -----------   -------
    Total interest-earning assets                     131,334,097      4,822,281      7.34
                                                                     -----------   -------
Non-interest-earning assets . . . .                     3,282,401
                                                    -------------
    Total assets  . . . . . . . . .                 $ 134,616,498
                                                    =============

Interest-bearing liabilities:
  Deposits  . . . . . . . . . . . .                 $ 113,388,702      2,995,433      5.28
  FHLB advances . . . . . . . . . .                     5,000,000        143,476      5.74
  Notes payable . . . . . . . . . .                            --             --        --
                                                    -------------    -----------   -------
    Total interest-
       bearing liabilities  . . . .                   118,388,702      3,138,909      5.30
                                                                     -----------   -------
Non-interest-
  bearing liabilities . . . . . . .                     1,603,094
                                                    -------------
    Total liabilities . . . . . . .                   119,991,796
Equity    . . . . . . . . . . . . .                    14,624,702
                                                    -------------
    Total liabilities and equity  .                 $ 134,616,498
                                                    =============
Net interest income . . . . . . . .                                  $ 1,683,372
                                                                     ===========
Interest rate spread  . . . . . . .                                                   2.04%
                                                                                     =====
Net yield on interest-earning assets                                                  2.56%
                                                                                     =====
Ratio of average interest-earning assets
  to average interest-bearing liabilities                                           110.93%
                                                                                    ======


---------

(1)        Annualized.

                                                                             Year Ended June 30,
                                                                 ----------------------------------------
                                                                                    1996
                                                                 ----------------------------------------
                                                                                                  Average
                                                                      Average                      Yield/
                                                                      Balance        Interest       Cost
                                                                      -------        --------      ------
Interest-earning assets:
  Loans receivable  . . . . . . . . . . . . . . . . . . . . .    $    65,360,871    $5,352,338      8.19%
  Investment and mortgage-backed securities . . . . . . . . .         66,253,218     4,467,685      6.74
  Other interest-earning assets . . . . . . . . . . . . . . .          6,719,134       513,217      7.64
                                                                 ---------------    ----------
    Total interest-earning assets   . . . . . . . . . . . . .    $   138,333,223    10,333,240      7.47
                                                                                    ----------
Non-interest-earning assets . . . . . . . . . . . . . . . . .          5,115,105
                                                                 ---------------
    Total assets  . . . . . . . . . . . . . . . . . . . . . .    $   143,448,328
                                                                 ===============

Interest-bearing liabilities:
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . .    $   120,029,295    $6,314,641      5.26
  FHLB advances . . . . . . . . . . . . . . . . . . . . . . .          7,508,000       451,957      6.03
                                                                 ---------------
    Total interest-bearing liabilities  . . . . . . . . . . .        127,529,295     6,766,598      5.31
                                                                                    ----------
Non-interest-bearing liabilities  . . . . . . . . . . . . . .          1,216,329
                                                                 ---------------
    Total liabilities . . . . . . . . . . . . . . . . . . . .        128,745,149
Equity    . . . . . . . . . . . . . . . . . . . . . . . . . .         14,702,704
                                                                 ---------------
    Total liabilities and equity  . . . . . . . . . . . . . .    $   143,448,328
                                                                 ===============
Net interest income . . . . . . . . . . . . . . . . . . . . .                       $3,566,642
                                                                                    ==========
Interest rate spread  . . . . . . . . . . . . . . . . . . . .                                       2.16%
                                                                                                  ======
Net yield on interest-earning assets  . . . . . . . . . . . .                                       2.58%
                                                                                                  ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities . . . . . . . . . .                                     108.47%
                                                                                                  ======





                                                                                   Year Ended June 30,
                                                                         -------------------------------------
                                                                                          1995
                                                                         -------------------------------------
                                                                                                       Average
                                                                            Average                     Yield/
                                                                            Balance        Interest      Cost
                                                                            -------        --------     ------
Interest-earning assets:
  Loans receivable  . . . . . . . . . . . . . . . . . . . . .            $ 55,879,000    $  4,526,621    8.10%
  Investment and mortgage-backed securities . . . . . . . . .              67,670,423       4,130,123    6.10
  Other interest-earning assets . . . . . . . . . . . . . . .               2,420,316         188,038    7.77
                                                                         ------------    ------------
    Total interest-earning assets   . . . . . . . . . . . . .             125,969,739       8,844,782    7.02
                                                                                         ------------
Non-interest-earning assets . . . . . . . . . . . . . . . . .               1,905,468
                                                                         ------------
    Total assets  . . . . . . . . . . . . . . . . . . . . . .            $127,875,207
                                                                         ============

Interest-bearing liabilities:
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . .            $111,006,767    $  4,979,125    4.49
  FHLB advances . . . . . . . . . . . . . . . . . . . . . . .               2,250,000         133,356    5.93
                                                                         ------------    ------------
    Total interest-bearing liabilities  . . . . . . . . . . .             113,256,767       5,112,481    4.51
                                                                                         ------------
Non-interest-bearing liabilities  . . . . . . . . . . . . . .                 854,350
                                                                         ------------
    Total liabilities . . . . . . . . . . . . . . . . . . . .             114,111,117
Equity    . . . . . . . . . . . . . . . . . . . . . . . . . .              13,764,090
                                                                         ------------
    Total liabilities and equity  . . . . . . . . . . . . . .            $127,875,207
                                                                         ============
Net interest income . . . . . . . . . . . . . . . . . . . . .                            $  3,732,301
                                                                                         ============
Interest rate spread  . . . . . . . . . . . . . . . . . . . .                                            2.51%
                                                                                                       ======
Net yield on interest-earning assets  . . . . . . . . . . . .                                            2.96%
                                                                                                       ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities . . . . . . . . . .                                          111.22%
                                                                                                       ======

RATE/VOLUME ANALYSIS

         The following table analyzes dollar amounts of changes in interest income expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.


                                                                    Six Months Ended December 31,
                                                          --------------------------------------------
                                                                  1996         vs.           1995
                                                          --------------------------------------------
                                                                         Increase (Decrease)
                                                                              Due to
                                                          --------------------------------------------

                                                             Volume            Rate           Total
                                                             ------            ----           -----
Interest income:
  Loans receivable  . . . . . . . . . . . . . . . . . .   $ 1,333,818      $    92,499     $1,426,317
  Investment securities and mortgage-
     backed securities  . . . . . . . . . . . . . . . .        91,116         (103,809)       (12,693)
  Other interest-earning assets . . . . . . . . . . . .        95,383           31,365        126,748
                                                          -----------      -----------     ----------
    Total interest-earning assets . . . . . . . . . . .     1,520,317           20,055      1,540,372
                                                          -----------      -----------     ----------

Interest expense:
  Deposits  . . . . . . . . . . . . . . . . . . . . . .   $   879,362      $  (116,801)    $  762,561
  FHLB advances . . . . . . . . . . . . . . . . . . . .       156,644           29,806        186,450
  Note payable  . . . . . . . . . . . . . . . . . . . .        10,000               --         10,000
                                                          -----------      -----------     ----------
     Total interest-bearing
       liabilities  . . . . . . . . . . . . . . . . . .     1,046,006          (86,995)       959,011
                                                          -----------      -----------     ----------

Change in net interest income . . . . . . . . . . . . .   $   474,311      $   107,050     $  581,361
                                                          ===========      ===========     ==========



                                                                      Year Ended June 30,
                                                          -------------------------------------------
                                                                 1996         vs.       1995
                                                          -------------------------------------------
                                                                       Increase (Decrease)
                                                                             Due to
                                                          -------------------------------------------

                                                             Volume        Rate           Total
                                                             ------        ----           -----
Interest income:
  Loans receivable  . . . . . . . . . . . . . . . . . .   $  766,893    $  58,824      $  825,717
  Investment securities and mortgage-
     backed securities  . . . . . . . . . . . . . . . .      319,673       17,889         337,562
  Other interest-earning assets . . . . . . . . . . . .      325,120           --         325,120
                                                          ----------    ---------      ----------
    Total interest-earning assets . . . . . . . . . . .    1,411,686       76,713       1,488,399
                                                          ----------    ---------      ----------

Interest expense:
  Deposits  . . . . . . . . . . . . . . . . . . . . . .   $  411,290    $ 924,226      $1,335,516
  FHLB advances . . . . . . . . . . . . . . . . . . . .      318,601           --         318,601
  Note payable  . . . . . . . . . . . . . . . . . . . .           --           --             --
                                                          ----------    ---------      ---------
     Total interest-bearing
       liabilities  . . . . . . . . . . . . . . . . . .      729,891      924,226       1,654,117
                                                          ----------    ---------      ----------

Change in net interest income . . . . . . . . . . . . .   $  681,795    $(847,513)     $ (165,718)
                                                          ==========    =========      ==========

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND JUNE 30, 1996 AND
1995



         The Bank had total assets of $176.5 million, $171.2 million, and $126.9 million at December 31, 1996 and at June 30, 1996 and 1995, respectively. The Bank's ability to expand its lending base and the size of its loan portfolio has been constrained by the lack of strong loan demand in its primary lending market based on its prior product offerings. The economic base in the Bank's primary lending area has not grown significantly over the last several years. Investments in loans totalled $96.3 million, $89.6 million and $55.1 million at December 31, 1996 and at June 30, 1996 and 1995, respectively. During this same period, investment and mortgage-backed securities and other short-term interest-earning deposits fluctuated between $66.2 million at June 30, 1995, $62.6 million at June 30, 1996 and $64.6 million at December 31, 1996. The significant change in loan and investment amounts from June 30, 1995 to June 30, 1996 reflects the acquisition of the Bank's subsidiary savings bank effective May 3, 1996. Loans acquired in the purchase were $20.0 million and investment and mortgage-backed securities were $4.9 million. Due to the lack of strong loan demand, investment securities and other short-term interest-earning deposits tend to vary in conjunction with variations in savings activity. Additionally, the Bank expended $1.3 million to purchase land and make improvements to existing facilities during the six month period ended December 31, 1996, to consummate management's planned growth projections.



         Deposits increased from $112.0 million at June 30, 1995 to $145.9 million at June 30, 1996 and $151.3 million at December 31, 1996. The Bank's level of deposits has been sufficient to fund its loan demand and provide for adequate liquidity until the year ended June 30, 1996. During the year ended June 30, 1996, the Bank utilized a credit line with the FHLB of Dallas to obtain advances. The outstanding balances of FHLB advances at June 30, 1996 and December 31, 1996 were $10 million. These advances were utilized to reduce interest rate risk by better matching rates and maturities of existing interest-earning assets and interest-bearing liabilities.



         Equity amounted to $13.8 million at December 31, 1996, and to $14.2 million and $14.3 million at June 30, 1996 and 1995, respectively. The changes in equity were due solely to the Bank's net income earned for such periods. At June 30, 1996, the Bank's regulatory capital substantially exceeded all applicable regulatory capital requirements. Regulatory capital levels at December 31, 1996 were not substantially different from those at June 30, 1996.


         For additional information regarding recent and planned changes in the Bank's assets, liabilities and capitalization, see "Business of the Bank," "Risk Factors" and "Pro Forma Data."


COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995



         Net Income (Loss). Net income (loss) for the six months ended December 31, 1996 was $(539,836) compared to $410,962 for the six months ended December 31, 1995. The changes were attributable to a special deposit insurance assessment of $881,824 and a provision for loan losses of $143,324, which were partially offset by an increase in net interest income of $581,361 and an increase in noninterest income of $320,098 for the six months ended December 31, 1996, as compared to the six months ended December 31, 1995. Income tax expense for the six months ended December 31, 1996 compared to 1995 was a tax benefit of $391,850 compared to a tax expense of $214,480.



         Net Interest Income. Net interest income for the six months ended December 31, 1996 was $2,264,733, an increase of 34.5% when compared to net interest income of $1,683,372 for the six months ended December 31, 1995. This increase was attributable to an increase in total interest income of $1,426,317 and an increase in total interest expense of $762,561. The net interest margin for the six months ended December 31, 1996 was 2.66% compared to 2.56% for the six months ended December 31, 1995. This increase in net interest income and net interest margin is due to an increase in the average volume of interest-earning assets, combined with a decrease in the average rate paid on interest-bearing liabilities. One cause for the increase in average interest-earning assets when comparing the six months ended December 31, 1996 to the six months ended December 31, 1995 was the acquisition of the subsidiary, Heritage Bank, FSB in May of 1996. The average volume of interest-earning assets increased from $131.3 million for the six months ended December 31, 1995 to $170.2 million for the six months ended December 31, 1996 which had the effect of increasing total interest income by $1,520,317. The average rate paid on interest-bearing liabilities decreased during the six months ended December 31, 1996 to 5.17% from 5.30% for the six months ended December 31, 1995. The decrease in the average rate on interest-bearing liabilities had the effect of decreasing total interest expense between the six months ended December 31, 1995 and the six months ended December 31, 1996 by $116,801.



         The average yield on interest-earning assets remained relatively unchanged between the two periods, which is indicative of the fact that the Bank's interest-earning assets are not highly sensitive to the increases in market interest rates which occurred between the two periods. For the six months ended December 31, 1996, the average yield on interest-earning assets was 7.48%, compared to 7.34% for the six months ended December 31, 1995, which had the effect of increasing total interest income by $20,055. In addition, the average volume of interest-bearing liabilities increased by 30.5%, reflecting the acquisition of the Bank's subsidiary savings bank, when comparing December 31, 1996 to December 31, 1995. This volume increase attributed to an increase in total interest expense of $1,075,812.



         Provision for Loan Losses. During the six months ended December 31, 1996, the Bank's management initiated an extensive internal loan review of all loan files both of the parent and subsidiary. The review resulted in the adoption of more conservative loan loss allowance standards than had been used in the past. This new policy on allowance for loan losses was deemed prudent in establishing credit underwriting standards for future expected lending areas, such as commercial real estate, business and consumer loans, which inherently have more risk. Management made a provision for loan losses in the six months ended December 31, 1996 of $143,324. There was no provision made in the six months ended December 31, 1995. This current period provision is the result of the aforementioned extensive review of the allowance for loan losses of the Bank and management's estimates of conditions and circumstances that materialized in the six month period ended December 31, 1996 (See also Note 27 in Notes to Consolidated Financial Statements). The allowance for loan losses, after this provision, of $1,413,666, represented 1.47% of outstanding loans at December 31, 1996. Nonperforming loans as of December 31, 1996 and 1995, remained below .20%. See "Business of the Bank -- Asset Classification Allowances for Losses and Nonperforming Assets."


         Management evaluates the carrying value of the loan portfolio periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In particular, management recognizes that recent and planned changes in the amounts and types of lending by the Bank will result in further growth of the Bank's loan loss allowance and may justify further changes in the Bank's loan loss allowance policy in the future. See "Business of the Bank" and "Risk Factors." In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.


         Noninterest Income. Noninterest income is comprised primarily of insurance commissions from sales of credit life insurance, fees for banking service charges and sales of investment and mortgage-backed securities. Noninterest income for the six months ended December 31, 1996, was $120,181, compared to $(199,917) for the six months ended December 31, 1995. This represents an increase of $320,098. This is partially due to losses of $(247,853), that were realized on sales of investment securities which were classified as available-for-sale during the six month period ended December 31, 1995 when compared to no sales of investment securities during the same period in 1996. The remaining increase of $72,245, is due to fluctuations in sales of credit life insurance policies and to an increase in new fee earning banking services offered by the Bank to its deposit customers.

         In light of the increasingly competitive markets for deposits and loans, management has recently shifted the Bank's deposit taking and loan origination activities to reflect, among other things, the importance of offering valued customer services that generate additional fee income, and it is expected that management will continue this trend after the Conversion. See "Business of the Bank" and "Risk Factors."



         Noninterest Expense. The major components of noninterest expense are compensation and benefits paid to the Bank's employees and directors, occupancy expense for ownership and maintenance of the Bank's building and furniture and equipment, and insurance premiums paid to the FDIC for insurance of deposits. Total noninterest expense for the six months ended December 31, 1996 was $3,173,276, compared to $858,013 for the six months ended December 31, 1995. The increase was largely due to an increase in expense related to a one time assessment by the FDIC to the Bank to replenish the SAIF depleted by prior years losses in the thrift industry. During the years in which thrifts as an industry, suffered many publicized and non-publicized "bailouts" by the SAIF, and its predecessor, the Federal Savings and Loan Insurance Corporation, the deposit insurance fund for the thrift industry was severely depleted. After several years of debate Congress with the assistance of the FDIC, which administers the SAIF, consummated a plan of action to replenish the SAIF to a level of coverage required by statute (the designated reserve ratio of 1.25% of insured deposits) for the remaining covered deposits. The plan of remedy included a one time assessment to each thrift institution based on capital levels, and deposits among other factors. This one time assessment was recognized by the Bank in the six months ended December 31, 1996, in the amount of $881,824 and was expensed in the same period. This assessment was paid November 27, 1996. The effective deposit insurance rate prior to the assessment was .23% compared to a rate of .065% after the assessment. The second largest component of noninterest expense for 1996 and 1995 was compensation expense, which totalled $1,101,820 in 1996, compared to $439,366 in 1995. This increase was attributable to increases in salary expense due to an increase in personnel for future growth, the acquisition of the subsidiary savings bank and increased directors fees due to additional time incurred by the Board in evaluating and working on various strategic plans for the Bank. Other noninterest expense incurred during the six months ended December 31, 1996, included amounts incurred to facilitate the name change of the Bank to Heartland Community Bank in September 1996. In addition, fees were incurred for personnel placement services to attract key personnel for hire, a computer consultant was engaged to evaluate operating systems and further growth needs, and marketing consultants were approached for market strategies and implementation. These expense categories increased $185,011 during the six months ended December 31, 1996 compared with the same period in 1995. Overall, noninterest expense increased for the six month period ended December 31, 1996, compared to the six month-period ended December 31, 1995, by approximately $602,000 as a direct result of the acquisition of the subsidiary savings bank, exclusive of the FDIC one-time assessment.



         Included in noninterest expenses for the six months ended December 31, 1996 was a charge for the amortization of goodwill of $80,037, which resulted from the acquisition of the subsidiary bank during the year ended June 30, 1996. The amortization will be $160,074 per year over a ten year period, subsequent to June 30, 1996, and is not expected to have a material effect on the future earnings of the Bank.



         In light of the substantial costs associated with the recent, pending and planned expansions of the Bank's activities, facilities and staff, including the additional costs associated with adding staff, building or renovating branches, introducing new deposit and loan products and services and implementing the planned stock benefit plans after the Conversion, it is expected that the Bank's noninterest expense levels may remain somewhat high relative to the historical levels for the Bank, as well as the prevailing levels for institutions that are not undertaking such expansions, for an indefinite period of time, as management implements the Bank's business strategy. Among the activities planned are increased loan originations in the areas of multi-family residential, commercial real estate, commercial business and consumer loans. Customer products to be introduced include ATM and debit cards and an expanded deposit account mix. In addition, two new branch facilities are to be constructed with planned completion in July, 1997. Other existing facilities will be renovated to attract and serve an increased customer base. See "Business of the Bank," "Management of the Bank" and "Risk Factors."

         Income Taxes. The effective income tax rate for the Bank for the six months ended December 31, 1996 and 1995 was 42.1% which includes federal and Arkansas tax components. A tax benefit of $391,850 for 1996 and an expense of $214,480 for 1995 was recognized resulting in a decrease of $606,330.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

         General. During the year ended June 30, 1996 interest rates on interest-earning assets remained fairly constant while interest rates paid on interest-bearing deposits increased due to competition for local deposits. Also, during the year ended June 30, 1996, the Bank acquired its subsidiary savings bank. The acquisition resulted in recognition of cost in excess of fair value of assets, "goodwill," and likewise amortization of the intangible asset. In addition, the Bank liquidated investment and mortgage-backed securities having low fixed coupon rates and long-term maturities for a substantial realized loss.


         Net Income. Net income for the year ended June 30, 1996 was $224,889, compared to $1,429,167 for the year ended June 30, 1995. The decrease in net income of $1,198,489 is due to several factors, including a decrease in net interest income of $165,718, a decrease in noninterest income of $969,675, and an increase in noninterest expense of $740,697. This was somewhat offset by a decrease of $791,962 in income tax expense.


         Net Interest Income. Net interest income for the year ended June 30, 1996 was $3,566,583, a decrease of 4.4% when compared to net interest income of $3,732,301 for the year ended June 30, 1995. This decrease was attributable to an increase in total interest income of $1,488,399, and an increase in total interest expense of $1,654,117. The net interest margin for the year ended June 30, 1996 was 2.58% compared to 2.96% for the year ended June 30, 1995. This decrease in the net interest margin occurred largely because of an increase in the average rate paid on interest-bearing deposits from 4.49% in 1995 to 5.26% in 1996. This rate increase of .77% contributed $1,335,516 of the increase in interest expense.

         Also impacting net interest income was the change in the mix of interest-earning assets. Between June 30, 1995 and 1996, the percentage of loans to total interest-earning assets increased from 43.4% in 1995 to 49.4% in 1996. Since loans generally earn a higher rate of interest than other types of investments, an increase in this percentage will have a positive impact on total interest income. The Bank attributes this change primarily to the purchase of its subsidiary and to a lesser extent an overall increase in loan demand in its primary market area.

         Total interest income increased primarily due to an increase in interest income on loans of $825,717. This change was primarily the result of an increase in the loan volume. The average yield on loans increased to 8.19% in 1996 from 8.10% in 1995 resulting in a related increase in interest income on loans of $58,824. Approximately 27.2% of the Bank's loans were adjustable rate loans, and these loans generally only reprice every one to three years, causing a delayed repricing of these loans in response to changes in market interest rates.

         In addition, interest income on investment securities increased to $4,467,685 for 1996 from $4,130,123 for 1995. This increase is attributable to the fact that the Bank maintains a portfolio of investment securities with relatively short terms-to-maturity, which benefited the Bank during 1996 when interest rates increased. At June 30, 1996, approximately 25.8% of the Bank's investment securities portfolio matured within one year.

         Total interest expense increased to $6,766,598 in 1996 from $5,112,481 in 1995. This increase in interest expense was due to increases in the average volume of deposits when compared to 1995. In 1995, the average volume of deposits was $111,006,767, compared to $120,029,295 for 1996. The average rate paid on deposits for 1996 was 5.26%, compared to 4.49% for 1995, primarily because of competitive pressures on deposit pricing. This rate increase accounted for $924,226 of the $1,335,516 increase in total interest paid on deposits.

         During the later part of the year ended June 30, 1996, the Bank utilized FHLB advances to minimize the interest rate risk associated with the increase in competitive rates being paid on deposits. These FHLB advances are of a longer maturity with fixed rates whereby management can better target the interest rate spread due to the competition for deposits mentioned above. The related interest expense attributed to the FHLB advances was $451,957 in 1996 compared to $133,356 in 1995.

         Provision for Loan Losses. During the year ended June 30, 1996, the Bank recorded a provision for loan losses of $42,483, compared to no provision for loan losses for 1995. During 1996, the Bank had net charge-offs of $11,880, and its non-performing loans remained below .20% of total loans. The increase in the provision for loan losses was largely attributable to management's recognition of the increased credit risk in the loan portfolio attributed to the loan portfolio acquired in the purchase of its wholly owned subsidiary.


         Noninterest Income. Noninterest income typically is derived from insurance commissions on sales of credit life insurance and fee income from banking services but is subject to substantial fluctuations upon the recognition of gains or losses on sales of investments. Noninterest income
(loss) for the year ended June 30, 1996 was a (loss) of ($773,651), compared with income of $196,023 for the year ended June 30, 1995. This charge represented a decrease of $969,674. The major component of the decrease in noninterest income for the year ended June 30, 1996 compared to 1995 was a realized loss on sale of investment securities of $926,947. These securities were sold from the investment portfolio, all classified as available-for-sale, due to their long term maturities and low fixed coupon rates. As competition forced rates paid on deposits to grow, carrying these investments became less practical for overall long term planning. Therefore, a decision was made to sell the securities and replace them with investments with higher and/or adjustable rates and shorter terms. Other noninterest income components, such as banking service charges and sales of life insurance policies, increased $59,267 reflecting somewhat the increase in average loan and deposit volume.



         Noninterest Expense. The major components of noninterest expense are compensation and benefits paid to the Bank's employees and directors, occupancy expense for ownership and maintenance of the Bank's building and furniture and equipment, and insurance premiums paid to the FDIC for insurance of deposits. Total noninterest expense for the year ended June 30, 1996 was $2,350,658, compared to $1,609,961 for the year ended June 30, 1995. The largest component of noninterest expense for 1996 and 1995 was compensation expense, which totalled $1,239,769 for 1996, compared to $835,254 for 1995. This increase was attributable to increases in directors fees due to additional time incurred by the Board in evaluating various strategic plans for the Bank and increase in personnel for future growth. In addition, other salary and compensation expense increased to $463,113 in 1996, compared to $247,631 in 1995. This was due largely to the funding of an officers and directors retirement plan in the amount of $242,511. Professional fees for 1996 and 1995 totalled $109,986 and 47,376, respectively. These fees were incurred, above those capitalized through the acquisition of the Bank's subsidiary savings bank, for consulting services regarding personnel, equipment and a variety of other items, all part of an objective to prepare the Bank for the dynamic changes that are expected from future growth. Advertising increased to $56,895 in 1996 from $33,324 in 1995. Federal insurance premiums increased to $268,370 in 1996 from $257,126 in 1995, largely because of an increase in the volume of deposits.





SOURCES OF CAPITAL AND LIQUIDITY

         Following completion of the Conversion, the Company initially will have no business other than that of the Bank. Management expects that the net proceeds of the Conversion to be retained by the Company, together with dividends that may be paid from the Bank to the Company following the Conversion, will provide sufficient funds for its initial operations. The Company's primary sources of liquidity in the future will be dividends paid by the Bank and repayment of the ESOP loan. The Bank will be subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Dividends" and "Regulation -- Regulation of the Bank -- Dividend Restrictions."

         The Bank has historically maintained substantial levels of capital. The assessment of capital adequacy is dependent on several factors including assets quality, earnings trends, liquidity and economic conditions.

Maintenance of adequate capital levels is integral to provide stability to the Bank. The Bank seeks to maintain substantial levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in the market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of its historical policy of moderate growth. The Bank will, as a result of the Conversion, have increased capital. See "Selected Consolidated Financial Information and Other Data," "Capitalization," "Historical and Pro Forma Regulatory Capital Compliance" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."


         The Bank is required to maintain minimum levels of liquid assets as defined by the OTS regulations. This requirement which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and short term borrowings. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, the Bank's liquidity, as measured for regulatory purposes, was 11.92%, or $11.0 million in excess of the minimum OTS liquidity requirement of 5%, and 3.12% or $3.3 million in excess of the OTS short term liquidity requirement of 1%. Management of the Bank seeks to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing and in order to meet funding needs of deposit outflows and loan commitments. Historically, the Bank has been able to meet its liquidity demands through internal sources of funding supplemented from time to time by advances from the FHLB of Dallas.


         The Bank's primary source of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, interest payments and maturities of investment securities, and earnings. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit flows and loan and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. The Bank does not solicit deposits outside of its market area through brokers or other financial institutions.


         The Bank has also designated certain securities as available for sale in order to meet liquidity demands. At December 31, 1996, the Bank had designated securities with a fair value of approximately $23.9 million as available for sale. In addition to internal sources of funding, the Bank as a member of the FHLB has substantial borrowing authority with the FHLB. The Bank's use of a particular source of funds is based on need, comparative total costs and availability.


         Another source of liquidity is the anticipated net proceeds of the Conversion. Following the completion of the Conversion, the Bank will receive at least half of the net proceeds of the Conversion. These funds are expected to be used by the Bank for its business activities, including investment in interest-earning assets. See "Use of Proceeds."

         For additional information about cash flows from the Bank's operating, investing and financing activities see the consolidated financial statements presented elsewhere herein.


         At December 31, 1996, the Bank had outstanding $3,632,000 in commitments to originate loans (including unfunded portions of construction loans) and $148,000 in unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $63.6 million. Management anticipates that the Bank will have adequate resources to meet its current commitments through internal funding sources described above. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.


         Management is not aware of any current recommendations by its regulatory authorities, legislation, competition, trends in interest rate sensitivity, new accounting guidance or other material events and uncertainties that would have a material effect on the Bank's ability to meet its liquidity demands.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and accompanying notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.

         Unlike most industries, virtually all of the Bank's assets and liabilities are monetary. As a result, changes in interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. For additional information, see "Risk Factors -- Potential Adverse Impact of Interest Rates and Economic and Industry Conditions."

IMPACT OF NEW ACCOUNTING STANDARDS

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure About Fair Value of Financial Instruments," which the Bank had not been required to adopt as of June 30, 1995. The statement, which was in effect for the Bank's fiscal year ending June 30, 1996, required disclosure as to the fair value of all financial instruments. The statement also required disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments. SFAS No. 107 will not affect the Bank's recorded amounts of financial instruments nor its future reported net income.

         The FASB has also issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which has been amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The Bank was not required to adopt either statement as of June 30, 1995. However, the statements were adopted by the Bank on July 1, 1995. SFAS No. 114 requires all creditors to measure the impairment of certain loans based upon the present value of the loan's future cash flows discounted using the loan's effective interest rate. The loan can also be valued at its fair value or the market price of its underlying collateral if the loan is primarily collateral dependent. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, and is therefore not expected to have a material effect on the Bank's reporting for impaired loans since the majority of the Bank's loans are collectively assessed and individually troubled loans are typically foreclosed upon promptly.

         SFAS No. 118 amended SFAS No. 114 by adding additional disclosure requirements for impaired loans. It also permits greater latitude in the manner in which income on impaired loans may be recognized and reported as long as the creditor's policies are disclosed. SFAS No. 118 is not expected to have a material effect on the Bank's reporting for income on impaired loans.

         The FASB has also issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which the Bank was not required to adopt as of June 30, 1995. The statement, which was in effect for the Bank's fiscal year ending June 30, 1996, requires additional disclosures for entities that hold or issue certain types of derivative financial instruments. The statement in not expected to have a material effect on the Bank's financial statements since the Bank currently neither holds nor issues derivative financial instruments.

         The FASB has issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets rights to serve mortgage loans for others, regardless of how those servicing rights are acquired. SFAS No. 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights, as set forth in the statement. This statement applies prospectively in fiscal years beginning after December 15, 1995. Since the Bank does not engage in mortgage banking activities, it is not expected that SFAS No. 122 will have an impact on its financial statements.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement defines a fair value based method of accounting for an employee stock option or similar instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Management presently anticipates that it will elect to use the intrinsic value based method if the Option Plan is implemented as expected following the Conversion.


         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.



         This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted.


         The American Institute of Certified Public Accountants ("AICPA") has issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992 that have been committed to be released as of the beginning of the year in which the ESOP is adopted. SOP 93-6 will, among other things, change the measure of compensation recorded by the Bank from the cost of ESOP shares to the fair value of the ESOP shares. In connection with the Conversion, the Bank will adopt an ESOP. Since the fair value of the shares of the Holding Company's Common Stock following the Conversion cannot be reasonably predicted, the Bank cannot reasonably estimate the impact of SOP 93-6 on the Holding Company's consolidated financial statements, except that an increase in the fair value of the Common Stock will cause an increase in ESOP related compensation expense.

                            BUSINESS OF THE COMPANY

         The Company was organized at the direction of the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank. Upon the Conversion, the Bank will become a wholly owned subsidiary of the Company. For additional information, see "HCB Bancshares, Inc."

         Following the Conversion, the Company will be primarily engaged in the business of directing, planning and coordinating the business activities of the Bank. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Initially, the Company will not maintain offices separate from those of the Bank or employ any persons other than its officers who will not be separately compensated for such service.

                             BUSINESS OF THE BANK
GENERAL

         The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans secured by first mortgages on existing owner-occupied single-family residences in the Bank's market area and, to a lesser but growing extent, commercial and multi-family real estate loans and consumer and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities and U.S. government and agency securities.

         The Bank derives its income principally from interest earned on loans, investment securities and other interest-earning assets. The Bank's principal expenses are interest expense on deposits and borrowings and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Dallas.

MARKET AREA

         Management considers the Bank's primary market area to comprise the following counties in Arkansas: Calhoun, Cleveland, Dallas, Drew, Grant, Ouachita and Pulaski. To a lesser extent, the Bank accepts deposits and offers loans throughout central and southern Arkansas.

         In recent years, population has experienced low to moderate growth in Drew, Grant and Pulaski Counties, while population has declined somewhat in Calhoun, Cleveland, Dallas and Ouachita Counties. Household income has increased substantially throughout the Bank's primary market area in recent years, and household income is well above the Arkansas average in Grant and Pulaski Counties and somewhat above the Arkansas average in Ouachita County but somewhat below the Arkansas average in Calhoun, Cleveland and Drew Counties and well below the Arkansas average in Dallas County, though the Arkansas average is below the national average. With respect to unemployment rates, while the Arkansas average tends to fall somewhat below the national average, and unemployment rates are well below the Arkansas average in Grant and Pulaski Counties, unemployment rates are well above the Arkansas and national averages in Calhoun, Cleveland, Dallas, Drew and Ouachita Counties.

         The economies in the Bank's primary market area include a variety of industries, including manufacturing, government, services and retail trade. Important employers include International Paper and Georgia Pacific in the timber industry and Lockheed Martin and Atlantic Richfield in the defense industry.

COMPETITION

         The Bank experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans.

         Direct competition for savings deposits comes from other savings institutions, credit unions, regional bank holding companies and commercial banks. Significant competition for the Bank's other deposit products and services comes from money market mutual funds and brokerage firms. The primary factors in competing for loans are interest rates and loan origination fees and the quality and range of services offered by various financial institutions. Competition for origination or real estate loans normally comes from other savings institutions, commercial banks, credit unions, mortgage bankers and mortgage brokers.

         The Bank's primary competition comes from institutions headquartered in the Bank's primary market area and from various non-local commercial banks that have branch offices located in the Bank's primary market area. Many competing financial institutions have financial resources substantially greater than the Bank and offer a wider variety of deposit and loan products. Management's principal competitive strategy has been to emphasize quality customer service.

BUSINESS STRATEGY


         Historically, the principal business strategy of the Bank, like most other savings institutions in Arkansas and elsewhere, has been to accept deposits from residents of the communities served by the Bank's branch offices and to invest those funds in single-family mortgage loans to those and other local residents. In this manner, the Bank and countless other independent community-oriented savings institutions operated safely and soundly for generations. In recent years, however, as the banking business nationwide and in the Bank's primary market area in particular has become more competitive, smaller savings institutions like the Bank have come under increasing market pressure either to grow and increase their profitability or to be acquired by a larger institution. Moreover, during this period the Bank's market area experienced limited economic growth.


         In September 1995, the Bank's Board of Directors carefully considered the Bank's historical results of operations, current financial condition and future business prospects and, in consultation with the Bank's executive officers, determined to strengthen the Bank's competitiveness and profitability by concentrating its business strategy as an independent community bank on expanding the Bank's products and services and growing its customer and asset base. Since then, the Bank has actively sought to implement this strategy by adding two new executive officers -- Cameron McKeel as Executive Vice President and William Lyon as Senior Vice President and Chief Lending Officer -- and more than doubling the Bank's total employees, by acquiring the former Heritage Bank, FSB, which added to the Bank's branch network additional branches in the growing and potentially lucrative Little Rock and Monticello banking markets, by upgrading selected branch office facilities, by expanding the types of loans and deposit accounts offered by the Bank, by updating the Bank's name and corporate identity from First Federal Savings and Loan Association of Camden to Heartland Community Bank and, now, by adopting the Plan of Conversion. Throughout this period, the Bank's executive officers have worked with the Bank's directors and with the Bank's entire staff to formulate and effectuate the Bank's current strategic plan.

         On a going forward basis, the Bank's current business strategy, as developed and adopted by all of the Bank's directors, officers and employees, incorporates the following key elements: (i) remaining an independent community-oriented financial institution by continuing to provide the quality service that only a locally based institution and its dedicated staff can deliver, including the possible retention of additional executive officers in the future as the Bank's growth and other needs may warrant; (ii) strengthening the Bank's core deposit base and decreasing interest costs and increasing fee income by expanding the Bank's deposit facilities and products, including the addition and expansion of branch offices, the planned installation of ATMs, the introduction of debit cards and a planned emphasis on attracting consumer demand deposits; (iii) increasing loan yields and fee income while maintaining asset quality by emphasizing the origination of higher yielding and shorter term loans, especially commercial and multi-family real estate loans and consumer and commercial business loans, for the Bank's portfolio while increasingly originating lower yielding longer term single-family residential loans principally for resale to investors; (iv) converting from mutual to stock form and using the capital raised in the Conversion to support the bank's future growth; and, (v) to complement the Bank's internally generated growth, potentially acquiring one or more banking institutions or other financial companies if attractive opportunities arise. While it is expected that the Bank may experience especially high deposit and loan growth in the relatively high income and growth segments of the Bank's primary market area, particularly in the Sheridan, Monticello, Bryant and, possibly, Little Rock areas, management expects to find significant deposit growth and lending opportunities throughout central Arkansas. See "Risk Factors -- Recent and Planned Changes in Management and Business Strategy" and "-- Loan Portfolio Composition."

LENDING ACTIVITIES

         The Bank's principal lending activity consists of the origination of loans secured by mortgages on existing single-family residences in the Bank's primary market area. The Bank also makes commercial and multi-family real estate loans and a variety of consumer and commercial business loans, and management expects to continue and expand the Bank's recently increased emphasis on these types of lending following the Conversion.

         With certain limited exceptions, the maximum amount that a savings institution may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At December 31, 1996, the maximum amounts that the Bank and its subsidiary savings institution could have lent to any one borrower without prior OTS approval under those regulations were $2.1 million and $500,000, respectively. At such date, the largest aggregate amounts of loans that the Bank and its subsidiary savings institution had outstanding to any one borrower were $1,776,000 and $494,000, respectively. For additional information, see "Regulation -- Regulation of the Bank -- Limits on Loans to One Borrower."

         Loan Portfolio Composition. The following table sets forth information regarding the composition of the Bank's loan portfolio by type of loan at the dates indicated. At December 31, 1996, the Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.



                                                                         At December 31,
                                                                              1996
                                                                      ---------------------
                                                                      Amount            %
                                                                      ------          -----
Type of Loan
------------
Real estate loans:
  One- to four-family residential . . . . . . . . . . . . .       $ 63,458,645        63.39%
  Multi-family loans  . . . . . . . . . . . . . . . . . . .          8,266,525         8.26
  Non-residential . . . . . . . . . . . . . . . . . . . . .         18,993,105        18.97
  Loans to facilitate sale of
    foreclosed real estate  . . . . . . . . . . . . . . . .            659,014         0.66
  Land and other mortgage loans . . . . . . . . . . . . . .            182,361         0.18
Consumer loans:
  Loans secured by deposits . . . . . . . . . . . . . . . .          2,038,031         2.04
  Home improvement  . . . . . . . . . . . . . . . . . . . .          2,316,710         2.31
  Auto  . . . . . . . . . . . . . . . . . . . . . . . . . .          1,849,679         1.85
  Other consumer  . . . . . . . . . . . . . . . . . . . . .          1,319,000         1.32
Commercial  . . . . . . . . . . . . . . . . . . . . . . . .          1,023,482         1.02
                                                                  ------------       ------
    Total . . . . . . . . . . . . . . . . . . . . . . . . .       $100,106,552       100.00%
                                                                  ------------       ======

Less:
  Loans in process  . . . . . . . . . . . . . . . . . . . .       $  2,218,138
  Deferred loan fees and discounts  . . . . . . . . . . . .            142,633
  Allowance for loan losses . . . . . . . . . . . . . . . .          1,413,666
                                                                  ------------
    Total . . . . . . . . . . . . . . . . . . . . . . . . .       $ 96,332,115
                                                                  ============



                                                                                             At June 30,
                                                                  ----------------------------------------------------------------
                                                                                 1996                             1995
                                                                  ------------------------------        --------------------------
                                                                     Amount               %               Amount            %
                                                                     ------             -----             ------          -----
Type of Loan
------------
Real estate loans:
  One- to four-family residential . . . . . . . . . . . . .        $  61,650,286         70.79%        $36,844,183        65.23%
  Multi-family loans  . . . . . . . . . . . . . . . . . . .            6,819,212          7.83           4,928,219         8.72
  Non-residential . . . . . . . . . . . . . . . . . . . . .           13,746,549         15.78          11,367,097        20.12
  Loans to facilitate sale of
    foreclosed real estate  . . . . . . . . . . . . . . . .              720,749          0.83           1,144,993         2.03
  Land and other mortgage loans . . . . . . . . . . . . . .               36,944          0.04              53,044         0.09
Consumer loans:
  Loans secured by deposits . . . . . . . . . . . . . . . .            1,832,180          2.10           1,623,155         2.87
  Home improvement  . . . . . . . . . . . . . . . . . . . .              204,776          0.24               5,340         0.01
  Auto  . . . . . . . . . . . . . . . . . . . . . . . . . .              786,656          0.90              42,070         0.07
  Other consumer  . . . . . . . . . . . . . . . . . . . . .              418,027          0.48             344,452         0.61
Commercial  . . . . . . . . . . . . . . . . . . . . . . . .              880,311          1.01             132,877         0.24
                                                                   -------------        ------         -----------       ------
    Total . . . . . . . . . . . . . . . . . . . . . . . . .        $  87,095,690        100.00%        $56,485,430       100.00%
                                                                   -------------        ======         -----------       ======

Less:
  Loans in process  . . . . . . . . . . . . . . . . . . . .        $   1,544,097                       $   529,862
  Deferred loan fees and discounts  . . . . . . . . . . . .              137,335                           114,097
  Allowance for loan losses . . . . . . . . . . . . . . . .            1,283,234                           728,491
                                                                   -------------                       -----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . .        $  84,131,024                       $55,112,980
                                                                   =============                       ===========

         Loan Maturity Schedules. The following table sets forth information regarding dollar amounts of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal, at June 30, 1996. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Bank's repayment experience to differ from that shown below.



                                               Due During the Year Ending          Due After
                                                        June 30,                   3 Through
                                             ------------------------------       5 Years After
                                              1997        1998       1999         June 30, 1996
                                             ------      ------     -------       -------------
Real estate loans:
  One- to four-family mortgage
    loans . . . . . . . . . . . . . . . .   $3,542,577  $ 337,022  $3,508,333      $5,109,590
  Other mortgage loans  . . . . . . . . .      951,912  1,640,179     626,047       1,756,613

Consumer loans:
  Loans secured by deposits . . . . . . .    1,465,744    366,436          --              --
  Home improvement and
     other  . . . . . . . . . . . . . . .      989,744    533,915     199,303         412,664
                                            ----------  ---------  ----------      ----------
     Total  . . . . . . . . . . . . . . .   $6,949,755  $2,877,552  $4,333,683     $7,278,867
                                            ==========  ==========  ==========     ==========


                                                Due After             Due After
                                                5 Through            10 Through          Due After 15
                                              10 Years After       15 Years After         Years After
                                              June 30, 1996         June 30, 1996        June 30, 1996         Total
                                              -------------         -------------        -------------       ---------
Real estate loans:
  One- to four-family mortgage
    loans . . . . . . . . . . . . . . . .      $11,069,553          $ 25,249,088          $12,865,297      $61,681,460
  Other mortgage loans  . . . . . . . . .        3,689,288             3,537,649            9,121,766       21,323,454

Consumer loans:
  Loans secured by deposits . . . . . . .               --                    --                   --        1,832,180
  Home improvement and
     other  . . . . . . . . . . . . . . .          117,058                37,308                   --        2,289,770
                                               -----------          ------------          -----------      -----------
     Total  . . . . . . . . . . . . . . .      $14,875,899          $ 28,824,045          $21,987,063      $87,126,864
                                               ===========          ============          ===========      ===========


         The following table sets forth dollar amounts of loans due one year or more after June 30, 1996 that had predetermined interest rates and that had adjustable interest rates at that date.

                                                                                     Predetermined
                                                                                         Rate             Adjustable Rate
                                                                                     -------------        ---------------
         Real estate loans:
           One- to four-family residential  . . . . . . . . . . . . . . . . . . .    $38,020,263              $19,089,024
           Multi-family residential . . . . . . . . . . . . . . . . . . . . . . .     14,362,736                8,229,604

         Consumer loans:
           Loans secured by deposits  . . . . . . . . . . . . . . . . . . . . . .        605,457                       --
           Home improvement and other . . . . . . . . . . . . . . . . . . . . . .        146,240                       --
                                                                                     -----------              -----------
             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $53,134,696              $27,318,628
                                                                                     ===========              ===========

         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid.
The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

         Loan Originations, Purchases and Sales. The following table sets forth information regarding the Bank's loan originations, purchases and sales during the periods indicated. Information for periods before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.


                                                          Six Months Ended
                                                              December 31,            Year Ended June 30,
                                                       -----------------------      -----------------------
                                                         1996           1995          1996          1995
                                                       --------       --------      --------      --------
Loans originated:
  Real estate loans:
    One- to four-family residential . . . . . . . .    $11,204,429   $3,510,860     $ 6,766,000   $ 2,645,000
    Other mortgage loans  . . . . . . . . . . . . .     11,670,710    3,439,000       3,928,000     3,756,000
  Consumer loans  . . . . . . . . . . . . . . . . .      6,686,244      714,987       1,867,292     1,296,000
                                                       -----------   ----------     -----------   -----------
     Total loans originated . . . . . . . . . . . .    $29,561,383   $7,664,847     $12,561,292   $ 7,697,000
                                                       ===========   ==========     ===========   ===========

Loans purchased:
  Real estate loans . . . . . . . . . . . . . . . .    $ 1,304,560   $2,248,263     $ 4,555,000   $ 2,628,000
                                                       ===========   ==========     ===========   ===========

Loans sold  . . . . . . . . . . . . . . . . . . . .    $ 1,410,336   $       --     $   244,230   $        --
                                                       ===========   ==========     ===========   ===========



         The Bank has recently increased both its range of loan products offered and its loan origination efforts, including the addition of new consumer and commercial business loan offerings and an increased emphasis on the origination of such loans and commercial and multi-family real estate loans.

         The Bank has purchased loans from established and reputable loan originators from time to time to supplement the Bank's internally generated originations. Historically, substantially all of the Bank's loan purchases have been from large home builders, and a commercial and multi-family mortgage banker, with which the Bank has a long-standing relationship, and the Bank's experience with its purchased loans has been successful. In light of the expected continuation and expansion of the Bank's increased loan originations, management expects to reduce the Bank's loan purchasing activities following the Conversion.

         The Bank has not sold substantial amounts of loans in the past. However, management expects the Bank to increase its origination of selected types of loans which do not meet the Bank's loan portfolio needs, such as long-term fixed-rate residential mortgage loans, for sale to investors, and it is expected that increases in such originations will result in increases in the Bank's loan sales.


         One- to Four-Family Residential Lending. Historically, the Bank's principal lending activity has been the origination of fifteen-year fixed-rate loans secured by first mortgages on existing single-family residences in the Bank's primary market area. The purchase price or appraised value of most of such residences generally has been between $50,000 and $200,000, with the Bank's loan amounts averaging approximately $85,000. At December 31, 1996, $63.5 million, or 63.4%, of the Bank's total loans were secured by one- to four-family residences, substantially all of which were existing, owner-occupied, single-family residences in the Bank's primary market area.


         While the Bank offers a variety of one- to four-family residential mortgage loans with fixed or adjustable interest rates and terms of up to 30 years, substantially all of the fixed rate loans retained in the Bank's portfolio have terms of 15 years or less. Despite the relatively low credit risks associated with the Bank's one- to four-family portfolio loans, due to the unfavorable yield and interest rate risks associated with such loans, management has recently shifted the Bank's one- to four-family residential lending emphasis away from the origination of such loans for the Bank's portfolio and toward the origination of such loans for sale, and management has recently revised the Bank's underwriting guidelines specifically to facilitate the sale of such loans without undue delay or expense. Currently, it is the Bank's policy to originate all one- to four-family residential loans in accordance with the Bank's underwriting guidelines and to sell all such originations promptly to investors, servicing released, though it is recognized that the Bank will continue to occasionally make nonconforming loans to be held in the Bank's portfolio. It is expected that management will continue these policies after the Conversion, though, in order to increase the Bank's fee income, management may determine to retain the servicing on loans sold in the future as the Bank's loan servicing capacity grows. It is expected that management will continue this trend after the Conversion.

         With respect to one- to four-family residential loans originated for retention in the Bank's portfolio, the Bank's lending policies generally limit the maximum loan-to-value ratio to 90% (with private mortgage insurance or other collateral for the amount over 80%) for owner-occupied properties and 80% for non-owner-occupied properties. Loans originated expressly for sale are originated in accordance with the lending policies and underwriting guidelines of the investor.


         From time to time, the Bank makes loans to individuals for construction of one- to four-family owner-occupied residences located in the Bank's primary market area, with such loans usually converting to permanent financing upon completion of construction. At December 31, 1996, the Bank's loan portfolio included $1,761,304 of loans secured by properties under construction, some of which were construction/permanent loans structured to become permanent loans upon the completion of construction and some of which were interim construction loans structured to be repaid in full upon completion of construction and receipt of permanent financing. The Bank also offers loans to qualified builders for the construction of one- to four-family residences located in the Bank's primary market area. Because such homes are intended for resale, such loans are generally not covered by permanent financing commitments
by the Bank.   All construction loans are secured by a first lien on the
property under construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction/permanent loans are underwritten in accordance with the same requirements as the Bank's permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to nine months, during which period the borrower may be required to make monthly payments. Borrowers must satisfy all credit requirements that would apply to the Bank's permanent mortgage loan financing prior to receiving construction financing for the subject property. Construction financing generally is considered to involve a higher degree of risk of loss than financing on existing properties. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers in the Bank's primary market area, by requiring the involvement of qualified builders, and by limiting the aggregate amount of outstanding construction loans.


         Commercial and Multi-Family Real Estate Lending. The Bank offers commercial and multi-family real estate loans in order to benefit from the higher origination fees and interest rates, as well as shorter terms to maturity, than could be obtained from single-family mortgage loans. The Bank has offered commercial and multi-family loans for years with many of such loans having been indirectly originated and underwritten by the Bank through a broker in the Memphis, Tennessee area with whom the Bank has had a long and successful relationship. It is anticipated that the Bank will continue to make loans through the broker in Memphis as opportunities arise, but management also has recently increased the Bank's emphasis on the direct origination of commercial and multi-family real estate loans, particularly in Central Arkansas, and it is expected that management will continue to expand these activities after the Conversion.

         Most of the Bank's commercial and multi-family real estate loans are secured by properties located in communities within Central Arkansas that have experienced significant growth in recent years, particularly communities in or near the greater Little Rock area. The Bank's acquisition of the former Heritage Bank, FSB, which was headquartered in Little Rock, resulted in the addition to the Bank's staff of a commercial and multi-family real estate loan origination specialist who works closely with borrowers and various members of the commercial real estate industry throughout central Arkansas. As opportunities for increased originations of such loans have increased, the Bank has been expanding its loan underwriting and servicing staff. All commercial and multi-family loans are reviewed and approved by the Bank's staff at the headquarters office in Camden prior to any funding or the issuance of any binding commitment by the Bank.


         The Bank's commercial and multi-family real estate loans may be secured by apartments, offices, warehouses, shopping centers and other income-producing multi-family and commercial properties. At December 31, 1996, the Bank had 174 of these loans, with an average loan balance of approximately $167,091. At that date, 63 of these loans totalling approximately $13.9 million were secured by properties outside central Arkansas, and none of these out-of-market loans was classified by management as substandard, doubtful or loss or designated by management as special mention. Management expects the Bank to continue making these out-of-market loans from time to time as opportunities arise.



         The following paragraphs set forth information regarding the Bank's commercial and multi-family real estate loans with outstanding balances exceeding $500,000 at December 31, 1996. None of these loans was classified by management as substandard, doubtful or loss or designated by management as special mention at that date. For information regarding the Bank's asset classification policies, see "Asset Classification, Allowances for Losses and Nonperforming Assets."



                 Outpatient Surgery Center in Conway, Arkansas. In November 1996, the Bank made a $1,662,300 loan secured by a 6,375 square foot medical office building and outpatient surgery center. At that time, an appraisal indicated a loan-to-value ratio of approximately 79%. The loan is being amortized over 20 years for the purpose of monthly payments of principal and interest, maturing in November 2016. The interest rate is adjustable each five years. At December 31, 1996, the outstanding balance was $1,654,000, and the loan was fully performing in accordance with its terms.



                 Shopping Center - Klehl Plaza in Sherwood, Arkansas; Convenience Store - 1700 Airport Road in Hot Springs, Arkansas; BP Convenience Store in Conway, Arkansas. In November 1996, the Bank made a $1,300,000 loan secured by a shopping center and two convenience stores. At that time, the appraisals indicated a loan-to-value ratio of approximately 80%. The loan is being amortized over 20 years for the purpose of monthly payments of principal and interest, but the full balance of the loan will be due in November 2001. Shortly after origination, the Bank sold a 40% interest in this loan. At December 31, 1996, the outstanding balance of the Bank's remaining 60% interest in this loan was $778,000.



                 Nursing Home in Castroville, Texas. In July 1992, the Bank made a $900,000 loan secured by a 90 bed nursing home. The borrowers of this loan are residents of Central Arkansas and are known by management of the Bank. At that time, an appraisal indicated a loan-to-value ratio of approximately 33%. The loan is being amortized over 15 years for the purpose of monthly payments of principal and interest, and the full balance of the loan will be due in July 2007. At December 31, 1996, the outstanding balance was $752,000, and the loan was fully performing in accordance with its terms.



                 Apartments in El Dorado, Arkansas. In August 1994, the Bank made a $720,000 loan secured by a 44 unit apartment building. At that time, an appraisal indicated a loan-to-value ratio of approximately 80%. The loan is being amortized over 15 years for the purpose of monthly payments of principal and interest, but the full balance of the loan will be due in August 1997. At December 31, 1996, the outstanding balance was $654,000, and the loan was fully performing in accordance with its terms.


                 Apartments in San Marcos, Texas. In February 1992, the Bank made a $750,000 loan secured by a 69 unit apartment building. This loan was made to facilitate the sale of the property, which had been acquired by the Bank following a default on a prior loan. At that time, an appraisal indicated a loan-to-value ratio of approximately 64%. The loan currently is being amortized over 15 years for the purpose of monthly payments of principal and interest, with the full balance of the loan due in March 2010. At December 31, 1996, the outstanding balance was $627,000, and the loan was fully performing in accordance with its terms.



                 Retail Center in Memphis, Tennessee. In July 1996, the Bank made a $560,000 loan secured by a 118,000 square foot retail center. At that time, an appraisal indicated a loan-to-value ratio of approximately 26%. The loan is being amortized over 15 years for the purpose of monthly payments of principal and interest, and the full balance of the loan will be due in August 2011. At December 31, 1996, the outstanding balance was $554,000, and the loan was fully performing in accordance with its terms.



                 Office Building in Memphis, Tennessee. In September 1996, the Bank made a $625,000 loan secured by a 30,000 square foot office building. At that time, an appraisal indicated a loan-to-value ratio of approximately 69%. The loan is being amortized over 20 years for the purpose of monthly payments of principal and interest, and the full balance of the loan will be due in September 2016. At December 31, 1996, the outstanding balance was $620,000, and the loan was fully performing in accordance with its terms.



                 Apartments in Conway, Arkansas. In July 1996, the Bank made a $600,000 loan secured by a 20 unit apartment building. At that time, an appraisal indicated a loan-to-value ratio of approximately 65%.
         The loan currently requires monthly payments of interest only, and the full balance of the loan will be due in June 1997. At December 31, 1996, the loan was fully performing in accordance with its terms.



                 Retail Store in Fordyce, Arkansas. In January 1992, the Bank made a $650,000 loan secured by a 32,500 square foot retail store. At that time, an appraisal indicated a loan-to-value ratio of approximately 73%. The loan currently is being amortized over 5 years for the purpose of monthly payments of principal and interest, with the full balance of the loan due in February 2000. At December 31, 1996, the outstanding balance was $519,000, and the loan was fully performing in accordance with its terms.






         In addition, at December 31, 1996 the Bank had $22.3 million in 56 commercial and multi-family real estate loans with outstanding balances exceeding $200,000, only three of which were adversely classified or designated by management. For additional information, see "Asset Classification, Allowances for Losses and Nonperforming Assets."


         The Bank's commercial and multi-family real estate loans generally are limited to loans not exceeding $1,750,000 on properties located either in Central Arkansas or other areas selected by management and approved by the Board of Directors, with terms of up to 20 years and loan-to-value ratios of up to 80%. Interest rates may be fixed for up to five years, after which period the rate may adjust or the loan may become due.


         Commercial and multi-family real estate lending entails significant additional risks compared with one- to four-family residential lending. For example, commercial and multi-family real estate loans typically involve large loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the real estate project, and these risks can be significantly impacted by supply and demand conditions in the market for multi-family residential units and commercial office, retail and warehouse space. These risks may be higher with respect to loans secured by properties outside the Bank's primary market area or outside the Bank's most historically active lending areas. The Bank's recent and planned increases in commercial and multi-family lending also introduce additional risk as demands on the Bank's loan origination and administration increase and as the Bank's aggregate exposure to these types of loans increases. See "Risk Factors -- Loan Portfolio Composition" and " -- Recent and Planned Changes in Management and Business Strategy."

         The aggregate amount of loans which federally chartered savings institutions may make on the security of liens on commercial real estate generally may not exceed 400% of the institution's capital.


         Consumer Lending. Historically, the Bank's consumer loans have primarily consisted of loans secured by deposits at the Bank and home improvement loans secured by first or second mortgages on single-family residences in the Bank's primary market area. These loans totalled approximately $2.0 million and $2.3 million, respectively, at December 31, 1996. The Bank has recently expanded its consumer loan offerings to include a full variety of such loans, with a particular emphasis on loans secured by new and used automobiles and other vehicles, including boats. These vehicle loans increased from approximately $787,000 at June 30, 1996 to $1.8 million, at December 31, 1996. Management plans to continue the expansion of the Bank's consumer lending activities following the Conversion as part of management's plan to provide a wider range of financial services to the Bank's customers while increasing the Bank's portfolio yields and improving its asset/liability management.


         The Bank makes savings account loans for up to 100% of the balance of the account. The interest rate on these loans typically is fixed at least two percentage points above the rate paid on a deposit at the Bank or four percentage points above the rate paid on a deposit at another institution, with the maturity and payment frequency matched to the terms of the deposit. The account must be pledged as collateral to secure the loan.

         The Bank makes home improvement loans secured by the borrower's residence. These loans, combined with any higher priority mortgage loan, which usually is from the Bank, generally are limited to 90% of the appraised value of the residence. Home improvement loans generally have fixed interest rates and terms of up to ten years.

         The Bank's new and used automobile loans generally are underwritten in amounts up to 90% of the purchase price, dealer cost or the loan value as published by the National Automobile Dealers Association or the "Black Book." The terms of such loans generally do not exceed 60 months, with loans for older used cars underwritten for shorter terms. The Bank requires that the vehicles be insured and that the Bank be listed as loss payee on the insurance policy. The Bank originates a portion of its automobile loans on an indirect basis through various dealerships located in its primary market area, and the Bank offers floor plan loans to selected dealers on a case by case basis.

         Consumer loans generally involve more risk than first mortgage loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These loans may also give rise to claims and defenses by a borrower against the Bank, and a borrower may be able to assert against the Bank claims and defenses which it has against the seller of the underlying collateral. In underwriting consumer loans, the Bank considers the borrower's credit history, an analysis of the borrower's income, expenses and ability to repay the loan and the value of the collateral. The Bank's recent and planned increases in consumer lending also introduce additional risk as demands on the Bank's loan origination and administration increase and as the Bank's aggregate exposure to these types of loans increases.


         Commercial Business Lending. Before the acquisition of the former Heritage Bank, FSB, the Bank did not offer commercial business loans, except on a limited basis in modest amounts as an accommodation to customers of the Bank. Upon the acquisition, the Bank acquired approximately $768,000 of commercial business loans, and since then the Bank has been expanding its commercial business offerings and increasing its loan origination efforts. The Bank currently offers, or plans to offer, working capital loans, accounts receivable loans, floor plan loans to dealers of automobiles, and business equipment loans, and the Bank has recently added to its staff an additional loan officer with extensive experience originating and servicing indirect automobile loans. At December 31, 1996, the Bank's commercial business loans totalled $1.0 million and primarily consisted of automobile dealer floor plan loans and equipment loans. At that date, the Bank had one commercial business loan with an outstanding balance or loan commitment exceeding $300,000. The loan consisted of a floor plan lending arrangement dating back to August 1996 and begun by the former Heritage Bank, FSB. The loan is secured by used automobiles at a dealership in Monticello, Arkansas. The loan requires regular payments of interest, and the Bank requires principal paydowns as vehicles are sold and periodically in accordance with specified repayment schedules. At December 31, 1996, the Bank had committed to lend up to $500,000, the outstanding balance was $249,000, the loan was fully performing in accordance with its terms, and the loan was not adversely classified or designated by management.


         Commercial business loans generally involve more risk than single family residential loans. In underwriting commercial business loans, The Bank considers the obligor's credit history, an analysis of the obligor's income, expenses and ability to repay the obligation and the value of the collateral.

         Loan Solicitation and Processing. The Bank's loan originations are derived from a number of sources, including referrals by realtors, builders, depositors, borrowers and mortgage brokers, as well as walk in customers. The Bank's solicitation programs consist of calls by the Bank's officers, branch managers and other responsible employees to local realtors and builders and advertisements in local newspapers and billboards and radio broadcasts. Real estate loans are originated by the Bank's staff loan officers as well as the Bank's branch managers and executive officers, none of whom receives commissions for loan originations. Loan applications are accepted at each of the Bank's offices and, depending on the loan type and amount, may be processed and underwritten at the originating office or forwarded to the main office.

         Upon receipt of a loan application from a prospective borrower, the Bank's staff preliminarily reviews the information provided and makes an initial determination regarding the qualification of the borrower. If not disapproved, the application then is placed in processing, and a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. It is the Bank's policy to obtain an appraisal of the real estate intended to secure a proposed mortgage loan from independent fee appraisers. It is the Bank's policy to obtain personal guarantees from the principals on all loans. Except when the Bank becomes aware of a particular risk of environmental contamination, the Bank generally does not obtain a formal environmental report on the real estate at the time a loan is made.

         It is the Bank's policy to record a lien on the real estate securing the loan and to obtain a title insurance policy which insures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a designated flood plain, paid flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes.

         The Board of Directors has the overall responsibility and authority for general supervision of the Bank's loan policies. The Board has established written lending policies for the Bank. The Bank's officers and loan committee approve loans up to specified limits above which the approval of the Board may be required. Loan applicants are promptly notified of the decision of the Bank. It has been management's experience that substantially all approved loans are funded.

         Interest Rates and Loan Fees.   Interest rates charged by the Bank on
mortgage loans are primarily determined by competitive loan rates offered in its primary market area and the Bank's minimum yield requirements. Mortgage loan rates reflect factors such as prevailing market interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the federal government, including the Federal Reserve Board, the general supply of money in the economy, tax policies and governmental budget matters.

         The Bank receives fees in connection with loan commitments and originations, loan modifications, late payments and changes of property ownership and for miscellaneous services related to its loans. Loan origination fees are calculated as a percentage of the loan principal. The Bank typically receives fees of up to one point (one point being equivalent to 1% of the principal amount of the loan) in connection with the origination of mortgage loans. The excess, if any, of loan origination fees over direct loan origination expenses is deferred and accreted into income over the contractual life of the loan using the interest method. If a loan is prepaid, refinanced or sold, all remaining deferred fees with respect to such loan are taken into income at such time.

         Collection Policies. When a borrower fails to make a payment on a loan, the Bank generally takes prompt steps to have the delinquency cured and the loan restored to current status. Once the payment grace period has expired (in most instances 15 days after the due date), a late notice is mailed to the borrower, and a late charge is imposed, if applicable. If payment is not promptly received, a second notice is sent 15 days after the expiration of the grace period. If the loan becomes 30 days delinquent, the borrower is contacted, and efforts are made to formulate an affirmative plan to cure the delinquency. If a loan becomes 60 days delinquent, the loan is reviewed by the Bank's management, and if payment is not made, management may pursue foreclosure or other appropriate action. If a loan remains delinquent 90 days or more, the Bank generally initiates foreclosure proceedings.

         Asset Classification, Allowances for Losses and Nonperforming Assets. Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require an institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, an institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with an institution's classifications. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director.


         Management regularly reviews the Bank's assets to determine whether assets require classification or re-classification, and the Board of Directors reviews and approves all classifications. Following the Bank's acquisition of the former Heritage Bank, FSB, and in light of management's intention of increasing the Bank's emphasis on originating more commercial and multi-family real estate loans and consumer and commercial business loans, in August 1996 the Bank retained a consultant with extensive commercial banking experience in both executive and advisory capacities, both to perform a detailed initial evaluation of the Bank's loan portfolio and on an ongoing basis to assist management in planning and implementing these changes in the Bank's lending activities. The Bank also recently hired a staff loan analyst, whose responsibilities include assisting with monitoring the Bank's loan portfolio quality. As of December 31, 1996, based on the consultant's preliminary findings and recommendations in connection with the ongoing comprehensive loan portfolio review, and management's resulting reevaluation of the Bank's loan portfolio, the Bank had no assets classified as loss and approximately $60,000 of assets classified as doubtful, $2.8 million of assets classified as substandard and $744,000 of assets designated as special mention. The Bank's total adversely classified assets represented approximately 2.1% of the Bank's total assets and 32.9% of the Bank's tangible regulatory capital at December 31, 1996. At that date, substantially all of the Bank's adversely classified or designated assets were one- to four-family residences in the Bank's primary market area, and none of such assets was in excess of $100,000, except two commercial real estate loans totalling $424,000 secured by interests in a partnership that owns and operates a strip shopping center in Little Rock, Arkansas, all of which was classified as substandard due to concern about the borrowers' ability to repay the loans. At December 31, 1996, management did not expect the Bank to incur any loss in excess of attributable existing reserves on any of the Bank's adversely classified or designated assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


         In extending credit, the Bank recognizes that losses will occur and that the risk of loss will vary with, among other things, the type of credit being extended, the creditworthiness of the obligor over the term of the obligation, general economic conditions and, in the case of a secured obligation, the quality of the security. It is management's policy to maintain adequate allowances for losses based on management's assessment of the Bank's loan portfolio. The Bank increases its allowance for losses by charging provisions for losses against the Bank's income. Federal examiners may disagree with an institution's allowance for losses.


         The Bank's methodology for establishing the allowance for losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of the Bank's assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the Board of Directors on a regular basis based on an assessment of risk in the Bank's assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Allowances are provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value or net realizable value of the security. At the date of foreclosure or other repossession or at the date the Bank determines a property is an "in-substance foreclosed" property, the Bank transfers the property to real estate acquired in settlement of loans at the lower of cost or fair value. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a property would yield in a current sale between a willing buyer and a willing seller. Fair value is measured by market transactions. If a market does not exist, fair value of the property is estimated based on selling prices of similar properties in active markets or, if there are no active markets for similar properties, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value generally is determined through an appraisal at the time of foreclosure. At December 31, 1996, the Bank held no properties acquired in settlement of loans for which market values were unavailable. Any amount of cost in excess of fair value is charged-off against the allowance for loan losses. The Bank records an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, the property is periodically evaluated by management and an allowance is established if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate is recorded.


         The banking regulatory agencies, including the OTS, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming twelve months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

         Management actively monitors the Bank's asset quality and charges off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and provides specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         During the six months ended December 31, 1996, in light of the consultant's preliminary findings and recommendations in connection with the ongoing comprehensive loan portfolio review, and based on management's resulting reevaluation of the Bank's loan portfolio, the Bank made an additional provision for loan losses of $143,000, bringing the total reserve for losses on loans to $1.4 million, or 1.59% of gross loans. The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated. Information for periods before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                                 Six Months Ended
                                                                   December 31,             Year Ended June 30,
                                                             -----------------------      ------------------------
                                                               1996           1995           1996          1995
                                                             --------       --------      ---------     ----------
Balance at beginning of period  . . . . . . . . . . . .     $1,283,234     $ 728,491      $  728,491    $  728,491
                                                            ----------     ---------      ----------    ----------

Loans charged-off:
  Real estate mortgage:
    One- to four-family residential . . . . . . . . . .          9,838            --          12,130            --
    Other mortgage loans  . . . . . . . . . . . . . . .             --            --              --            --
  Consumer  . . . . . . . . . . . . . . . . . . . . . .          3,054            --              --            --
                                                            ----------     ---------      ----------    ----------
Total charge-offs . . . . . . . . . . . . . . . . . . .         12,892            --          12,130            --
                                                            ----------     ---------      ----------    ----------

Recoveries:
  Real estate mortgage:
    One- to four-family residential . . . . . . . . . .             --            --             250            --
    Other mortgage loans  . . . . . . . . . . . . . . .             --            --              --            --
  Consumer  . . . . . . . . . . . . . . . . . . . . . .             --            --              --            --
                                                            ----------     ---------      ----------    ----------
Total recoveries  . . . . . . . . . . . . . . . . . . .             --            --             250            --
                                                            ----------     ---------      ----------    ----------

Net loans charged-off . . . . . . . . . . . . . . . . .         12,892            --          11,880            --
                                                            ----------     ---------      ----------    ----------

Acquisition of subsidiary . . . . . . . . . . . . . . .             --            --         524,140            --
Provision for loan losses . . . . . . . . . . . . . . .        143,324            --          42,483            --
                                                            ----------     ---------      ----------    ----------

Balance at end of period  . . . . . . . . . . . . . . .     $1,413,666     $ 728,491      $1,283,234    $  728,491
                                                            ==========     =========      ==========    ==========

Ratio of net charge-offs to average
  loans outstanding during the period . . . . . . . . .          0.014%         --  %          0.018%        --   %
                                                            ==========     =========      ==========    ==========

         The following table allocates the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.




                                                         At December 31, 1996
                                                        ----------------------
                                                                    Percent of
                                                                  Loans in Each
                                                                   Category to
                                                        Amount     Total Loans
                                                        ------     -----------
Allocated to:
  Real estate loans:
    One- to four-family residential . . . . . .       $1,015,684        64.23%
    Multi-family and non-residential
      loans . . . . . . . . . . . . . . . . . .          304,155        27.23
  Consumer loans: . . . . . . . . . . . . . . .           11,203         7.52
    Commercial  . . . . . . . . . . . . . . . .           21,164         1.02
    Unallocated . . . . . . . . . . . . . . . .           61,460           --
         Total  . . . . . . . . . . . . . . . .       $1,413,666       100.00%
                                                      ==========       ======





                                                                                     At June 30,
                                                               ---------------------------------------------------------
                                                                          1996                            1995
                                                               ---------------------------   ---------------------------
                                                                           Percent of                     Percent of
                                                                          Loans in Each                  Loans in Each
                                                                           Category to                    Category to
                                                               Amount      Total Loans       Amount       Total Loans
                                                               ------      -----------       ------       -----------
Allocated to:
  Real estate loans:
    One- to four-family residential . . . . . .               $    935,354    71.66%         $ 600,856       67.35%
    Multi-family and non-residential
      loans . . . . . . . . . . . . . . . . . .                    278,650    23.61            125,000       28.84
  Consumer loans: . . . . . . . . . . . . . . .                     17,635     3.72                 --        3.57
    Commercial  . . . . . . . . . . . . . . . .                         --     1.01                 --        0.24
    Unallocated . . . . . . . . . . . . . . . .                     51,595       --                 --          --
         Total  . . . . . . . . . . . . . . . .               $  1,283,234   100.00%         $ 728,491      100.00%
                                                              ============   ======          =========      ======


         In addition to its allowance for loan losses, the Bank maintains an allowance for losses on real estate acquired in settlement of loans, including in-substance foreclosures. This allowance is established to cover losses on such properties. At December 31, 1996, the Bank had such an allowance in the amount of approximately $74,000


         Numerous financial institutions throughout the United States have incurred losses in recent years due to significant increases in loss provisions and charge-offs resulting largely from higher levels of loan delinquencies and foreclosures. Depressed real estate market conditions have adversely affected the economies of various regions and have had a severe impact on the financial condition and businesses of many of the financial institutions doing business in these areas. Considerable uncertainty exists as to the future improvement or deterioration of the real estate markets in these regions, or of its ultimate impact on these financial institutions. Moreover, the Bank's increasing emphasis on the origination of commercial and multi-family loans and consumer and commercial business loans may increase the Bank's risk of corresponding increases in loan loss provisions and charge-offs. Finally, as a result of declines in real estate market values and significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of examinations of such institutions by the FDIC, OTS or other federal or state regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for losses on loans and real estate acquired in settlement of such loans. While management believes the Bank has established its existing loss allowances in accordance with generally accepted accounting principles, there can be no guaranty or assurance that such reserves are, or in the future will be, adequate to absorb all loan losses or that regulators, in reviewing the Bank's assets, will not make the Bank increase its loss allowance, thereby negatively affecting the Bank's reported financial condition and results of operations.

         The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date. For information regarding the Bank's interest accrual practices, see the Notes to Consolidated Financial Statements.



                                                                       At                       At June 30,
                                                                   December 31,       ----------------------------
                                                                      1996                1996             1995
                                                                   -----------        -----------      -----------
Loans accounted for on a nonaccrual basis: (1)
  Real estate:
    One- to four-family residential . . . . . . . . . . .          $   568,356        $    166,228     $  165,009
    Other mortgage loans  . . . . . . . . . . . . . . . .                   --                  --             --
  Consumer  . . . . . . . . . . . . . . . . . . . . . . .                   --                  --             --
                                                                   -----------        ------------     ----------
    Total . . . . . . . . . . . . . . . . . . . . . . . .          $   568,356        $    166,228     $  165,009
                                                                   ===========        ============     ==========

Accruing loans which are contractually past due
  90 days or more:
  Real estate:
    One- to four-family residential . . . . . . . . . . .          $   249,664        $    725,487     $  502,064
    Other mortgage loans  . . . . . . . . . . . . . . . .                   --                  --             --
  Consumer loans  . . . . . . . . . . . . . . . . . . . .               60,700             127,142          5,525
                                                                   -----------        ------------     ----------
    Total . . . . . . . . . . . . . . . . . . . . . . . .          $   310,364        $    852,629     $  507,589
                                                                   ===========        ============     ==========

    Total nonperforming loans . . . . . . . . . . . . . .          $   878,720        $  1,018,857     $  672,598
                                                                   ===========        ============     ==========

Percentage of total loans . . . . . . . . . . . . . . . .                 0.91%               1.21%          1.23%
                                                                   ===========        ============     ==========
Other nonperforming assets (2). . . . . . . . . . . . . .          $   120,537        $    168,206     $  659,917
                                                                   ===========        ============     ==========
Loans modified in troubled debt restructurings  . . . . .          $   289,957        $    298,195     $  313,970
                                                                   ===========        ============     ==========





--------------------
(1) Designated nonaccrual loan payments received applied first to contractual principal; interest income recognized when contractually current.


(2) Other nonperforming assets includes foreclosed real estate. In 1995, loans to facilitate the sale of foreclosed real estate with little or no consumer equity have been reclassified to foreclosed real estate.

             During the six months ended December 31, 1996 and the year ended June 30, 1996, gross interest income of $18,925 and $7,718, respectively, would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the respective periods. Interest on such loans included in income during such respective periods amounted to $10,318 and $2,604, respectively.



             At December 31, 1996, management had identified approximately $2.9 million of loans which amount is not reflected in the preceding table but as to which known information about possible credit problems of borrowers caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms, all of which was included in the Bank's adversely classified or designated asset amounts at that date. Of this aggregate amount, $1.7 million was attributable to 98 one- to four-family residential loans, and $1.1 million was attributable to seven commercial or multi-family real estate loans. At December 31, 1996, management did not expect the Bank to incur any loss in excess of attributable existing reserves on any of the Bank's assets.


INVESTMENT ACTIVITIES

         General. The Bank is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Dallas, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. It may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require the Bank to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings banks are required to maintain. See "Regulation -- Depository Institution Regulation -- Liquidity Requirements."

         The Bank makes investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield and, under prior federal income tax law, satisfy certain requirements for favorable tax treatment. The investment activities of the Bank consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of securities issued or guaranteed by the U.S. government or agencies thereof. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Bank's investment policy. The Bank performs analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Securities purchases are approved by the Bank's Investment Committee, and the Board of Directors reviews all securities transactions on a monthly basis.

         Securities designated as "held to maturity" are those assets which the Bank has the ability and intent to hold to maturity. The held to maturity investment portfolio is carried at amortized cost. Securities designated as "available for sale" are those assets which the Bank might not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in equity.

         Mortgage-backed securities typically represent an interest in a pool of fixed-rate or adjustable-rate mortgage loans, the principal and interest payments on which are passed from the mortgage borrowers to investors such as the Bank. Mortgage-backed security sponsors may be private companies or quasi-governmental agencies such as FHLMC, FNMA and GNMA, which guarantee the payment of principal and interest to investors. Mortgage-backed securities can represent a proportionate participation interest in a pool of loans or, alternatively, an obligation to repay a specified amount secured by a pool of loans (commonly referred to as a "collateralized mortgage obligation," or "CMO"). Mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the credit enhancements that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Bank. The Bank's mortgage-backed securities portfolio primarily consists of seasoned securities either issued by a one of the quasi-governmental agencies or rated in one of the top two categories by a recognized rating organization.

         The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accredited over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

         The following table sets forth information regarding carrying values of the Bank's investment securities at the dates indicated. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.




                                                                   At                              At June 30,
                                                              December 31,           --------------------------------
                                                                  1996                    1996                1995
                                                              -------------          ------------          ----------
Securities available for sale:
   U.S. government and agencies . . . . . . . . . . . . .     $11,563,654            $ 5,279,625         $   957,500
   Collateralized mortgage obligations  . . . . . . . . .       8,144,683              9,034,604           1,655,352
   Other mortgage-backed securities . . . . . . . . . . .       4,202,261              3,120,595           4,433,098
                                                              -----------            -----------         -----------
                                                              $23,910,598            $17,434,824         $ 7,045,950
                                                              ===========            ===========         ===========

Securities held to maturity:
   U.S. government and agencies . . . . . . . . . . . . .     $        --            $        --         $ 2,000,000
   Collateralized mortgage obligations  . . . . . . . . .              --                     --          24,968,493
   Other mortgage-backed securities . . . . . . . . . . .      40,699,780             45,212,891          32,176,422
                                                              -----------            -----------         -----------

      Total . . . . . . . . . . . . . . . . . . . . . . .     $64,610,378            $62,647,715         $66,190,865
                                                              ===========            ===========         ===========

         The following table sets forth information in the scheduled maturities, amortized cost, market values and average yields for the Bank's investment portfolio at December 31, 1996.



                                               One Year or Less      One to Five Years       Five to Ten Years
                                              ------------------    ------------------      ------------------
                                              Carrying  Average     Carrying   Average      Carrying  Average
                                               Value     Yield       Value      Yield        Value     Yield
                                              -------   -------     -------    -------      -------   -------
Securities available for sale:
   U.S. government and agencies . . . . .     $  498,955   3.96%    $11,064,699   7.12%   $       --     6.73%
   Collateralized mortgage
      obligations . . . . . . . . . . . .             --     --              --     --     2,341,050     7.46
   Other mortgage-backed securities . . .        636,199   7.42         703,091   7.43       282,196     8.76
                                              ----------            -----------           ----------
                                               1,135,154             11,767,790            2,623,246
Securities held to maturity:

  U.S. government agencies  . . . . . . .             --     --              --     --            --       --
  Collateralized mortgage
    obligations . . . . . . . . . . . . .             --     --              --     --            --       --
   Mortgage-backed securities . . . . . .             --     --         479,614   9.35     3,005,161     8.47
                                              ----------            -----------           ----------

      Total . . . . . . . . . . . . . . .     $1,135,154            $12,247,404           $5,628,407
                                              ==========            ===========           ==========




                                                  More than Ten Years      Total Investment Portfolio
                                                  ---------------------  -------------------------------
                                                  Carrying  Average      Carrying     Market     Average
                                                   Value     Yield        Value       Value       Yield
                                                  ------    ------       -------      -----      -------
Securities available for sale:
   U.S. government and agencies . . . . .        $        --   6.38%   $11,563,654   $11,563,654   5.77%
   Collateralized mortgage
      obligations . . . . . . . . . . . .          5,803,633   6.49      8,144,683     8,144,683   7.11
   Other mortgage-backed securities . . .          2,580,775   6.12      4,202,261     4,202,261   7.02
                                                 -----------           -----------   -----------
                                                   8,384,408            23,910,598    23,910,598
Securities held to maturity:

  U.S. government agencies  . . . . . . .                 --     --             --            --     --
  Collateralized mortgage
    obligations . . . . . . . . . . . . .                 --     --             --            --     --
   Mortgage-backed securities . . . . . .        $37,215,005   6.75     40,699,780    41,010,178   6.85
                                                 -----------           -----------   -----------

      Total . . . . . . . . . . . . . . .        $45,599,413           $64,610,378   $64,920,776
                                                 ===========           ===========   ===========

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

         General. Deposits are the primary source of the Bank's funds for lending, investment activities and general operational purposes. While the Bank, like most independent savings institutions, historically has relied on certificates of deposit for a substantial portion of its deposits, management has recently shifted the Bank's deposit gathering emphasis away from certificates of deposit and toward transaction accounts with more favorable interest costs, interest rate risk characteristics and opportunities for the Bank to perform valued customer services that generate additional fee income, and it is expected that management will continue this trend after the Conversion. In addition to deposits, the Bank derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. The Bank has access to borrow advances from the FHLB of Dallas, which the Bank uses from time to time.

         Deposits. The Bank attracts deposits principally from within its primary market area by offering competitive rates on its deposit instruments, including money market accounts, passbook savings accounts, Individual Retirement Accounts and certificates of deposit which range in maturity from 90 days to three years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by the Bank on a periodic basis. In determining the characteristics of its deposit accounts, the Bank considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. The Bank does not accept brokered deposits or pay negotiated rates for jumbo deposits.

         The Bank attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, the Bank seeks to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of the Bank's depositors are Arkansas residents who reside in the Bank's primary market area.


         Savings deposits in the Bank at December 31, 1996 were represented by the various types of savings programs listed below.



Interest                       Minimum                                                  Minimum                     Percentage of
 Rate(1)                        Term                  Category                          Amount        Balances     Total Deposits
--------                       -------                --------                          -------    --------------  --------------

                                                   Demand Deposits
                                                   ---------------
  2.75%                        None                NOW accounts                         $    500    $  6,688,510        4.42%
* 4.16                         None                Money market deposits                   2,500      18,222,224       12.05
                                                                                                    ------------     -------
                                                     Total Demand Deposits                          $ 24,910,734       16.47

  3.06                         None                Savings deposits-passbook                           7,970,387        5.27

                                                   Certificates of Deposit
                                                   -----------------------

* 4.02                         3 months or less    Fixed-term, fixed-rate                  1,000       8,621,021        5.70
* 4.95                         6 months            Fixed-term, fixed-rate                  1,000      22,763,647       15.05
* 5.34                         12 months           Fixed-term, fixed-rate                  1,000      31,392,104       20.75
* 5.81                         15-72 months        Fixed-term, fixed-rate                  1,000      55,608,058       36.76
                                                                                                    ------------     -------
                                                     Total certificates of deposit                   118,384,830       78.26
                                                                                                    ------------     -------
                                                        Total deposits                              $151,265,951      100.00%
                                                                                                    ============     =======

--------------------
(1)   Represents weighted average interest rate.

         The following table sets forth information regarding average deposit balances and rates during the periods presented. Information for periods before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.


                                                                    Six Months Ended December 31,
                                                            -----------------------------------------
                                                                    1996                  1995
                                                            --------------------   ------------------
                                                            Average    Average     Average   Average
                                                            Balance      Rate      Balance     Rate
                                                            -------    -------     -------   -------
NOW accounts  . . . . . . . . . . . . . . . . . . . . .   $  6,154,619  3.27%   $   4,067,833  3.34%
Money market deposits . . . . . . . . . . . . . . . . .     17,875,275  3.63       13,900,529  3.76
Savings deposits - passbook . . . . . . . . . . . . . .      7,855,791  3.05        5,576,456  3.14
Certificates of deposit . . . . . . . . . . . . . . . .    116,123,607  5.61       89,843,884  5.68
                                                          ------------          -------------
    Total . . . . . . . . . . . . . . . . . . . . . . .   $148,009,292          $ 113,388,702
                                                          ============          =============


                                                                    Year Ended June 30,
                                                ----------------------------------------------------------------
                                                       1996                   1995                1994
                                                -------------------    -------------------   -------------------
                                                Average     Average    Average     Average   Average     Average
                                                Balance       Rate     Balance       Rate    Balance       Rate
                                                ----------------------------------------------------------------
NOW accounts  . . . . . . . . . . . . . . .    $  4,387,731  2.92%   $  3,952,237   2.88%   $  3,525,838   2.91
Money market deposits . . . . . . . . . . .      13,777,197  3.94      15,144,070   3.51      18,159,372   3.13
Savings deposits - passbook . . . . . . . .       6,632,913  3.71       5,784,072   2.89       5,668,697   3.28
Certificates of deposit . . . . . . . . . .      95,231,454  5.66      86,126,388   4.94      85,817,591   4.41
                                               ------------          ------------           ------------
    Total . . . . . . . . . . . . . . . . .    $120,029,295          $111,006,767           $113,171,498
                                               ============          ============           ============

         The following table sets forth information regarding changes in dollar amounts of deposits in various types of accounts offered by the Bank between the dates indicated. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.




                                        At December 31, 1996            Increase          At June 30, 1996           Increase
                                      -----------------------          (Decrease)    -------------------------      (Decrease)
                                                       % of             from June                     % of           from June
                                       Balance       Deposits            30, 1996        Balance     Deposits        30, 1995
                                      ----------     --------          -----------   -------------   ---------       ---------
NOW accounts. . . . . . . . . . . .   $  6,688,510      4.42%          $    19,975   $   6,668,535      4.57%      $  2,360,286
Money market deposits . . . . . . .     18,222,224     12.05             2,730,633      15,491,591     10.62          1,539,568
Savings deposits - passbook . . . .      7,970,387      5.27               (57,768)      8,028,155      5.50          2,202,261
Certificates of deposits. . . . . .    118,384,830     78.26             2,653,860     115,730,970     79.31         27,811,548
                                      ------------    ------           -----------   -------------    ------       ------------
                                      $151,265,951    100.00%          $ 5,346,700   $ 145,919,251    100.00%      $ 33,913,663
                                      ============    ======           ===========   =============    ======       ============






                                                                 At June 30, 1995
                                                             ------------------------
                                                                              % of
                                                              Balance        Deposits
                                                             ---------       --------
NOW accounts      . . . . . . . . . . . . . . . . .         $  4,308,249       3.85%
Money market deposits . . . . . . . . . . . . . . .           13,952,023      12.46
Savings deposits - passbook . . . . . . . . . . . .            5,825,894       5.20
Certificates of deposits. . . . . . . . . . . . . .           87,919,422      78.50
                                                            ------------     ------
                                                            $112,005,588     100.00%
                                                            ============     ======

         The following table sets forth information regarding time deposits classified by rates at the dates indicated. Information for dates before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.



                                                                   At                      At June 30,
                                                               December 31,   --------------------------------
                                                                   1996           1996                1995
                                                             --------------   --------------       -----------
 2.00 -  3.99%  . . . . . . . . . . . . . . . . . . . . .    $          --    $           --       $       --
 4.00 -  5.99%  . . . . . . . . . . . . . . . . . . . . .       96,925,772        75,847,271        61,799,314
 6.00 -  7.99%  . . . . . . . . . . . . . . . . . . . . .       21,459,059        39,883,699        26,056,756
 8.00 -  9.99%  . . . . . . . . . . . . . . . . . . . . .               --                --            63,352
                                                             -------------    --------------       -----------
                                                             $ 118,384,831    $  115,730,970       $87,919,422
                                                             =============    ===============      ===========



         The following table sets forth information regarding amounts and maturities of time deposits at December 31, 1996.






                                                                                     Amount Due
                                                 --------------------------------------------------------------------------
                                                 Less Than                                       After
Rate                                             One Year         1-2 Years     2-3 Years       3 Years           Total
----                                             ---------        ---------     ---------       -------           -----
 4.00 -  5.99%  . . . . . . . . . . . . . . .    $66,646,791     $26,526,625   $ 3,752,362     $      --      $  96,925,778
 6.00 -  7.99%  . . . . . . . . . . . . . . .      9,188,794      10,878,138     1,392,121            --         21,459,053
                                                 -----------     -----------   -----------     ---------      -------------
                                                 $75,835,585     $37,404,763   $ 5,144,483     $      --      $ 118,384,831
                                                 ===========     ===========   ===========     =========      =============



         The following table sets forth information regarding amounts of certificates of deposit of $100,000 or more by time remaining until maturity at December 31, 1996.



                                                                                 Certificates
         Maturity Period                                                          of Deposit
         ---------------                                                        --------------
         Three months or less. . . . . . . . . . . . . . . . . .                $    3,502,627
         Over three through six months . . . . . . . . . . . . .                     4,084,327
         Over six through 12 months  . . . . . . . . . . . . . .                     3,122,776
         Over 12 months    . . . . . . . . . . . . . . . . . . .                     2,235,138
                                                                                --------------
             Total . . . . . . . . . . . . . . . . . . . . . . .                $   12,944,868
                                                                                ==============

         The following table sets forth information regarding savings activities of the Bank for the periods indicated. Information for periods before May 3, 1996 does not include information for the Bank's savings bank subsidiary, which was acquired on that date.


                                    Six Months Ended
                                       December 31,                          Year Ended June 30,
                                ------------------------              --------------------------------
                                 1996              1995                  1996                 1995
                                ------            ------              ---------              ---------
Deposits . . . . . . . . . . .  $ 110,067,958   $32,274,072           $   93,529,413      $ 83,892,579
Withdrawals. . . . . . . . . .   (108,479,252)  (31,714,609)             (91,037,454)      (90,216,784)
Net increase (decrease)
 before interest credited  . .      1,588,706       559,463                2,491,959        (6,324,207)
Subsidiary acquisition . . . .            --             --               25,101,788                --
Interest credited  . . . . . .      3,757,994     2,995,433                6,314,641         4,979,125
                                -------------   -----------           --------------      ------------
    Net increase (decrease) in
     savings deposits  . . . .  $   5,346,700   $ 3,554,896           $   33,908,388      $ (1,345,082)
                                =============   ===========           ==============      ============


         In the unlikely event the Bank is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of the Converted Bank or the Bank, which is the Company.

         Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending, investments and general operating activities. The Bank is authorized, however, to use advances from the FHLB of Dallas to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Dallas functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Bank is required to own stock in the FHLB of Dallas and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. Advances from the FHLB of Dallas are secured by the Bank's stock in the FHLB of Dallas and first mortgage loans.

         The following tables set forth certain information regarding short-term borrowings by the Bank for the periods indicated. Averages are based on monthly balances.


                                                          Six Months Ended
                                                             December 31,                       Year Ended June 30,
                                                     ----------------------------             -----------------------
                                                      1996                  1995                 1996          1995
                                                     ------                ------             --------       --------
Amounts outstanding at end of period:
  FHLB advances . . . . . . . . . . . . . . .        $10,000,000       $10,000,000            $10,000,000    $    --

Maximum amount of borrowings outstanding
  at any month end:
  FHLB advances . . . . . . . . . . . . . . .        $12,500,000       $10,000,000            $10,000,000    $    --

Approximate average short-term borrowings
  outstanding with respect to:
  FHLB advances . . . . . . . . . . . . . . .        $10,416,667       $ 5,000,000            $ 7,500,000    $    --


SUBSIDIARY ACTIVITIES


      As federally chartered savings banks, the Bank and its separate subsidiary savings bank, are each permitted to invest an amount equal to 2% of its assets in non-savings institution service corporation subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of December 31, 1996 on a consolidated basis the Bank was authorized to invest up to approximately $5,294,000 in the stock of or loans to such subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to such
subsidiaries in which they own 10% or more of the capital stock.   The Bank has
one subsidiary service corporation, HCB Properties, Inc., which was formed in August 1996 to hold certain properties acquired by the Bank for possible future expansion, because the properties are larger than the Bank's anticipated expansion needs, and it is expected that portions of the properties eventually will be sold. At December 31, 1996, the Bank's aggregate investment in, and loans to, the subsidiary service corporation totalled $362,000, all of which was subject to exclusion from the Bank's regulatory capital under applicable legal requirements (see "Regulation of the Bank--Regulatory Capital Requirements"). For additional information regarding the Bank's subsidiary savings bank, see "Heartland Community Bank."


OFFICES AND OTHER MATERIAL PROPERTIES


  The following table sets forth information regarding the Bank's offices at December 31, 1996.




                                      Year         Owned or                   Approximate
                                     Opened         Leased     Book Value     Square Footage
                                     ------         ------     ----------     --------------
Main Office:

237 Jackson Street, S.W.                1933          Owned     $  701,000          12,000
Camden, Arkansas

Branch Offices:

23233 Interstate 30, No. 20(1)          1996         Leased         23,000           1,000
Bryant, Arkansas

208 Cardinal Shopping Center            1981          Owned        163,000           1,200
Camden, Arkansas

610 West 4th Street                     1969          Owned        603,000           3,500
Fordyce, Arkansas

109 North Chester                       1993          Owned        609,000           1,800
Little Rock, Arkansas

207 North Church(2)                     1993         Leased         24,000           2,200
Monticello, Arkansas

108 East Pine(3)                        1996         Leased         16,000             900
Sheridan, Arkansas


--------------
(1)      Limited service loan production office opened in November 1996.

(2) The Bank is building a 7,400 square foot replacement branch at 473 Highway 425 North in Monticello, which is expected open in July 1997 at an aggregate building cost of approximately $1,250,000.

(3) The Bank is building a 5,500 square foot replacement branch at 113 South Main Street in Sheridan, which is expected to open in August 1997 at aggregate building cost of approximately $975,000.



         In addition to the offices described above, at December 31, 1996 the Bank held five other properties located in various communities within the Bank's primary market area. These properties were acquired for possible future construction of additional offices and related facilities, though certain of the properties are larger than the Bank's foreseeable needs, and therefore portions of those properties may be sold by the Bank. At that date, the aggregate net book value of these properties totalled $1.1 million, of which $570,000 was classified as held for resale. It is anticipated that in the future management may determine to expand the Bank's network of banking facilities by installing ATMs in existing or new banking facilities, by building branches or other facilities on the properties held by the Bank, by acquiring other facilities or sites and/or by acquiring banks or other financial companies with their own facilities.


         The book value of the Bank's aggregate investment in properties, premises and equipment totalled approximately $2.9 million at December 31, 1996. See Note 7 of the Notes to Consolidated Financial Statements.


EMPLOYEES


         As of December 31, 1996, the Bank had 62 full-time and no part-time employees, none of whom was represented by a collective bargaining agreement. Management considers the Bank's relationships with its employees to be good.


LEGAL PROCEEDINGS


         From time to time, the Bank is a party to various legal proceedings incident to its business. At December 31, 1996, there were no legal proceedings to which the Company or the Bank was a party, or to which any of their property was subject, which were expected by management to result in a material loss to the Company or the Bank, and there were no pending regulatory proceedings to which the Company, the Bank or its subsidiaries was a party, or to which any of their properties was subject, which were expected to result in a material loss.


                                   REGULATION

GENERAL

         As federally chartered savings institutions, each of the Bank and its savings bank subsidiary (collectively, the "Banks") is subject to extensive regulation by the OTS and the FDIC and to OTS regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The OTS periodically examines the Banks for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of the Banks because their deposits are insured by the SAIF. The Banks must file reports with the OTS describing their activities and financial condition and also are subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

REGULATION OF THE BANKS

         Federal Home Loan Bank System. The Banks are members of the FHLB System, which consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As members of the FHLB of Dallas, the Banks are required to acquire and hold shares of capital stock in the FHLB of Dallas in an amount at least equal to 1% of the aggregate unpaid principal of their home mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of their advances (borrowings) from the FHLB of Dallas, whichever is greater.


         The FHLB of Dallas serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHLB and the Board of Directors of the FHLB of Dallas. Long-term advances may only be made for the purpose of providing funds for residential housing finance. At December 31, 1996, the Bank had $10.0 million in advances outstanding with the FHLB of Dallas. See "Business of the Bank -- Deposit Activity and Other Sources of Funds -- Borrowings."


         Liquidity Requirements. The Banks are required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of the United States and states and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt and mortgage loans and mortgage-related securities with less that one year to maturity or subject to pre-arranged sale within one year) equal to the monthly average of not less than a specified percentage (currently 5%) of their net withdrawable savings deposits plus short-term borrowings. The Banks are also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of their net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements.


         Qualified Thrift Lender Test. The Banks are subject to OTS regulations which use the concept of a Qualified Thrift Lender to determine eligibility for Federal Home Loan Bank advances and for certain other purposes. To qualify as a Qualified Thrift Lender, a savings institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio" assets in Qualified Thrift Investments. Portfolio assets are defined to include total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing, and educational, small business and credit card loans, (ii) 50% of the dollar amount of residential mortgage loans subject to sale under certain conditions, and (iii) stock in a Federal Home Loan Bank or the FHLMC. In addition, subject to a 20% of portfolio assets limit, savings institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. To be qualified as a Qualified Thrift Lender, a savings institution must maintain its status as a Qualified Thrift Lender for nine out of every 12 months. Failure to qualify as a Qualified Thrift Lender results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the Federal Home Loan Bank System. Upon failure to qualify as a Qualified Thrift Lender for two years, a savings institution must convert to a commercial bank in excess of the required percentage.



        At December 31, 1996, approximately 74.5% of the Banks' portfolio assets were invested in Qualified Thrift Investments.


         Regulatory Capital Requirements.   Under OTS capital standards,
savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on institutions that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated CAMEL 1 under the OTS examination rating system). For purposes of these regulations, Tier 1 capital has the same definition as core capital. See " -- Prompt Corrective Regulatory Action." Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of an institution's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill held by an eligible institution. Tangible capital is given the same definition as core capital but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings institution's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationships.


         Core and tangible capital generally are required to be reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and depository institutions or holding companies therefor. As of December 31, 1996, the Bank had approximately $362,000 of investments in, or extensions of credit to, non-includible subsidiaries.

         Adjusted total assets for purposes of the core and tangible capital requirements are a savings institution's total assets as determined under generally accepted accounting principles, adjusted for certain goodwill amounts, and increased by a pro rated portion of the assets of subsidiaries in which the institution holds a minority interest and which are not engaged in activities for which the capital rules require the institution to net its debt and equity investments against capital, as well as a pro rated portion of the assets of other subsidiaries for which netting is not fully required under phase-in rules. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the institution's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.


         In determining compliance with the risk-based capital requirement, a savings institution is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the institution's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the institution's general loan and lease loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and, after July 1, 1990, by an increasing percentage of the institution's high loan-to-value ratio land loans, non-residential construction loans and equity investments other than those deducted from core and tangible capital. As of December 31, 1996, the Bank had no high ratio land or non-residential construction loans and no equity investments for which OTS regulations require a deduction from total capital.


         The risk-based capital requirement is measured against risk-weighted assets which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, one- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80% and average annual occupancy rates of at least 80% and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government (such as mortgage-backed securities issued by GNMA) are given a 0% risk weight.


         At December 31, 1996, the Banks exceeded all regulatory minimum capital requirements. For additional information relating to the Bank's consolidated regulatory capital compliance at December 31, 1996, see "Selected Consolidated Financial Information and Other Data."


         The OTS has proposed an amendment to its capital regulations establishing a minimum core capital ratio of 3% for institutions rated CAMEL 1 under the OTS examination rating system. For all other institutions, the minimum core capital ratio will be from 4% to 5%. In determining the amount of additional core capital, the OTS will assess both the quality of risk management systems and the level of overall risk in each individual institution through the supervisory process on a case-by-case basis.

         The risk-based capital standards of the OTS requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Due to their net size and risk-based capital level, the Banks are exempt from the interest rate risk component.

         In addition to requiring generally applicable capital standards for savings institutions, the Director of the OTS is authorized to establish the minimum level of capital for an institution at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The Director of the OTS may treat the failure of any institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any institution which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.


         Deposit Insurance.   The Banks are required to pay assessments based
on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF. Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.




         For the past several semi-annual periods, institutions with SAIF-assessable deposits, like the Banks, have been required to pay higher deposit insurance premiums than institutions with deposits insured by the BIF. In order to recapitalize the SAIF and address the premium disparity, the recently enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of
insured deposits.   Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Banks incurred a pre-tax expense totalling approximately $881,824 during the six months ended December 31, 1996.



         The FDIC has proposed a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lowest risk assessment classification will be assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

         SAIF members generally are prohibited from converting to the status of members of the BIF administered by the FDIC or merging with or transferring assets to a BIF member before the later of August 9, 1994 or the date on which the SAIF first meets or exceeds the designated reserve ratio. The FDIC, however, may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. An institution may adopt a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

         The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, would not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than mortgage servicing rights and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings institutions, the FDIC will take into account whether the institution is meeting with the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.


         Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves equal to 3% must be maintained on the first $49.3 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets.


         Dividend Restrictions. Under OTS regulations, the Bank will not be permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of the Conversion. See "The Conversion -- Principal Effects of Conversion on Depositors and Borrowers of the Bank -- Liquidation Account." In addition, the Banks will be required by OTS regulations to give the OTS 30 days' prior notice of any proposed declaration of dividends.

         OTS regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Banks. Under these regulations, an institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, after notice, to make capital distributions during a calendar year in the amount equal to the greater of: (i) 75% of its net income for the previous four quarters; or (ii) 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded regulatory requirements at the beginning of the calendar year. An institution with total capital in excess of current minimum capital ratio requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. An institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. A Tier 1 Association that has been notified by the OTS that it is in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. The

Banks are Tier 1 Associations. Despite the above authority, the OTS may prohibit any institution from making a capital distribution that would otherwise be permitted by the regulation, if the OTS were to determine that the distribution constituted an unsafe or unsound practice.

         Under the OTS prompt corrective action regulations, the Banks would be prohibited from making any capital distributions if, after making the distribution, it would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. See " -- Prompt Corrective Regulatory Action." Furthermore, during the first year following completion of the Conversion, the Bank will not pay dividends to the Company if, as a result of any such dividend, the Bank's tangible capital would be reduced below 10% of its adjusted total assets.

         In addition to the foregoing, earnings of the Banks appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate on the amount of earnings removed from the reserves for such distributions. See "Taxation." The Company intends to make full use of this favorable tax treatment afforded to the Banks, and the Company and does not contemplate use of any post-Conversion earnings of the Banks in a manner which would limit either Bank's bad debt deduction or create federal tax liabilities.

         Limits on Loans to One Borrower. Savings institutions generally are subject to the lending limits applicable to national banks. With certain limited exceptions, an institution's loans and extensions of credit outstanding to a person at one time shall not exceed 15% of the unimpaired capital and surplus of the institution. An institution may lend an additional amount, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the institution is in compliance with its fully phased-in capital requirements;
(iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. The lending limits generally do not apply to purchase money mortgage notes taken from the purchaser of real property acquired by the institution in satisfaction of debts previously contracted if no new funds are advanced to the borrower and the institution is not placed in a more detrimental position as a result of the sale. Certain types of loans are excepted from the lending limits, including loans secured by savings deposits.


         At December 31, 1996, the maximum aggregate amounts that the Bank and its subsidiary savings bank could have lent to any one borrower under the 15% limit were approximately $1.9 million and $500,000, respectively. At such date, the largest aggregate amounts of loans that the Bank and its subsidiary savings bank had outstanding to any one borrower were $1,776,000 and $494,000, respectively. On a pro forma basis, after giving effect to the Conversion based on the assumptions set forth at "Use of Proceeds" at the midpoint of the estimated valuation range, the Banks' aggregate lending limit as of December 31, 1996 would have been approximately $3.0 million.


         Transactions with Related Parties. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of an institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

         Further, savings institutions are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of an institution and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also prohibits the making of loans above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of an institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

         Savings institutions are also subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act and Regulation O on loans to executive officers and the restrictions of 12 U.S.C. Section 1972 on certain tying arrangements and extensions of credit by correspondent banks.
Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers.
Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

         Prompt Corrective Regulatory Action. Under FDICIA, the federal banking regulators are required to take prompt corrective action if an institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to become undercapitalized. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") generally is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution may also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt, with certain exceptions. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below the "critical capital level" established by the appropriate federal banking regulator, the institution is subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.


         Under the OTS regulation, implementing the prompt corrective action provisions of FDICIA, the OTS measures an institution's capital adequacy on the basis of its total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core
capital to adjusted total assets).   An institution that is not subject to an
order or written directive to meet or maintain a specific capital level is deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6% or greater; and
(iii) a leverage ratio of 5% or greater. An "adequately capitalized" savings institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8% or greater;
(ii) a Tier 1 capital risk-based ratio of 4% or greater; and (iii) a leverage ratio of 4% or greater (or 3% or greater if the savings institution has a composite 1 CAMEL rating). An "undercapitalized institution" is an institution that has (i) a total risk-based capital ratio less than 8%; or (ii) a Tier 1 risk-based capital ratio of less than 4%; or (iii) a leverage ratio of less than 4% (or 3% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as an institution that has: (i) a total risk-based capital ratio of less than 6%; or (ii) a Tier 1 risk-based capital ratio of less than 3%; or (iii) a leverage ratio of less than 3%. A "critically undercapitalized" savings institution is defined as an institution that has a ratio of core capital to total assets of less than 2%. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. As of December 31, 1996, the Bank and its subsidiary savings bank were classified as "well capitalized" under the prompt corrective action regulations.


         Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the federal banking agencies, including the OTS and Federal Reserve Board, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.
Management believes that the Banks already meet substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Banks' operations.

         Additionally under FDICIA, as amended by the CDRI Act, the federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS and Federal Reserve Board, issued proposed guidelines relating to asset quality and earnings.
Under the proposed guidelines, an FDIC insured depository institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Banks' operations.

REGULATION OF THE COMPANY

         General. Following the Conversion, the Company will be a savings institution holding company as defined by the Home Owners' Loan Act. As such, the Company will be registered with the OTS and will be subject to OTS regulation, examination, supervision and reporting requirements. As subsidiaries of a savings institution holding company, the Banks will be subject to certain restrictions in their dealings with the Company and affiliates thereof. The Company also will be required to file certain reports with, and otherwise comply with the rules and regulations of, the SEC under the federal securities laws.


         Activities Restrictions. The Board of Directors of the Company presently intends to operate the Company as a multiple savings institution holding company, in order to facilitate possible future branch expansion, in the event the Bank ever becomes subject to Arkansas branching restrictions, which are based on the home office location of each separately chartered banking institution. As a result, the activities of the Company and any of its subsidiaries (other than the Banks or other subsidiary savings institutions) will be subject to various restrictions. Among other things, no multiple savings institution holding company or subsidiary thereof which is not an institution shall commence or continue for a limited period of time after becoming a multiple savings institution holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by, the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business;
(iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings institution holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. A multiple savings institution holding company must obtain the approval of the OTS prior to engaging in the activities described in (vii) above. In addition, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by an institution holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director of the OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.


         Restrictions on Acquisitions. Savings institution holding companies may not acquire, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings institution holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of an institution or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings institution holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the voting shares of an under-capitalized savings institution pursuant to a "qualified stock issuance" without that savings institution being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings institution holding company's other subsidiaries must have tangible capital of at least 6 1/2% of total assets, there must not be more than one common director or officer between the savings institution holding company and the issuing savings institution, and transactions between the savings institution and the savings institution holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of the OTS, no director or officer of an institution holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings institution holding company.

         The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings institution holding company which controls savings institutions in more than one state if: (i) the multiple savings institution holding company involved controls an institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the FDIC Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings institution holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

         OTS regulations permit federal savings institutions to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal institution may not establish an out-of-state branch unless (i) the federal institution qualifies as a "domestic building and loan association" under Section 7701(a)(19) of the Internal Revenue Code and the total assets attributable to all branches of the institution in the state would qualify such branches taken as a whole for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings holding company or (b) a violation of certain statutory restrictions on branching by savings institution subsidiaries of banking holding companies. Federal savings institutions generally may not establish new branches unless the institution meets or exceeds minimum regulatory capital requirements. The OTS will also consider the institution's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

         Under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), bank holding companies are specifically authorized to acquire control of any savings institution. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating an institution is a permissible activity for bank holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. In approving such an application, the Federal Reserve Board may not impose any restriction on transactions between the savings institutions and its holding company affiliates except as required by Section 23A and 23B of the Federal Reserve Act. A bank holding company that controls an institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.

         Federal Securities Law. The Company has filed with the SEC a Registration Statement under the Securities Act, for the registration of the Common Stock to be issued in the Conversion. Upon completion of the Conversion, the Common Stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act"), and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act.

         The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale provisions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                    TAXATION

FEDERAL INCOME TAXATION

         Savings institutions such as the Bank are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") in the same general manner as other corporations. Through tax years beginning before December 31, 1995, institutions such as the Bank which met certain definitional tests and other conditions prescribed by the Internal Revenue Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and "nonqualifying loans," which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans was an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans was computed as 8% of a savings institution's taxable income, with certain adjustments. The Bank generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes in any given year.

         Legislation that is effective for tax years beginning after December 31, 1995 requires institutions to recapture into taxable income over a six taxable year period the portion of the tax loan reserve that exceeds the pre-1988 tax loan loss reserve. The Bank will no longer be allowed to use the reserve method for tax loan loss provisions, but would be allowed to use the experience method of accounting for bad debts. There will be no future effect on net income from the recapture because the taxes on these bad debts reserves has already been accrued as a deferred tax liability.

         The Bank's federal income tax returns have not been examined by the regulatory authorities in the past five years. For additional information, see
Note 12 of the Notes to Consolidated Financial Statements contained elsewhere herein.

         For taxable years beginning after June 30, 1986, the Internal Revenue Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI exceeds an exemption amount. The Internal Revenue Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years including 1987 through 1989, 50% of the excess of (i) the taxpayer's pre-tax adjusted net book income over (ii) AMTI (determined without regard to this latter preference and prior to reduction by net operating losses). For taxable years beginning after 1989, this latter preference has been replaced by 75% of the excess (if any) of (i) adjusted current earnings as defined in the Internal Revenue Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). For any taxable year beginning after 1986, net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum taxes may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1992, corporations, including savings institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million. The Banks are not currently paying any amount of alternative minimum tax but may, depending on future results of operations, become subject to this tax.

STATE INCOME TAXATION

         The Banks will continue to be subject to Arkansas corporation income tax which is 6.5% of all taxable earnings when income exceeds $100,000. The Company is incorporated under Oklahoma law and qualified to do business in Arkansas as a foreign corporation and, accordingly, the Company will incur certain franchise and other taxes, which management does not expect to be material to the Company as a whole.


                           MANAGEMENT OF THE COMPANY


         The Board of Directors of the Company consists of the same individuals who serve as directors of the Bank. Their biographical information is set forth under "Management of the Bank -- Directors." The Board of Directors of the Company is divided into three classes. Directors of the Company serve for three-year terms or until their successors are elected and qualified, with approximately one-third of the directors being elected at each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Conversion. Mr. Parker and Mr. Moseley have terms of office expiring in 1997, Mrs. Lampkin and Mr. Steelman have terms of office expiring in 1998, and Mr. McKeel, Ms. Silliman and Mr. Murry have terms of office expiring in 1999.


         The following table sets forth information regarding the officers of the Company and the principal offices held by them.

         Officer                           Office
         -------                           ------
         Vida H. Lampkin                 Chairman of the Board, President
                                         and Chief Executive Officer

         Cameron D. McKeel               Vice President

         William C. Lyon                 Vice President

         Douglas Thorne                  Treasurer

         Paula J. Bergstrom              Secretary


         The officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

         Since the formation of the Company, none of the directors, officers or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and executive officers of the Company is set forth under "Management of the Bank."

                             MANAGEMENT OF THE BANK

DIRECTORS AND EXECUTIVE OFFICERS


         Because the Bank is a mutual savings institution, its members have elected its Board of Directors. Upon completion of the Conversion, exclusive voting rights over the Bank will be vested in the Company, whose Board of
Directors will be elected by the stockholders of the Company.   Under the
Bank's Charter, directors of the Bank are elected for terms of three years, with approximately one-third standing for election each year. Upon Conversion, the directors of the Bank will continue in office until the Annual Meetings of Stockholders following the fiscal years set forth below, at which time they may stand for reelection, and until their successors, if any, are elected and qualified. The following table sets forth information regarding the directors and executive officers of the Bank.


                                                       Age at
                                                    September 30,
Directors                                                1996                 Director Since            Term to Expire
---------                                              -------                --------------            --------------
Vida H. Lampkin                                          58                        1983                      1998
  Chairman of the Board, President
  and Chief Executive Officer of
  the Bank
Cameron D. McKeel                                        57                        1996                      1999
  Executive Vice President of
  the Bank
Roy Wayne Moseley                                        60                        1990                      1997
Bruce D. Murry                                           57                        1994                      1999
Carl E. Parker, Jr.                                      49                        1981                      1997
Lula Sue Silliman                                        68                        1962                      1999
Clifford Steelman                                        55                        1984                      1998

Executive Officer
-----------------

William C. Lyon                                          55                         --                        --
  Senior Vice President and Chief
  Lending Officer of the Bank


         The principal occupation of each director and executive officer of the Bank is set forth below.


         VIDA H. LAMPKIN has served as Chairman of the Board, President and Chief Executive Officer of the Bank since January 1990. Mrs. Lampkin also serves as the Chairman of the Board, President and Chief Executive Officer of the Bank's subsidiary savings bank. Mrs. Lampkin is currently a Board member of the Arkansas League of Savings Institutions, a member of the Arkansas Community of Excellence Committee for Camden, and is immediate past president of the Camden, Arkansas Chamber of Commerce.



         CAMERON D. MCKEEL has served as Executive Vice President of the Bank since May 1996. Mr. McKeel also serves as a director of the Bank's subsidiary savings bank. Prior to joining the Bank, Mr. McKeel was Executive Vice President of Arkansas State Bank in Clarksville, Arkansas. He has been secretary for the Clarksville Lions Club and is a member of First Baptist Church of Clarksville and Camden Noon Lions Club.


         ROY WAYNE MOSELEY has been the owner of Wayne's Greenhouse, a wholesale flower production business, in Fordyce, Arkansas since 1960. Mr. Moseley serves as the Fordyce, Arkansas Fire Chief.

         BRUCE D. MURRY is owner of Bruce's, Inc., a menswear and retail establishment, located in Camden, Arkansas. He was president of the Camden, Arkansas Chamber of Commerce in 1995 and is a member of the Economic Development Task Force.

         CARL E. PARKER, JR. has been General Manager of Camden Monument Co. from 1970 to the present. He is a member of the Camden, Arkansas Rotary Club and Chamber of Commerce.

         LULA SUE SILLIMAN served as partner and office manager of the Silliman Insurance Agency, Inc., from 1949 until her retirement in 1970.

         CLIFFORD STEELMAN has been the Human Resources Manager of International Paper Co. located in Camden, Arkansas from 1968 to the present. He currently is serving on the Employers Advisory Committee for the Arkansas Employment Security Division and is a member of the Board of Directors of the Camden Fairview School District.


         WILLIAM C. LYON has been Senior Vice President and Chief Lending Officer of the Bank since May 1996. Mr. Lyon also serves as a director and the Chief Lending Officer of the Bank's subsidiary savings bank. From January 1994 to May 1996, Mr. Lyon was a self-employed banking consultant, and from 1991 to 1994 he served as Senior Vice President of American National Bank and Trust Co. in Shawnee, Oklahoma. Mr. Lyon is a member of the Lions Club and serves on various Chamber of Commerce committees.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Bank holds regular meetings and special meetings as needed. During the year ended June 30, 1996, the Bank's Board met 19 times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held while he or she was a member during the year ended June 30, 1996 and the total number of meetings held by committees on which he or she served during such fiscal year.

         The Bank's full Board of Directors acts as an audit committee and met once in this capacity in fiscal 1996 to examine and approve the independent audit report.

         The compensation committee of the Bank's Board of Directors includes the Bank's five non-employee directors which, for fiscal 1996, consisted of Messrs. Moseley, Murry and Parker, Ms. Silliman and Mr. Steelman. This committee reviews the performance of the Bank's officers and met twice in fiscal 1996.

         The Bank does not have a standing nominating committee. Under the Bank's current Bylaws, the Bank's full Board of Directors acts as the nominating committee. The Board of Directors met twice in this capacity during fiscal 1996. Following the Conversion, it is anticipated that the Company's full Board of Directors will act as a nominating committee for selecting the management nominees for election as directors of the Company in accordance with the Company's Bylaws.

DIRECTOR COMPENSATION


         The Bank's directors receive fees of $1,000 per month, effective
January 1, 1997.   This fee includes any Executive, Compensation or Lending
Committee meeting. The Bank's directors do not receive additional fees for service on the Board of the Bank's subsidiary savings bank. During fiscal 1996, when fees were $600 per month, the Bank's directors' fees totalled $41,975.


         Directors' Retirement Plan. The Bank's Board of Directors has adopted the First Federal Savings and Loan Association Directors' Retirement Plan (the "Directors' Plan"), effective June 13, 1996 (the "Effective Date"), for its directors who are members of the Bank's Board of Directors at some time on or after the Directors' Plan's Effective Date, provided that an employee who becomes a director after June 30, 1996 will not become a participant unless the Board of Directors adopts a specific resolution to that effect. On the Effective Date, (1) the account of each participant who is a director on the Effective Date (other than directors Lampkin and McKeel) was credited with an amount of $1,900 for each full year of service as a director; (2) the account of Director Lampkin was credited with an amount projected to provide her with an annual retirement benefit, commencing at age 65 and continuing for her lifetime, in an amount equal to the difference between (i) 70% of her projected annual rate of pay at retirement, and (ii) the annuity value of her accrued benefits under the Bank's tax-qualified retirement plans plus her annual social security benefit at age 65; and (3) the account of Director McKeel was credited with an amount projected to provide him with an annual retirement benefit, commencing at age 65 and continuing for a period of ten years, in an amount equal to the difference between (i) 40% of his projected annual rate of pay at retirement, and (ii) the annuity value of his accrued benefits under the Bank's tax-qualified retirement plans plus his annual social security benefit at age 65.

         On the first day of each calendar month after the Effective Date, each participant who is a director on said date, with the exception of Directors Lampkin and McKeel, will have his or her account credited with an amount equal to the product of $158.33 and the Safe Performance Factor for the preceding fiscal year. The Safe Performance Factor is determined annually based on the Bank's return on equity, non-performing asset ratio, and CAMEL rating for the year as compared to targets set for the fiscal year. In addition, prior to the Conversion, each participant's vested account balance will be credited with a rate of return equal to the highest rate of interest paid by the Bank on certificates of deposit having a term of one year or less. However, after the Conversion each participant's vested account balance will be credited with investment returns as if it were invested in Common Stock.

         Amounts credited to the accounts of participants other than Directors Lampkin and McKeel will be fully vested at all times. The amounts credited to Director Lampkin and Director McKeel will become vested at the rate of 1.18% for each full month of service as a director, starting with 15% vested interest on June 30, 1996, and becoming fully vested after 72 or more months of service after June 30, 1996.

         Upon a non-employee director's termination of service on the Board due to death, disability, or mandatory retirement due to age restrictions, the director's account will be credited with an amount equal to the difference between $38,000 and the amount previously credited to his or her account, exclusive of investment returns. In the event of Director Lampkin's or Director McKeel's disability or death prior to his or her attainment of 50% vesting, the vested percentage on his or her account will be increased to 50%. If Director Lampkin's or Director McKeel's service on the Board is terminated for any reason other than "just cause" following a change in control, the vested percentage of his or her account will become 100%.

         Distribution of account balances will be made in cash, over a ten-year period, unless the participant elects to receive a lump sum or annual installments over a period of less than ten years. If a participant dies before receiving all benefits payable under the plan, distribution will be made to his or her beneficiary or, in the absence of a beneficiary, to his or her estate, in a lump sum, unless the participant has elected to have the distribution made in installments over a period of up to ten years.

         Benefits under the Directors' Plan are non-transferable. The Bank will pay all benefits in cash from its general assets, and has established a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Bank's general creditors. In the event a participant prevails over the Bank in a legal dispute as to the terms or interpretation of the Directors' Plan, he or she will be reimbursed for his or her legal and other expenses.

EXECUTIVE COMPENSATION

         The following table sets forth cash and noncash compensation for the fiscal year ended June 30, 1996 awarded to or earned by the Bank's Chief Executive Officer for services rendered in all capacities to the Bank and its subsidiary.

                                       Annual Compensation
                                     ----------------------
                                                                       All Other
Name                     Year        Salary          Bonus           Compensation(1)
----                     ----        ------          -----           ---------------
Vida H. Lampkin          1996       $ 76,000       $  905             $15,763


----------------
(1) Includes director fees ($6,900), life, health, dental and disability insurance ($6,142) and matching contribution to defined contribution plan ($2,721); excludes indirect compensation in the form of certain perquisites and other personal benefits which did not exceed 10% of salary and bonus.


CERTAIN BENEFIT PLANS AND ARRANGEMENTS

         In connection with the Conversion, the Company's and the Bank's Boards of Directors have approved certain stock incentive plans, employment and severance agreements.


         Basis for Awards of Benefits and Compensation. The Company's and the Bank's Boards of Directors have evaluated and approved the terms of the employment agreements, severance agreements, and other benefits described below. In its review of the benefits and compensation of the executive officers and the terms of the employment agreements and severance agreements, the Boards of Directors considered a number of factors, including the experience, tenure and ability of the executive officers, their performance for the Bank during their tenure and the various legal and regulatory requirements regarding the levels of compensation which may be paid to employees of savings associations.



         Employee Stock Ownership Plan. The Company's Board of Directors has adopted an employee stock ownership plan ("ESOP"), effective July 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service will be eligible to participate in the ESOP. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.


         The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase 8% of the Common Stock issued in the Conversion. This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company expects to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than three years of service with the Company or the Bank; 100% for three or more years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service, whether before or after the ESOP's July 1, 1996 effective date. Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability, or separation from service and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Dividends paid on allocated shares are expected to be allocated to participants' accounts or paid to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

         It is expected that the Company will administer the ESOP, and that the Bank's five non-employee directors -- Messrs. Moseley, Murry and Parker, Ms. Silliman and Mr. Steelman -- as a group, will be appointed as trustee of the ESOP (the "ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustee in the same proportion as the participant-directed voting of allocated shares.

         Management Recognition Plan.   The Company's Board of Directors
intends to submit the MRP for approval to stockholders at a meeting of the Company's stockholders, which is expected to be held not earlier than six months following completion of the Conversion. The purpose of the MRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be such employees as are selected by members of a committee appointed by the Company's Board of Directors (the "MRP Committee"). Non-employee directors will be ineligible to receive discretionary awards, but will receive the awards set forth in the MRP itself as described below. It is expected that the MRP Committee will initially consist of the Bank's five non-employee directors -- Messrs. Moseley, Murry and Parker, Ms. Silliman and Mr. Steelman. These directors are also expected to serve as trustees of the trust associated with the MRP (the "MRP Trust"). The trustees of the MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the MRP Trust.

         In anticipation of the implementation of the MRP, and depending on market conditions and other relevant considerations, at any time after the Conversion, including during the first six months thereafter, the Company may form the MRP Trust which may purchase and hold some or all of the outstanding or newly issued shares of the Common Stock expected to be awarded in the future to participants under the MRP. The Bank or the Company will contribute sufficient funds to the MRP Trust so that the MRP Trust can purchase shares of Common Stock. Shares purchased by the MRP Trust may be already outstanding shares purchased in the open market or newly issued shares purchased direct from the Company, depending upon the judgement of the trustees of the MRP Trust and the directors of the Company, based on market conditions and other relevant considerations at the time of purchase. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant, pro rated over the years during which vesting occurs. The shares awarded pursuant to the MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. If the MRP is implemented within one year following completion of the Conversion, under the OTS conversion regulations, the MRP Trust may purchase up to 4% of the number of shares of Common Stock issued in the Conversion, and the MRP awards will be payable over a period specified by the Board of Directors, which shall not be faster than 20% per year, beginning one year from the date of the award. If the MRP is implemented more than one year after the closing of the Conversion, the OTS conversion regulations will not apply, and it is expected that the awards will also become 100% vested upon a participant's retirement or termination of service with the Bank or the Company in connection with a change in control of the Bank or the Company.
Participants in the MRP may elect to defer all or a percentage of their MRP awards that would have otherwise been transferred to the participants upon the vesting of said awards. Dividends on unvested shares will be held in the MRP trust for payment as vesting occurs. All shares subject to an MRP award held by a participant whose service with the Company or the Bank terminates due to death or disability will be deemed 100% vested as of the participant's last day of service with the Bank or Company. If a participant terminates employment for reasons other than death, or disability (or retirement or a change in control, if applicable), he or she forfeits all rights to the allocated shares under restriction. Shares held in the MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the award vests. Because the MRP may be acquiring additional authorized but unissued shares after the Conversion, the interests of existing shareholders may be diluted. See "Pro Forma Data."

         Participants will recognize compensation income and the Company will recognize compensation expense when their interest vests, or at such earlier date pursuant to a participant's election to accelerate income recognition pursuant to Section 83(b) of the Code.


         The Company's Board of Directors can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. At the time the MRP receives stockholder approval, each of the Company's three executive officers -- Mrs. Lampkin and Messrs. McKeel and Lyon -- is expected to receive an MRP award of 20% of the shares reserved for award under the MRP, other employees of the Company and the Bank are expected to receive, in the aggregate, MRP awards of 15% of such shares and each of the Company's non-employee directors -- Messrs. Moseley, Murry and Parker, Ms. Silliman and
Mr. Steelman -- is expected to receive an MRP award of 5% of such shares.   The
initial grant of awards under the MRP is expected to occur on the date the MRP receives stockholder approval. No awards will be made prior to stockholder approval of the MRP. At the midpoint of the estimated valuation range, all participants in such plans as a group could receive at no cost to them a total of up to 80,000 shares of the Company's outstanding Common Stock ($800,000 at the $10.00 price per share in the Conversion) under the MRP.


         Stock Option and Incentive Plan. The Board of Directors of the Company intends to submit the Option Plan for approval to stockholders at a meeting which is expected to be held not earlier than six months following completion of the Conversion. No options shall be awarded under the Option Plan unless stockholder approval is obtained.

         The purpose of the Option Plan is to provide additional incentive to directors and employees by facilitating their purchase of Common Stock. The Option Plan is expected to have a term of 10 years from the date of its approval by the Company's stockholders, after which no awards may be made. The Option Plan may be terminated by the Board of Directors of the Company prior to the expiration of the 10-year term. Pursuant to the Option Plan, a number of shares equal to 10% of the shares of Common Stock that are issued in the Conversion are expected to be reserved for future issuance by the Company, in the form of newly issued shares, treasury shares, or shares held in a grantor trust, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"). Options and SARs are collectively referred to herein as "Awards."
If Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Awards would be available for the grant of additional Awards under the Option Plan, unless the Option Plan shall have been terminated.

         It is expected that the Option Plan will be administered by a committee (the "Option Committee") of at least two directors of the Company who
(i) are designated by the Board of Directors and (ii) are "non-employee Directors" within the meaning of the federal securities laws. It is expected that the Option Committee will initially consist of the Bank's five non-employee directors -- Messrs. Moseley, Murry and Parker, Ms. Silliman and Mr. Steelman. These directors are also expected to serve as trustees of the trust associated with the Option Plan (the "Option Plan Trust"). The Option Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Option Committee must be consistent with the terms of the Option Plan), and the trustees of the Option Plan Trust (the "Option Plan Trustees") will have the authority to hold and invest all funds contributed to the Option Plan Trust. Awards will be available for grants to directors and key employees of the Company and any subsidiaries, except that non-employee directors will not be eligible to receive discretionary Awards. If the Option Plan is implemented within one year following completion of the Conversion, under the OTS conversion regulations no employee may receive Awards covering more than 25% of the shares reserved for issuance under the Option Plan, and non-employee directors may not receive awards individually exceeding 5% of the shares available under the Option Plan or 30% in the aggregate. The initial grant of Options under the Option Plan is expected to occur on the date the Option Plan receives stockholder approval.

         It is intended that Options granted under the Option Plan will constitute both incentive stock options (Options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs"), and Options that do not so qualify ("Non-ISOs"). The exercise price for Options may not be less than 100% of the fair market value of the shares on the date of the grant. The Option Plan permits the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. Awards may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution.

         No Option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. If the Option Plan is implemented within one year after completion of the Conversion, Options are expected to become exercisable at the rate of 20% per year, beginning one year from the date of grant. If an optionee dies or terminates service due to disability while serving as an employee or non-employee director, all unvested Options will become 100% vested and immediately exercisable. If the Option Plan is implemented more than one year after the completion of the Stock conversion, it is expected that (i) Options may become exercisable according to a different schedule and (ii) the vesting of Options may also accelerate to 100% upon an optionee's retirement or termination of service in connection with a change in control. An otherwise unexpired Option is expected to, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date three months after an employee terminates service for a reason other than "just cause," death, or disability, (iii) the date one year after an employee terminates service due to disability or (iv) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors are expected to automatically expire one year after termination of service on the Board of Directors (two years in the event of death).

         An SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Option Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, over the aggregate exercise price of the shares subject to the SAR. Payment to the Optionee may be made in cash or shares of Common Stock, as determined by the Option Committee.

         The Company will receive no monetary consideration for the granting of Awards under the Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock or a combination of cash and Common Stock. Upon an optionee's exercise of any option, the Company may pay the optionee a cash amount equal to any dividends declared on the underlying shares between the date of grant and the date of exercise of the Option. The exercise of Options and SARs will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an Award is granted). In the event of a special large and nonrecurring dividend which has the effect of a return of capital to stockholders, the exercise price of outstanding Options and SARs will be proportionately adjusted to reflect such dividend.

         Common stock of the Company that is purchased pursuant to the exercise of an Option or SAR may not be sold within the six-month period following the grant of that Option or SAR.

         In anticipation of the implementation of the Option Plan, and depending on market conditions and other relevant considerations, at any time after the Conversion, including during the first six months thereafter, the Company may form the Option Plan Trust which may purchase and hold some or all of the outstanding or newly issued shares of the Common Stock expected to be awarded in the future to participants under the Option Plan. The initial grant of stock options under the Option Plan is expected to take place on the date of its receipt of stockholder approval. Assuming implementation of the Option Plan during the year following the Conversion, it is expected that (i) the Company's executive officers -- Mrs. Lampkin and Messrs. McKeel and Lyon -- will receive Options to purchase 20% of the number of shares of Common Stock reserved for issuance under the Option Plan, (ii) other employees of the Company and the Bank will receive, in the aggregate, Options to purchase 15% of such shares and (iii) the Company's non-employee directors -- Messrs. Moseley, Murry and Parker, Ms. Silliman and Mr. Steelman -- will each receive options to purchase 5% of such shares. The Option exercise price would be the then fair market value of the Common Stock subject to the Option. No SARs are expected to be granted when the Option Plan becomes effective, and any Options granted prior to the Option Plan's receipt of regulatory approval would be contingent thereon.


         Employment Agreements. The Company and the Bank maintain separate employment agreements (the "Employment Agreements") with Vida H. Lampkin, President and Chief Executive Officer of the Bank and the Company, and Cameron
D. McKeel, Executive Vice President of the Bank and Vice President of the Company (the "Employees"). In such capacities, the Employees are responsible for overseeing all operations of the Bank and the Company, and for implementing the policies adopted by the Board of Directors. Such Boards believe that the Employment Agreements assure fair treatment of the Employee in relation to his or her careers with the Company and the Bank by assuring him or her of some financial security.


         The Employment Agreements became effective on the date of their execution and provide for terms of three years and annual base salaries of $90,000 and $80,000, respectively. On each anniversary date of the Employment Agreements' effective date (the "Effective Date"), the term of employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The Employment Agreements will terminate upon the Employee's death, may terminate upon the Employee's disability, and are terminable by the Bank for "just cause" (as defined in the Employment Agreements). In the event of termination for "just cause," no severance benefits are available. In the event of (i) the Employee's involuntary termination of employment for any reason other than "just cause" or (ii) the Employee's voluntary termination within 90 days of the occurrence of a "good reason" (as defined in the Employment Agreements), the Employee will be entitled to receive (a) his or her salary up to the Employment Agreements' expiration date (the "Expiration Date") plus an additional 12-month salary, (b) a put option requiring the Bank or the Company to purchase Common Stock held by the Employee to the extent that it is not readily tradeable on an established securities market, and (c), at the Employee's election, either cash in an amount equal to the cost of benefits the Employee would have been eligible to participate in through the Expiration Date or continued participation in the benefits plans through the Expiration Date. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability. In the event of the Employee's death during the term of the Employment Agreements, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to voluntarily terminate his or her Employment Agreements by providing 90 days' written notice to the Boards of Directors of the Bank and the Company, in which case the Employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.


         In the event of (i) a "change in control," or (ii) the Employee's termination for a reason other than just cause during the "protected period (as defined in the Agreements)," the Employee will be paid within 10 days following the later to occur of such events an amount equal to the difference between (i)
2.99 times his or her "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control. "Change in control" generally refers to (i) the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, (ii) the transfer by the Bank of substantially all of its assets to a corporation which is not an "affiliate" (as defined in the Employment Agreements), (iii) a sale by the Bank or the Company of substantially all the assets of an affiliate which accounts for 50% or more of the controlled group's assets immediately prior to such sale, (iv) the replacement of a majority of the existing board of directors by the Bank or the Company in connection with an initial public offering, tender officer, merger, exchange offer, business combination, sale of assets or contested election, or (v) a merger of the Bank or the Company which results in less than seventy percent (70%) of the outstanding voting securities of the resulting corporation being owned by former stockholders of the Company or the Bank. Notwithstanding the foregoing, a change in control will not occur in connection with the conversion of the Bank to stock form or the formation of a holding company by the Bank. The Employment Agreements provide that within 10 business days of a change in control, the Bank shall fund, or cause to be funded, a trust in the amount of
2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to him or her. The aggregate payments that would be made to Mrs. Lampkin and Mr. McKeel, assuming their termination of employment under the foregoing circumstances at December 31, 1996, would have been approximately $200,000 and $250,000, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Additional Anti-Takeover Provisions." In the event that the Employee prevails over the Company and the Bank in a legal dispute as to the Employment Agreements, he or she will be reimbursed for his or her legal and other expenses.



         Change-in-Control Protective Agreements. The Company and the Bank have entered into severance agreements (the "Severance Agreements") with William C. Lyon, Senior Vice President and Chief Lending Officer of the Bank and Vice President of the Company (the "Employee").


         The Severance Agreements have a term beginning on June 13, 1996 (the "Effective Date") and ending on the earlier of (a) three years after the Effective Date and (b) the date on which the Employee terminates employment with the Company and the Bank, provided that the Employee's rights under the Severance Agreements will continue following termination of employment if the Severance Agreements are in effect at the time of a change in control or in the event the Employee's employment is terminated for any reason other than "just cause" (as defined in the Severance Agreements) during the "protected period" (as defined in the Severance Agreements). On each annual anniversary date from the effective date of the Severance Agreements, the term of the Severance Agreements may be extended for additional one-year periods beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Severance Agreements should be extended.

         In the event of (i) a "change in control," or (ii) the Employee's termination for a reason other than just cause during the "protected period," the Employee will be paid within 10 days following the later to occur of such events an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and
(ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control. "Change in control" has the same meaning under the Severance Agreements as under the Employment Agreements (see above).

         The Severance Agreements provide that within 10 business days of a change in control, the Bank shall fund, or cause to be funded, a trust in the amount necessary to pay amounts owed to the Employee as a result of the change in control. The amount to be paid to the Employee from this trust upon his termination is determined according to the procedures outlined in the Severance Agreements, and any money not paid to the Employee is returned to the Bank.





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         The aggregate payments that would be made to Mr. Lyon assuming termination of employment under the foregoing circumstances at December 31, 1996 would have been approximately $225,000. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Charter and Bylaws -- Additional Anti-Takeover Provisions." In the event that the Employee prevails over the Company and the Bank in a legal dispute as to the Severance Agreement, the Employee will be reimbursed for his legal and other expenses.


TRANSACTIONS WITH MANAGEMENT


         The Bank offers loans to its directors, officers and employees. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current federal law, the Bank's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. At December 31, 1996, the Bank's loans to directors and executive officers totalled approximately $208,000, or 1.5% of the Bank's equity and 0.12% of the Bank's total assets at that date.



                                 THE CONVERSION

         THE OTS HAS APPROVED THE BANK'S PLAN OF CONVERSION, SUBJECT TO THE APPROVAL OF THE PLAN OF CONVERSION BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. APPROVAL BY THE OTS DOES NOT, HOWEVER, CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL


         On November 21, 1996, the Board of Directors of the Bank unanimously adopted, subject to approval by the OTS and the members of the Bank, the Plan of Conversion, pursuant to which the Bank would convert from a federal mutual savings bank to a federal stock savings bank as a wholly owned subsidiary of the Company. On December 19, 1996 and February 27, 1997, the Board of Directors amended the Plan of Conversion. The OTS has approved the Plan of Conversion, as amended, subject to its approval by the members of the Bank at the Special Meeting of Members ("Special Meeting") called for that purpose to be held on ___________, 1997.


         The Conversion will be accomplished through the amendment of the Bank's existing Federal Mutual Charter and Bylaws to read in the form of the proposed Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Bank, the issuance of all the Bank's capital stock to be outstanding upon consummation of the Conversion to the Company and the offer and sale of the Common Stock. Upon issuance of the Bank's shares of capital stock to the Company, the Bank will be a wholly owned subsidiary of the Company.

         The Company expects to receive approval from the OTS to become a savings institution holding company subject to the satisfaction of certain conditions and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company expects to purchase the capital stock of the Bank to be issued in the Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock under the Plan of Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan of Conversion.

         The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the estimated valuation range of between $17,000,000 and $23,000,000, which may be increased to $26,450,000, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Ferguson & Co. All shares of the Common Stock to be issued and sold in the Conversion will be sold at the same price. The





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independent appraisal will be updated, if necessary, and the final price of the shares of the Common Stock will be determined at the completion of the Subscription and Community Offerings. Ferguson & Co. is a consulting firm experienced in the valuation and appraisal of savings institutions. For additional information, see "Stock Pricing and Number of Shares to be Issued."

         The following is a summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each office of the Bank and at the office of the OTS. The Plan of Conversion is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

OFFERING OF COMMON STOCK


         Under the Plan of Conversion, the Company is offering shares of the Common Stock first to Eligible Account Holders of the Bank, second to the ESOP, provided that any shares sold in excess of the maximum of the estimated valuation range may be first sold to the ESOP, third to Supplemental Eligible Account Holders of the Bank, fourth to Other Members of the Bank who are not Eligible Account Holders or Supplemental Eligible Account Holders in the Subscription Offering and fifth to Other Customers of the Bank's subsidiary savings bank who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank. During or after the Subscription Offering, the Company may offer the Common Stock to the general public in the Community Offering. In the Community Offering preference may be given to natural persons and trusts of natural persons who are permanent residents of the Bank's Local Community (i.e., Calhoun, Cleveland, Dallas, Drew, Grant, Ouachita and Pulaski Counties in Arkansas). Subscriptions in the Community Offering will be subject to the availability of shares of the Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering, as well as the maximum and minimum purchase limitations set forth in the Plan of Conversion, and to the right of the Company to reject any such orders, in whole or in part. For additional information, see "Limitations on Purchases of Shares."


         The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Bank. In the event that the Conversion is not effected, the Bank will remain a mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon, and all withdrawal authorizations will be cancelled.

         Completion of the Offerings is subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company and the Bank upon Conversion, together with corresponding changes in the aggregate offering amount and the net proceeds realized by the Bank from the sale of the Common Stock. The Bank would also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is terminated, the Bank would be required to charge all Conversion expenses against current income.

SUBSCRIPTION AND COMMUNITY OFFERINGS

         Subscription Offering and Subscription Rights. Nontransferable subscription rights to purchase shares of the Common Stock have been issued to all persons entitled to purchase stock in the Subscription Offering at no cost to such persons. The amount of the Common Stock which these parties may purchase will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan of Conversion.





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         Preference categories have been established for the allocation of the
Common Stock to the extent that shares are available. These categories are as follows:

                 Subscription Category No. 1 is reserved for the Bank's Eligible Account Holders (i.e., qualifying depositors of the Bank on December 31, 1993), who will each receive, with respect to each qualifying deposit, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering equal to the greater of $200,000, one-tenth of one percent of the total offering of shares of Common Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in the Bank in each case on December 31, 1993, subject to the overall purchase limitation. See "Limitations on Purchases of Shares." If the exercise of subscription rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared with the total qualifying deposits of all subscribing Eligible Account Holders. TO ENSURE A PROPER ALLOCATION OF COMMON STOCK, EACH ELIGIBLE ACCOUNT HOLDER MUST LIST ON HIS SUBSCRIPTION ORDER FORM ALL ACCOUNTS IN WHICH HE HAS AN OWNERSHIP INTEREST. FAILURE TO LIST AN ACCOUNT COULD RESULT IN LESS SHARES BEING ALLOCATED THAN IF ALL ACCOUNTS HAD BEEN DISCLOSED. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Bank on December 31, 1993. Subscription rights received by directors and officers of the Bank and their associates in this category based on their increased deposits in the Bank in the one-year period preceding December 31, 1993 are subordinated to the subscription rights of other Eligible Account Holders.

                 Subscription Category No. 2 is reserved for the Bank's tax-qualified employee stock benefit plans (i.e., the ESOP), which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares issued in the Conversion. As a tax-qualified employee stock benefit plan of the Bank, the ESOP is expected to purchase 8% of the Common Stock offered in the Conversion. Subscriptions in this category will be filled only to the extent that there are sufficient shares of Common Stock remaining after satisfaction of subscriptions by Eligible Account Holders, provided that any shares sold in excess of the maximum of the estimated valuation range may be first sold to the ESOP.


                 Subscription Category No. 3 is reserved for the Bank's Supplemental Eligible Account Holders (i.e., holders of a qualifying deposit account on the last day of the calendar quarter preceding the approval of the Plan of Conversion by the OTS -- December 31, 1996) who will each receive, with respect to each qualifying deposit, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering in an amount equal to the greater of $200,000, one-tenth of one percent of the total offering of shares of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Conversion by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the Bank in each case on December 31, 1996, to the extent available following subscriptions by Eligible Account Holders and the ESOP. Subscriptions by Eligible Account Holders and the ESOP will reduce to the extent thereof the subscription rights to be distributed pursuant to this category. In the event of an oversubscription pursuant to this category, the available shares will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares of Common Stock, if any, allocated to him as an Eligible Account Holder) equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to their respective qualifying deposits, as compared to the total deposits of all subscribing Supplemental Eligible Account Holders.


                 Subscription Category No. 4 is reserved for Other Members (i.e., depositor and borrower members as of the voting record date for the Special Meeting -- _________________, 1997) who will receive, with respect to each deposit in, or loan from, the Bank as of that date, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering an amount equal to the greater of $200,000 or one-tenth of one percent of the total offering of shares of Common Stock to the extent then available following subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. In the event of an over-subscription pursuant to this category, the available shares will be allocated among subscribing Other Members so as to permit each Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares of the number of shares subscribed for by the Other Member. The shares remaining thereafter will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on an equitable basis, as determined by the Board of Directors.



                 Subscription Category No. 5 is reserved for Other Members of the Bank's savings bank subsidiary (i.e., depositors and borrowers of Heartland Community Bank, FSB as of December 31, 1996, other than those persons who are Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, who have a deposit account in, or loan from, Heartland Community Bank, FSB, on the last day of the calendar quarter preceding the approval of the Plan of Conversion by the OTS -- December 31, 1996) who will receive, with respect to each deposit in, or loan from, the Heartland Community Bank, FSB as of that date, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering in an amount equal to the greater of $200,000 or one-tenth of one percent of the total offering of shares of Common Stock, to the extent available following subscriptions by persons listed in Subscription Categories 1, 2, 3 and 4 above. In the event of an oversubscription pursuant to this category, the available shares will be allocated among the subscribing depositors and borrowers so as to permit each such depositor and borrower, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the total amount of his subscription. The shares remaining thereafter will be allocated among such depositors and borrowers whose subscriptions remain unsatisfied on an equitable basis as determined by the Bank's Board of Directors.


         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan of Conversion reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan of Conversion if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside in such state or foreign country; (ii) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Bank or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

         Community Offering. During or after the Subscription Offering, the Company may offer shares of the Common Stock not subscribed for in the Subscription Offering to the general public in a Community Offering, giving preference to natural persons and trusts of natural persons who are permanent residents of Calhoun, Cleveland, Dallas, Drew, Grant, Ouachita and Pulaski Counties in Arkansas. Orders accepted in the Community Offering shall be filled up to a maximum of 2% of the Common Stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Common Stock to be offered in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Common

Stock. No person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Community Offering for more than the maximum amount permitted to be purchased in the Community Offering under the Plan of Conversion (currently 25,000 shares). See "Limitations on Purchases of Shares." Orders for Common Stock in the Community Offering will be filled to the extent shares of Common Stock remain available after satisfaction of all orders received in the Subscription Offering. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE COMMUNITY OFFERING IS SUBJECT TO THE ABSOLUTE RIGHT OF THE COMPANY AND THE BANK TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. THE COMPANY MAY TERMINATE THE COMMUNITY OFFERING WHEN IT HAS RECEIVED ORDERS FOR AT LEAST THE MINIMUM NUMBER OF SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

         Cash, checks and money orders received in the Community Offering will be placed in segregated savings accounts (each insured by the FDIC up to the applicable $100,000 limit) established specifically for this purpose. Interest will be paid on orders made by check or by money order at the Bank's passbook rate from the date the payment is received by the Company until the consummation of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

         Trident Securities may enter into agreements with other dealers (the "Selected Dealers") to assist in the sale of shares in the Community Offering. During the Community Offering, Selected Dealers may solicit only indications of interest from their customers to place orders with the Bank as of a certain date (the "Order Date") for the purchase of shares of the Common Stock. When and if the Bank believes that enough indications of interest and orders have been received in the Subscription and Community Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be within three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Bank. It is anticipated that the Conversion would be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Bank from Selected Dealers, funds will earn interest at the passbook rate until the completion of the Community Offering. Funds will be returned promptly in the event the Conversion is not consummated.

         If all of the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Community Offering, and all funds submitted pursuant to the Community Offering will be promptly refunded with interest. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

         Expiration Date. The Subscription Offering will expire at __:__ p.m., Central Time, on ____________ __, 1997, unless extended by the Board of Directors of the Company (the Expiration Date).

         Orders will not be executed by the Company until all shares of Common Stock have been subscribed for or sold. If all shares of Common Stock have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended with consent of the OTS), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to the subscribers with interest, and all charges to savings accounts will be rescinded.

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person who desires to subscribe for shares of Common Stock must do so prior to the Expiration Date by delivering (by mail or in person) to any office of the Bank a properly executed and completed order form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to

"Heartland Community Bank." Order forms must be received by the Expiration Date. All subscription rights under the Plan of Conversion will expire on the Expiration Date, whether or not the Company has been able to locate each person entitled to such subscription rights. ONCE TENDERED, NEITHER SUBSCRIPTION NOR COMMUNITY ORDERS MAY BE REVOKED. In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and eligible depositors and borrowers of Heartland Community Bank, FSB are properly identified as to their stock purchase priorities, such persons must list all of their deposit and loan accounts on the order form.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Securities Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. An acknowledgement form is required to be signed and returned with an order form. The Bank will accept for processing only orders submitted on original order forms. Photocopies and facsimile copies of order forms will not be accepted. Payment by cash (if delivered in person), check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.

         Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. THE SUBSCRIPTION RIGHTS GRANTED UNDER THE PLAN OF CONVERSION ARE NONTRANSFERABLE, AND PERSONS WHO ATTEMPT TO TRANSFER THEIR SUBSCRIPTION RIGHTS MAY LOSE THE RIGHT TO PURCHASE STOCK IN THE CONVERSION AND MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS. Each person subscribing for shares of Common Stock is required to represent to the Company that he is purchasing such shares for his own account and that he has no agreement or understanding with any other person for the sale or transfer of such shares.

         In the event order forms (i) are not delivered and are returned to the sender by the United States Postal Service or the Bank is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively filled out or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified. The Company, however, may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Company may specify. The interpretation by the Company of the terms and conditions of the Plan of Conversion and of the order form will be final.

         Payment for Shares. Payment for all subscribed shares of Common Stock is required to accompany all completed order forms for subscriptions to be valid. Payment for subscribed shares of Common Stock may be made (i) by cash (if delivered in person), check, bank draft or money order, or (ii) by authorization of withdrawal from deposit accounts maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan of Conversion remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the Conversion. In the case of payments made by cash, check or money order, such funds will be placed in a segregated savings account established for each subscriber specifically for this purpose (each insured by the FDIC up to the applicable $100,000 limit), and interest will be paid at the Bank's passbook rate from the date payment is received until the Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of Common Stock; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. An executed order form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company, unless the Conversion is not completed within 45 days of the termination of the Subscription Offering. Payments accompanying such order forms would not be available to subscribers for such 45-day period, and may not be available for up to an additional period of time if an extension of the period of time for completion of the Conversion is approved by the OTS and subscribers affirm or modify but do not rescind their orders after the initial 45-day period. If an extension of the period of time to complete the Conversion is approved by the OTS, subscribers will be resolicited and must affirmatively reconfirm their orders prior to the expiration of the resolicitation offering, or their subscription funds will be promptly refunded and may also modify or cancel their subscriptions. Interest will be paid on such funds at the above rate during the 45-day period and any approved extension period.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained on deposit at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Anyone interested in doing so should contact the Stock Information Center no later than five business days before the Expiration Date.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but, rather, may pay for such shares upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of any subsequent offering, if shares remain to be sold in such an offering, provided that there is in force from the time of its subscription until such time a loan commitment to lend to the ESOP at such time an amount equal to the aggregate purchase price of the shares for which it subscribed.

         For information regarding procedures for payment for shares from Selected Dealers, see "Community Offering."

         FEDERAL REGULATIONS PROHIBIT THE BANK FROM LENDING FUNDS OR EXTENDING CREDIT TO ANY PERSON TO PURCHASE SHARES OF THE COMMON STOCK IN THE CONVERSION.

         Delivery of Certificates. Certificates representing shares of the Common Stock will be delivered to subscribers promptly after completion of the sale of all the Common Stock. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common stock for which they subscribed even though trading of the Common Stock will have commenced.

BUSINESS PURPOSES

         The Bank's Board of Directors has formed the Company to serve upon consummation of the Conversion as a holding company with the Bank as its principal subsidiary. The portion of the net proceeds from the sale of the Common Stock in the Conversion to be distributed to the Bank by the Company will substantially increase the Bank's capital position which will in turn increase the amount of funds available for lending, investment and repayment of borrowings and provide greater resources to support both current operations and future expansion by the Bank. The holding company structure will provide greater flexibility than the Bank alone would have for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable the Bank to compete more effectively with other types of financial services organizations. In addition, the Conversion will also enhance the future access of the Company and the Bank to the capital markets.

         The potential impact of the Conversion upon the Bank's capital base is significant. See "Historical and Pro Forma Regulatory Capital Compliance."
The investment of the net proceeds from the sale of the Common Stock will provide the Company and the Bank with additional income to further increase their respective capital positions. The additional capital will also assist the Bank in offering new programs and expanded services to its customers.

         After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon the implementation of the MRP and

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the exercise of stock options under the Option Plan.  Following the consummation of the Conversion, the Company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank -- Certain Benefit Plans and Arrangements."

EFFECT OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE BANK

         General. Each depositor in a mutual savings institution such as the Bank has both a deposit account and a pro rata ownership interest in the equity of that institution based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any other depositor who opens a deposit account obtains a pro rata interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

         Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual equity after other claims are paid.

         Upon consummation of the Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Bank. Under the Plan of Conversion, all of the capital stock of the Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Conversion to persons who elect to participate in the Conversion by purchasing the shares being offered.

         Continuity. During the Conversion process, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC, and its FDIC insurance will continue without interruption. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The Board of Directors serving the Bank at the time of the Conversion will serve as the Board of Directors of the Bank after the Conversion. The Board of Directors of the Company consists of the individuals currently serving on the Board of Directors of the Bank. All officers of the Bank at the time of the Conversion will retain their positions with the Bank after the Conversion.

         Voting Rights. Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Bank or the Company and, therefore, will not be able to elect directors of the Bank or the Company or to control their affairs. Currently these rights are accorded to depositor and borrower members of the Bank. Following the Conversion, voting rights will be vested exclusively in the stockholders of the Company which, in turn, will own all of the stock of the Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company, subject to the provisions of the Company's Certificate of Incorporation.

         Deposit Accounts and Loans. THE BANK'S DEPOSIT ACCOUNTS, THE BALANCES OF INDIVIDUAL ACCOUNTS AND EXISTING FEDERAL DEPOSIT INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from its special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to federal income tax consequences of the Conversion to the Bank, and as to generally applicable federal income tax consequences of the Conversion to the Bank's account holders and to persons who purchase Common Stock in the Conversion. The opinion provides that the Conversion will constitute one or more reorganizations for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Bank in its mutual or stock form by reason of the Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Bank in stock form immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised; (v) the holding period for the Common Stock purchased in the Conversion will commence upon the exercise of such holder's subscription rights and otherwise on the day following the date of such purchase; and (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of subscription rights in the Conversion, to the extent such liquidation rights and subscription rights are deemed to have value, as discussed below.

         The opinion of Housley Kantarian & Bronstein, P.C. is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Bank and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan.
Such opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         Housley Kantarian & Bronstein, P.C. has advised the Bank that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Bank as part of the Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Bank who receive an interest in such liquidation account established by the Bank pursuant to the Conversion will not recognize any gain or loss upon such receipt.

         Housley Kantarian & Bronstein, P.C. has further advised the Bank that the federal income tax treatment of the receipt of subscription rights pursuant to the Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that subscription rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of subscription rights plus the subscription rights actually exercised. Persons who do not exercise their subscription rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, subscription rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Internal Revenue Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of subscription rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the subscription rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the subscription rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the subscription rights will depend, in part, upon their valuation for federal income tax purposes.

         If the subscription rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and eligible depositors and borrowers of Heartland Community Bank, FSB who exercise their subscription rights, even though such persons would have received no cash from which to pay taxes on such taxable income. The Bank could also recognize a gain on the distribution of such subscription rights in an amount equal to their aggregate value. In the opinion of Ferguson & Co., whose opinion is not binding upon the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and eligible depositors and borrowers of Heartland Community Bank, FSB are encouraged to consult with their own tax advisors as to the tax consequences in the event that the subscription rights are deemed to have a fair market value. Because the fair market value, if any, of the subscription rights issued in the Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of Ferguson & Co. as its own nor incorporated such opinion of Ferguson & Co. in its opinion issued in connection with the Conversion.

         The Bank has also received the opinion of Gaunt & Co., LTD, certified public accountants, Little Rock, Arkansas, to the effect that no gain or loss will be recognized as a result of the Conversion for purposes of Arkansas tax law.

         THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE SUBSCRIBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE SUBSCRIBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE SUBSCRIBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

         Liquidation Account. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each holder of a deposit account in the Bank would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Bank at the time of liquidation.

         After the Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would have no interest in the value of the Bank above that amount.

         The Plan of Conversion provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the regulatory capital of the Bank as of the date of its latest statement of financial condition contained in the final Prospectus to be used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would be entitled, on a complete liquidation of the Bank after Conversion, to an interest in the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the related deposit account and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders and

Supplemental Eligible Account Holders in the Bank. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the amount in such account on the initial applicable date or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reduction. If any such qualified deposit account is closed, the interest in the liquidation account will be reduced to zero.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Bank's capital stock at that time.

         A merger, consolidation, sale of bulk assets, or similar combination or transaction with an FDIC-insured institution in which the Bank is not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

         The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its equity to be reduced below the aggregate amount then required for the liquidation account.

FINANCIAL ADVISORY AND SALES ASSISTANCE ARRANGEMENTS

         The Company and the Bank have engaged Trident Securities as financial and sales advisor in connection with the offering of the Common Stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between Trident Securities and the Company and the Bank concerning fee structure, and subject to certain limitations, Trident Securities will receive a fee in the amount up to between 1.30% and .65% of the aggregate purchase price of the Common Stock sold in the Offerings, based on the respective amounts of Common Stock sold in the Conversion to residents of the Bank's Local Community, contiguous Arkansas counties, other Arkansas counties and, finally, outside Arkansas, excluding shares sold to the Bank's directors and executive officers and their associates and the ESOP. Fees paid to Trident Securities may be deemed to be underwriting fees, and Trident Securities may be deemed to be an underwriter. Trident Securities will also be reimbursed for allocable expenses incurred by them, including legal fees. Trident's reimbursable out-of-pocket expenses other than legal fees will not exceed $10,000, and its reimbursable legal fees will not exceed $25,000. The Company and the Bank have agreed to indemnify Trident Securities for costs and expenses reasonably incurred in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Trident Securities has received an advance towards its reimbursable expenses in the amount of $10,000. Total fees to and expenses of Trident Securities are expected to be approximately $241,000 assuming the sale of $20,000,000 of Common Stock at the midpoint of the estimated valuation range. For additional information, see "Stock Pricing and Number of Shares to be Issued" and "Use of Proceeds."

         Officers of the Bank are available at segregated and separately identifiable areas apart from the areas accessible to the general public for the purposes of making or withdrawing deposits within each of the Bank's offices, to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this Prospectus) and to receive completed order forms from prospective investors
interested in subscribing for shares of Common Stock.   None of the Bank's
directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of Common Stock. ALTHOUGH INFORMATION REGARDING THE STOCK OFFERING IS AVAILABLE AT THE BANK'S OFFICES, AN INVESTMENT IN THE COMMON STOCK IS NOT A DEPOSIT, AND THE COMMON STOCK IS NOT FEDERALLY INSURED, AND OFFICERS, DIRECTORS AND OTHERS HAVE BEEN INSTRUCTED TO INFORM PURCHASERS OF THESE FACTS PRIOR TO SALE.

         The directors, officers and employees of the Bank who will be involved in selling stock are expected to be exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Securities Exchange Act.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         The Plan of Conversion requires that the purchase price of the Common Stock be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. Ferguson & Co., which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion.

         Ferguson & Co. will receive aggregate fees and reimbursable expenses of approximately $25,000 for its appraisal of the pro forma market value of the Common Stock and other services in connection with the Conversion. The Bank has agreed to indemnify Ferguson & Co. under certain circumstances against liabilities and expenses arising out of the Bank's engagement of Ferguson & Co.

         The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain savings institutions and savings institution holding companies, relevant economic conditions, both nationally and in Arkansas, which affect the operations of savings institutions, and stock market values of certain institutions. In addition, Ferguson & Co. has advised the Bank that it included in its analysis an examination of the potential effects of the Conversion on the Bank's operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

         Ferguson & Co. has determined that, as of December 20, 1996, the estimated pro forma market value of the Common Stock to be issued by the Company in the Conversion was $20,000,000. The Boards of Directors of the Company and the Bank, in consultation with their advisors, have determined to offer the shares in the Conversion at a price of $10.00 per share, and by dividing the price per share into the estimated aggregate value, initially plan to issue 2,000,000 shares of the Common Stock in the Conversion. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. Regulations administered by the OTS require, however, that the appraiser establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion. In accordance with such regulations, Ferguson & Co. has established a range of value of from $17,000,000 to $23,000,000 (the estimated valuation range), and the Boards of Directors of the Company and the Bank have determined to offer up to 2,645,000 shares of the Common Stock in the Conversion.

         Upon completion of the Offerings, Ferguson & Co., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Common Stock as of the close of the Offerings. If the pro forma market value is higher or lower than $20,000,000 but is nonetheless within the estimated valuation range or within 15% of the maximum of such range, the Company and the Bank will make an approximate adjustment by raising or lowering the total number of shares to be issued (within a range of from 1,700,000 shares to 2,645,000 shares). No resolicitation of subscribers and other purchasers will be made because of any such change in the number of shares to be issued (within a range of from 1,700,000 shares to approximately 2,645,000 shares). No resolicitation of subscribers and other purchasers will be made because of any such changes in the number of shares to be issued unless the aggregate purchase price of the Common Stock is below $17,000,000 (the low end of the estimated valuation range) or is more than $26,450,000 (15% above the maximum of the estimated valuation range). If the aggregate purchase price falls outside the range of from $17,000,000 to $26,450,000, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at the Bank's passbook rate. Subscribers will also be given the opportunity to increase, decrease or rescind their orders. Any change in the estimated valuation range must be approved by the OTS. The establishment of any new valuation range may be effected without a resolicitation of votes from the Bank's members to approve the Conversion.

         An increase in the number of shares to be issued in the Conversion (assuming no change in the per share purchase price) would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion (assuming no change in the per share purchase price) would increase both a subscribers' ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         THE APPRAISAL IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE VALUATION, FERGUSON & CO. HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE BANK AND THE COMPANY. FERGUSON & CO. DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK AND THE COMPANY, AND FERGUSON & CO. DID NOT VALUE INDEPENDENTLY THE ASSETS AND LIABILITIES OF THE BANK AND THE COMPANY. WHILE THE COMPANY'S AND THE BANK'S BOARDS OF DIRECTORS HAVE CAREFULLY REVIEWED THE METHODOLOGY AND ASSUMPTIONS USED BY FERGUSON & CO. IN PREPARING THE APPRAISAL THE APPRAISAL AND THE METHODOLOGY AND ASSUMPTIONS USED BY FERGUSON & CO. IN PREPARING THE APPRAISAL, THE BOARDS HAVE RELIED UPON THE EXPERTISE OF FERGUSON & CO., AND THE BOARDS HAVE NOT EXPRESSLY EVALUATED THE REASONABLENESS OR ADEQUACY OF THE APPRAISAL OR THE METHODOLOGY OR ASSUMPTIONS USED BY FERGUSON & CO. THE VALUATION CONSIDERS THE BANK AND THE COMPANY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK AND THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT OR ABOVE THE INITIAL OFFERING PRICE PER SHARE. COPIES OF THE APPRAISAL REPORT OF FERGUSON & CO. SETTING FORTH THE METHOD AND ASSUMPTIONS FOR SUCH APPRAISAL ARE ON FILE AND AVAILABLE FOR INSPECTION AS SET FORTH IN "ADDITIONAL INFORMATION" AND AT THE MAIN OFFICE OF THE BANK. ANY SUBSEQUENT UPDATED APPRAISAL REPORT OF FERGUSON & CO. ALSO WILL BE AVAILABLE FOR INSPECTION.

         Promptly after the completion of the Offerings, Ferguson & Co. will confirm to the OTS, if such is the case, that, to the best of its knowledge and judgment, nothing of a material nature has occurred (taking into account all of the relevant factors including those which would be involved in a cancellation of the Offerings) that would cause it to conclude that the aggregate dollar amount of shares ordered in the Conversion was incompatible with its estimate of the consolidated pro forma market value of the Bank as a subsidiary of the Company. If, however, the facts do not justify such a statement, the Subscription and/or Community Offerings may be cancelled, a new estimated valuation range set, and a resolicitation of subscribers and other purchasers held.

LIMITATIONS ON PURCHASES OF SHARES

         The Plan of Conversion provides for certain limitations to be placed upon the purchase of shares by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. Additionally, no person by himself or herself or with an associate or group of persons acting in concert (other than tax-qualified employee stock benefit plans of the Bank or the Company) currently may purchase more than 25,000 shares of the Common Stock offered in the Conversion, except that the ESOP may purchase up to 10% of the Common Stock to be issued in the Conversion, and shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Common Stock in the Conversion. The current purchase limitation was determined by the Boards of Directors of the Company and the Bank in accordance with the Plan of Conversion in order to encourage a wide distribution of the Common Stock in the Conversion, particularly among the Bank's customers and other persons residing in the communities served by the Bank, without permitting the undue concentration of stock ownership among a few investors. Officers and directors and their associates may not purchase, in the aggregate, more than 33% of the shares to be issued in the Conversion. For purposes of the Plan of Conversion, the directors of the Company and the Bank are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, purchase limitations may be increased or decreased at the sole discretion of the Company and the Bank at any time. Under current regulatory authority, the Boards of Directors of the Company and the Bank may, in their discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be compliance with the then maximum number of shares permitted to be subscribed for by such person.


         The term "associate" of a person is defined to mean: (i) any corporation or other organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Bank or the Company in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their Board membership.

         Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan of Conversion or otherwise imposed by law, rule or regulation. The Company may presume that persons are acting in concert based on the circumstances, including known relationships and previous action in concert.
In the event that such purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to purchase such excess shares shall be assignable by the Company. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

         Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank and the Company. See "Limitations on Resales by Management."

         In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

REGULATORY RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK

         Current federal regulations prohibit any person from making an offer, announcing an intent to make an offer, entering into any other arrangement to purchase Common Stock or acquiring Common Stock or subscription rights in the Company from another person prior to completion of the Conversion. Further, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the Company for a period of three years from the date of the completion of the Conversion, if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the Company's outstanding stock, without the prior written approval of the OTS. The OTS has defined the word "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to the Company or underwriters or members of a selling group acting





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on behalf of the Company for resale to the general public are excepted.  The regulations also provide civil penalties for willful violation or assistance of any such violation of the regulation by any person connected with the management of the Company following the Conversion. Moreover, when any person, directly or indirectly, acquires beneficial ownership of more than 10% of the Common Stock following the Conversion within such three-year period without the prior approval of the OTS, the Common Stock beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The Certificate of Incorporation of the Company includes a similar 10% beneficial ownership limitation. See "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

         In addition to the foregoing restrictions, the acquisition of more than 10% of the Company's outstanding shares may in certain circumstances be subject to the provisions of the Change in Bank Control Act, and the acquisition of control of the Company by any company would be subject to regulatory approval under the Home Owners' Loan Act. See "Certain Restrictions on Acquisition of the Company and the Bank."

RESTRICTIONS ON REPURCHASE OF STOCK


         Subject to the exceptions described herein, for a period of three years following the Conversion, the Company could be restricted from repurchasing any of its stock from any person, except by means of an offer to repurchase its stock on a pro rata basis made to all stockholders of the Company which is approved by the OTS. Federal regulations generally limit repurchases by the Company of its own capital stock during the three-year period after the Conversion to (i) repurchase on a pro rata basis pursuant to an offer, approved by the OTS, made to all stockholders and (ii) repurchase of qualifying shares of a director or (iii) repurchase shares to fund employee stock benefit plans of the Company or Bank. However, upon 10 days' written notification to the OTS Regional Director for the Bank and the Chief Counsel of the Business Transactions Division of the OTS, if neither the Regional Director nor the Chief Counsel objects, the Company may make open market repurchases of its outstanding Common Stock, provided that: (i) no repurchases may occur in the first year following the Conversion except as may be permitted by the OTS,
(ii) in the second and third years after the Conversion, repurchases must be part of an open-market stock repurchase program that does not allow for the repurchase of more than 5% of the Company's outstanding Common Stock during a twelve-month period, (iii) the repurchases would not cause the Bank to become "undercapitalized" (as defined for regulatory purposes), (iv) the repurchases would not materially adversely affect the Company's financial condition, and
(v) there is a valid business purpose for the repurchases.   Furthermore, the
Company may apply for regulatory approval to repurchase shares in excess of these amounts. The Company may not repurchase any of its stock if the effect thereof would cause the Bank's stockholders' equity to be reduced below the amount required for the liquidation account. Regulatory capital distribution limitations may effectively provide further restrictions on stock repurchases.


LIMITATIONS ON RESALES BY MANAGEMENT

         Shares of the Common Stock purchased by directors or officers of the Company and the Bank in the Conversion will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the original purchaser or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the OTS. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired otherwise than in the Conversion, such as under the Company's incentive compensation plan and stock option and incentive plan, would not be subject to such restrictions. To the extent directors and officers are deemed affiliates of the Company, all shares of the Common Stock acquired by such directors and officers will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See "Regulation -- Regulation of the Company -- Federal Securities Law."





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
INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

         To the extent permitted by law, all interpretations of the Plan of Conversion by the Bank will be final. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by the Board of Directors at any time prior to submission of the Plan of Conversion and proxy materials to the Bank's members. After submission of the Plan of Conversion and proxy materials to the members, the Plan of Conversion may be amended by the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan of Conversion upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting.

         The Plan of Conversion further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the OTS or any successor agency prior to completion of the Conversion, the Plan of Conversion will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan of Conversion may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan of Conversion, the Bank's members will be deemed to have authorized amendment of the Plan of Conversion under the circumstances described above.

CONDITIONS AND TERMINATION

         Completion of the Conversion requires the approval of the Plan of Conversion by the affirmative vote of not less than a majority of the total number of votes of the members of the Bank eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan of Conversion by the members. If these conditions are not satisfied, the Plan of Conversion will be terminated, and the Bank will continue its business in the mutual form of organization. The Plan of Conversion may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.


        CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

CONVERSION REGULATIONS

         OTS regulations prohibit a person from making an offer, announcing an intent to make an offer or other arrangement to purchase stock, or acquiring stock or subscription rights in the Bank or the Company from another person, prior to completion of the Conversion. Further, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the Bank or the Company for a period of three years from the date of the completion of the Conversion if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of a class of equity security of the Bank or the Company, without the prior written approval of the Director of the OTS. For purposes of the regulations, "person" is defined to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the Bank or the Company. Offers made exclusively to the Bank or the Company, however, or underwriters or members of a selling group acting on the Bank's or Company's behalf for resale to the general public, are excepted.

CHANGE IN BANK CONTROL ACT AND SAVINGS INSTITUTION HOLDING COMPANY PROVISIONS OF HOME OWNERS' LOAN ACT

         Federal laws and regulations contain a number of provisions which affect the acquisition of savings institutions, such as the Bank, and savings institution holding companies, such as the Company. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of an institution unless the OTS has been given 60 days' prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home Owners' Loan Act provide that no company may acquire control of an institution without the prior approval of the OTS. Any company that acquires such control becomes an institution holding company subject to registration, examination and regulation by the OTS.

         Pursuant to applicable regulations, control of an institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of an institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of an institution, where one or more enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition,
(ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security.

OKLAHOMA ANTI-TAKEOVER STATUTES

         Oklahoma has enacted several statutes which impose restrictions on acquisition of the Company. The Oklahoma "Control Share Acquisition Statute" generally precludes a person who acquires voting shares of the Company in excess of specified thresholds of the voting power (i.e., 20%, 33-1/3% and 50%) from voting the shares held in excess of the applicable threshold unless voting rights for such shares are approved by a majority vote of the Company's disinterested stockholders. The protections of this Act apply only to those corporations that elect, by express provision in their Certificate of Incorporation or Bylaws, to be governed by the Act. Article XIV of the Company's Certificate of Incorporation contains an express provision that control share acquisitions with respect to the Common Stock shall be governed by the Act.

         Under the Oklahoma General Corporation Act, mergers, consolidations and sales of substantially all of the assets of a Oklahoma corporation must generally be approved by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma General Corporation Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (excluding persons who become 15% stockholders by action of the corporation alone) (an "Interested Shareholder"). For a period of three years following the date that a stockholder became a holder of 15% or more of the corporation's outstanding voting stock, Section 1090.3 prohibits the following types of transactions between the corporation and the 15% stockholder (unless certain conditions, described below, are met):
(i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the 15% stockholders proportionate share of the stock of any class or series of the corporation, (iv) receipt by the 15% stockholder of the benefit, except proportionately as a shareholder of the corporation, of loans, advances, guarantees, pledges or other financial benefits provided by the corporation, and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the 15% stockholder. This restriction does not apply if (1) before such person became an Interested Stockholder, the Board of Directors approved the transaction in which the Interested Stockholder becomes an Interested Stockholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder's becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to





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
such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. An Oklahoma corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation. At the present time, the Board of Directors does not intend to propose any such amendment.


                    CERTAIN ANTI-TAKEOVER PROVISIONS IN THE
                    CERTIFICATE OF INCORPORATION AND BYLAWS

         While the Boards of Directors of the Company and the Bank are not aware of any effort that might be made to obtain control of the Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Bank, the Company or the Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

         The following discussion is a general summary of certain provisions of the Certificate of Incorporation and Bylaws of the Company which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Certificate of Incorporation and Bylaws of the Company, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents without charge.

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS


         Article XII of the Certificate of Incorporation of the provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. Article XIII provides that any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors at a meeting of stockholders called for that purpose.


         A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board could be changed in one year. In the absence of the provisions of the Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

         Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors, or more, at any one time have had at least one year's experience as directors of the Company, and moderate the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.





                                      108
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STOCKHOLDER VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS

         Article XV of the Company's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of the Company's outstanding shares of voting stock, and (ii) at least a majority of the Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. The increased voting requirements in the Company's Certificate of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors") or except to the extent otherwise required by applicable law. The term "Related Person" is defined to include any individual, corporation, partnership or other entity who owns beneficially or controls, directly or indirectly, more than 10% of the outstanding shares of voting stock of the Company. A "Business Combination" is defined to include
(i) any merger or consolidation of the Company with or into any Related Person;
(ii) any sale, lease exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of the Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company; (v) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person; (vi) any reclassification of the Company Common Stock, or any recapitalization involving the Company Common Stock; (vii) the acquisition by the Company of any securities of the Related Person; and
(viii) any agreement, contract or other arrangement providing for any of the above transactions.

PROVISIONS RELATING TO MEETINGS OF STOCKHOLDERS

         Article X of the Company's Certificate of Incorporation provides that special meetings of stockholders may be called only by the Board of Directors or a committee thereof. Although management of the Company believes that this provision may discourage stockholder attempts to disrupt the business of the Company between annual meetings of stockholders, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the Company and impose its will on remaining stockholders prior to the next annual meeting of stockholders of the Company.

         Article X of the Company's Certificate of Incorporation also provides that there will be no cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders could, if they so chose, elect all directors of the Company, thus precluding minority stockholder representation on the Company's Board of Directors. RESTRICTIONS ON ACQUISITIONS OF SECURITIES

         LIMITATIONS ON ACQUISITIONS OF CAPITAL STOCK. Article XIV of the Certificate of Incorporation provides that for a period of five years from the effective date of the completion of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company. In addition, any person who acquires the beneficial ownership of more than 10% of any equity security of the Company, the equity securities in excess of 10% shall not be counted as shares entitled to vote and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. If at any time after five years from the effective date of the Conversion, any person acquires the beneficial ownership of more than 10% of any class of equity security of the Company, then, with respect to each vote in excess of 10%, the record holders of voting stock of the Company beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Company which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the





                                      109
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foregoing restrictions is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Company's Continuing Directors. Under the Company's Certificate of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. This provision does not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Company or a subsidiary of the Company, (ii) any proxy granted to one or more of the Company's "Continuing Directors," as defined, by a stockholder of the Company,
(iii) any employee benefit plans of the Company or a subsidiary thereof or (iv) any transaction approved in advance by a majority of the Continuing Directors.

BOARD CONSIDERATION OF CERTAIN NONMONETARY FACTORS IN THE EVENT OF AN OFFER BY ANOTHER PARTY

         Article XVI of the Certificate of Incorporation directs the Board of Directors, in evaluating a Business Combination or a tender or exchange offer or similar transaction or arrangement, to consider, in addition to the adequacy of the consideration to be received in connection with any such transaction, certain specified factors and any other factors the board deems relevant.
Among the factors the board must consider are: the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers and creditors and the other elements of the communities in which the Company and its subsidiaries operate or are located; the business and financial condition and earnings prospects of the acquiring person or entity; and the competence, experience and integrity of the acquiring person or entity and the possible effects of such conditions upon the Company and its subsidiaries and the other elements of the communities in which the Company and its subsidiaries operate or are located; and its or their management.

         The Board of Directors feels a responsibility for maintaining the financial and business integrity of the Company. Savings institutions and their holding companies occupy positions of special trust in the communities they serve. They also provide opportunities for abuse by those who are not of sufficient experience or competence or financial means to act professionally and responsibly with respect to management of a financial institution. It is of concern to the Company that it be managed in the interest of the communities that it serves and that it and its subsidiary association maintain its integrity as an institution.

         One effect of this provision might be to encourage consultation by an offeror with the Board of Directors prior to or after commencing a tender offer in an attempt to prevent a contest from developing. This provision thus may strengthen the Board of Directors' position in dealing with any potential offeror which might attempt to effect a takeover of the Company. The provision will not make a Business Combination regarded by the Board of Directors as being in the interests of the Company more difficult to accomplish, but it will permit the Board of Directors to determine that a Business Combination or tender or exchange offer is not in the interests of the Company (and thus to oppose it) on the basis of various factors deemed relevant.

ADDITIONAL ANTI-TAKEOVER PROVISIONS

         It should be noted that the foregoing provisions are not the only provisions having an anti-takeover effect. For example, the Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of serial preferred stock, which may be issued with rights and preferences
which could impede an acquisition.   This preferred stock, none of which has
been issued by the Company, together with authorized but unissued shares of common stock (the Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of the Common Stock), also could represent additional capital required to be purchased by the acquiror.

         Article XI of the Company's Certificate of Incorporation provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not fewer than 30 or more than 60 days in advance of the meeting. Management believes that it is in the best interests of the Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors.

This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Article XII of the Company's Certificate of Incorporation provides that the number of directors of the Company (exclusive of directors, if any, to be elected by the holders of any to-be-issued shares of preferred stock of the Company) shall be such number, not more than 15 as shall be provided from time to time in or in accordance with the Company's Bylaws. The power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Company's Board of Directors.
The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of the Company through an increase in the number of the Company's directors and election of his or its nominees to fill the newly created vacancies.

         Article XIX of the Company's Certificate of Incorporation provides for the Company's Bylaws to be amended by the affirmative vote of a majority of the Company's Board of Directors, but provides that the Bylaws may be amended by the stockholders only by vote of at least 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors cast at a meeting called for that purpose. The Company's Bylaws contain numerous powers concerning its governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

         Article XX of the Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended unless approved by the affirmative vote of the holders of at least 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors cast at a meeting called for that purpose; provided, however, that such provisions may be repealed or amended upon a majority stockholder vote if first approved by a majority of the Continuing Directors, as defined in Article XV. This requirement exceeds the majority vote of stockholders present and entitled to vote that would otherwise be required by Oklahoma law for the repeal or amendment of a provision of the Certificate of Incorporation. The specific provisions for which an 80% vote is required by Article XX are (i) Article X governing quorum requirements, the calling of special meetings and the absence of cumulative voting rights, (ii)
Article XI requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) Article XII governing the number of the Company's Board of Directors, the filling of vacancies on the Board of Directors and classified terms of the Board of Directors, (iv) Article XIII governing removal of directors, (v) Article XIV restricting certain acquisitions of more than 10% of the Company's stock, (vi) Article XV governing the requirement for the approval of certain business combinations, (vii)
Article XVI regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (viii) Article XVII providing for the indemnification of directors, officers, employees and agents of the Company,
(ix) Article XVIII pertaining to the elimination of the liability of the directors to the Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (x) Articles XIX and XX governing the required stockholder vote for amending the Bylaws and Certificate of Incorporation of the Company.

         In addition to discouraging a takeover attempt which a majority of the stockholders of the Company might determine to be in their best interest or in which the stockholders of the Company might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of management more difficult. It is thus possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of the stockholders desires a change.





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BENEFIT PLANS

         In addition to the provisions of the Company's Certificate of Incorporation and Bylaws described above, certain existing and proposed benefit plans of the Company and the Bank -- including the employment agreements entered with the Bank's President and Executive Vice President, the severance agreements entered with the Bank's other executive officer, the Option Plan and the MRP -- contain or are expected to contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Company and the Bank might conclude are not in the best interests of the Company, the Bank or the Company's stockholders. For a description of certain benefit plans and provisions of such plans relating to changes in control of the Company or the Bank, see "Management of the Bank -- Certain Benefit Plans and Arrangements."

THE PURPOSE AND ANTI-TAKEOVER EFFECT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         The Boards of Directors of the Company and the Bank believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company and the Bank in the orderly deployment of the net proceeds of the Conversion into productive assets during the initial period after the Conversion. The Boards of Directors of the Company and the Bank believe these provisions are in the best interests of the Bank and of the Company and its stockholders. In the judgment of the Boards of Directors of the Company and the Bank, the Company's Board is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Bank believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control that could result from a tender offer or other takeover attempt could also deprive the Company's remaining stockholders of the benefits of having the Common Stock quoted on a Nasdaq market and of certain protective provisions of the Securities Exchange Act.

         Despite the belief of management of the Bank and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional Certificate of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to an Oklahoma corporation. The Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.


                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The Company is authorized to issue 20,000,000 shares of the Common Stock and 5,000,000 shares of serial preferred stock, par value $0.01 per share. The Company currently expects to issue a maximum of 2,645,000 shares of the Common Stock and will issue no shares of serial preferred stock in the Conversion. The Company expects to reserve for future issuance under the Option Plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Conversion. The capital stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

COMMON STOCK

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. See "Certain Restrictions on Acquisition of the Company and the Bank -- Oklahoma Anti-Takeover Statutes" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Restrictions on Acquisitions of Securities" for information regarding a possible reduction in voting rights.

         Dividends. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividends" and "Taxation."

         Liquidation. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

         Restrictions on Acquisition of the Common Stock. See "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition of the Company and the Bank" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws" for discussions of limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

SERIAL PREFERRED STOCK

         None of the 5,000,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the

Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock.

                           REGISTRATION REQUIREMENTS

         The Company will register its Common Stock with the SEC pursuant to the Securities Exchange Act upon the completion of the Conversion and does not expect to deregister said shares for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Securities Exchange Act will be applicable.

                                 LEGAL MATTERS

         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. The Arkansas income tax consequences of the Conversion will be passed upon by Gaunt & Co., LTD, certified public accountants, Little Rock, Arkansas. Housley Kantarian & Bronstein, P.C. and Gaunt & Co., LTD have consented to the references herein to their opinions. Certain legal matters may be passed upon for Trident Securities by Elias, Matz, Tiernan & Herrick, Washington, D.C.

                                    EXPERTS

         The consolidated financial statements of Heartland Community Bank and subsidiaries at June 30, 1996 and 1995 and for each of the years in the two year period ended June 30, 1996 have been included herein in reliance upon the report of Gaunt & Co., independent certified public accountants, appearing herein and upon the authority of said firm as experts in accounting and auditing.

         Ferguson & Co., has consented to the publication herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Conversion and the value of subscription rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.

                             ADDITIONAL INFORMATION


         The Company has filed with the SEC a Registration Statement on Form SB-2 (File No. 333-19093) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The exhibits include, among other things, the appraisal report prepared by Ferguson & Co. and a confidential business plan prepared on behalf of the Bank and the Company and filed as part of the Application for Conversion with the OTS (see below). Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address for the SEC's Website is "http://www.sec.gov". The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.


         The Bank has filed with the OTS an Application for Conversion. This document omits certain information contained in such application, including the exhibits thereto. The exhibits include, among other things, the appraisal report prepared by Ferguson & Co. and a confidential business plan prepared on behalf of the Bank and the Company. The Application for Conversion can be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the office of the OTS Regional Director, Midwest Regional Office, at 122 West John Carpenter Freeway, Suite 600, Irving, Texas 75039.

                         INDEX TO FINANCIAL STATEMENTS

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

        (FORMERLY FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CAMDEN)





                                                                                                      Page
                                                                                                      ----
Independent Auditors' Report.....................................................................      F-2

Consolidated statements of financial condition as of December 31, 1996 (unaudited)
 and June 30, 1996 and 1995......................................................................      F-3

Consolidated statements of income for the six months ended December 31, 1996 and 1995 (unaudited)
 and the years ended June 30, 1996 and 1995......................................................      F-5

Consolidated statements of equity for the six months ended December 31, 1996 and 1995 (unaudited)
 and the years ended June 30, 1996 and
 1995.............................................................................................     F-7

Consolidated statements of cash flows for the six months ended December 31, 1996 and 1995 (unaudited)
 and years ended June 30, 1996 and 1995............................................................    F-8

Notes to consolidated financial statements for six months ended December 31, 1996 and 1995 (unaudited)
 and the years ended June 30, 1996 and 1995.........................................................   F-10

Consolidated statements of income of subsidiary for the period
 July 1 1994 to May 3, 1996 (unaudited)..............................................................  F-31

Consolidated statements of stockholders' equity of subsidiary for the period
 July 1, 1994 to May 3, 1996 (unaudited) ............................................................  F-32

Consolidated statements of cash flows of subsidiary for the period
 July 1, 1994 to May 3, 1996 (unaudited).............................................................. F-33

Notes to financial statements of the subsidiary (unaudited)........................................... F-34



All schedules are omitted as the required information is not applicable or because the required information is included in the financial statements or related notes.



Separate financial statements of the Holding Company have not been included since it will not engage in material transactions until after conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.



These financial statements are prepared in accordance with Regulation S-B and do not contain financial statements or schedules that would otherwise be required under Regulation S-X.

                       [GAUNT & COMPANY, LTD. LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Heartland Community Bank and Subsidiaries
(formerly First Federal Savings and Loan Association of Camden)
Camden, Arkansas


         We have audited the accompanying consolidated statements of financial condition of Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden) and its subsidiary as of June 30, 1996 and 1995 and the related consolidated statements of income, equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heartland Community Bank (formerly First Federal Savings and Loan Association of Camden) and its subsidiary as of June 30, 1996 and 1995 and the results of their consolidated operations and cash flows for the years ended in conformity with generally accepted accounting principles.

         As discussed in note 18, the financial statements for the year ended June 30, 1996, are consolidated as a result of the acquisition of the wholly owned-subsidiary on May 3, 1996. Also discussed in note 1c, as of July 1, 1994 the Bank changed its method of accounting for certain investments in debt and equity securities.



/s/ GAUNT & COMPANY, LTD.


Little Rock, Arkansas



August 28, 1996
(Except for Note 27, as to
    which the date is February 4, 1997)

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                   December 31, 1996, June 30, 1996 and 1995



                                     ASSETS
                                     ------
                                                                         DECEMBER 31,
                                                                           1996                        JUNE 30,
                                                                         (UNAUDITED)           1996                1995
                                                                     -----------------   ---------------   -----------------
  Cash and cash equivalents                                         $         814,904   $       422,509   $         195,703
  Interest-bearing deposits in other financial institutions                 5,780,393        16,869,373           2,929,896

  Investment Securities, (Note 2)
   Securities available for sale                                           11,563,654         5,279,625             957,500
   Securities held-to-maturity (estimated market value of
    $1,849,200 at June 30, 1995)                                             - -                - -               2,000,000
  Mortgage-backed securities, (Note 3)
   Securities available for sale                                           12,346,944        12,155,199           6,088,450
   Securities held-to-maturity (estimated market value of
    $41,010,178, $44,934,075 and $55,739,699)                              40,699,780        45,212,891          57,144,915

  Loans, net of allowance of $1,413,666, $1,283,234 and
    $728,492 respectively, (Note 4)                                        96,332,115        84,131,024          55,112,980

  Accrued interest receivable                                               1,152,131           977,004             772,620

  Foreclosed real estate, net                                                 120,537           168,206              88,528

  Premises and equipment (Note 7)                                           2,918,776         2,124,293             637,237
  Land held for resale (Note 26)                                              570,826           - -                - -
  Stock in Federal Home Loan Bank                                           1,206,700         1,199,000             917,000

  Income taxes receivable                                                     957,693           556,959            - -
  Deferred tax asset                                                           98,796           134,210            - -
  Goodwill, net of amortization (Note 18)                                   1,495,260         1,575,296            - -
  Other assets                                                                428,234           429,733             142,339
                                                                     -----------------   ---------------   -----------------

      TOTAL ASSETS                                                  $     176,486,743   $   171,235,322   $     126,987,168
                                                                     =================   ===============   ==================


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                  December 31, 1996, June 30, 1996 and 1995


                             LIABILITIES AND EQUITY


                                                                        DECEMBER 31,
                                                                           1996                        JUNE 30,
LIABILITIES                                                             (UNAUDITED)            1996                1995
-----------                                                          -----------------   ---------------   -----------------
  Deposits  (Note 8)                                                $     151,265,951   $   145,919,251   $     112,005,588
  Advances - Federal Home Loan Bank (Note 9)                               10,000,000        10,000,000            - -
  Note payable (Note 10)                                                      400,000           - -                - -
  Accrued interest payable                                                    392,114           395,939             235,169
  Advances from borrowers for taxes and insurance                             312,736           114,004             248,581
  Accrued income taxes payable                                               - -                - -                  10,191
  Deferred tax liability                                                     - -                - -                 174,662
  Other liabilities                                                           336,437           577,692              42,005
                                                                     -----------------   ---------------   -----------------

      Total Liabilities                                             $     162,707,238   $   157,006,886   $     112,716,196
                                                                     -----------------   ---------------   -----------------



Commitments and Contingencies Note (15 and 16)


EQUITY
------
  Retained earnings                                                 $      13,974,913   $    14,514,749          14,289,760

  Unrealized loss on securities available-for-sale
    available for sale, net of applicable deferred taxes                     (195,408)         (286,313)            (18,788)
                                                                     -----------------   ---------------   -----------------

      Total Equity                                                  $      13,779,505   $    14,228,436   $      14,270,972
                                                                     -----------------   ---------------   -----------------

      TOTAL LIABILITIES and EQUITY                                  $     176,486,743   $   171,235,322   $     126,987,168
                                                                     =================   ===============   =================

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                       Consolidated Statements of Income

   For the six months ended December 31, 1996 and 1995, and the years ended
                            June 30, 1996 and 1995



                                                                        DECEMBER 31,
                                                                 1996                 1995                      JUNE 30,
INTEREST INCOME                                               (UNAUDITED)          (UNAUDITED)           1996             1995
---------------                                            ------------------   ------------------   --------------   --------------
  Interest and fees on loans                              $        3,869,580   $        2,443,263   $    5,352,338   $    4,526,621
  Investment securities                                              392,565              219,074          252,560          202,942
  Mortgage-backed and related securities                           1,837,282            2,023,466        4,215,125        3,927,181
  Other interest income                                              263,226              136,478          513,158          188,038
                                                           ------------------   ------------------   --------------   --------------
     Total interest income                                $        6,362,653   $        4,822,281   $   10,333,181   $    8,844,782
                                                           ------------------   ------------------   --------------   --------------

INTEREST EXPENSE
----------------
  Deposits (Note 8)                                       $        3,757,994   $        2,995,433   $    6,314,641   $    4,979,125
  Borrowed funds                                                     329,926              143,476          451,957          133,356
  Notes payable                                                       10,000            - -                - -              - -
                                                           ------------------   ------------------   --------------   --------------

     Total interest expense                               $        4,097,920   $        3,138,909   $    6,766,598   $    5,112,481
                                                           ------------------   ------------------   --------------   --------------

  Net interest income                                     $        2,264,733   $        1,683,372   $    3,566,583   $    3,732,301

Provision for loan losses (Note 4)                        $          143,324   $        - -         $       42,483   $      - -
                                                           ------------------   ------------------   --------------   --------------

    Net interest income after provision for loan losses   $        2,121,409   $        1,683,372   $    3,524,100   $    3,732,301
                                                           ------------------   ------------------   --------------   --------------


NONINTEREST INCOME
------------------
  Net realized gain (loss) on sales of available
   for sale securities (Note 14)                          $        - -         $         (247,853)  $     (926,947)  $      101,994
  Banking service charges                                             99,476               32,654           79,245           62,093
  Other income                                                        20,705               15,282           74,050           31,936
                                                           ------------------   ------------------   --------------   --------------

    Total noninterest income (loss)                       $          120,181   $         (199,917)  $     (773,652)  $      196,023
                                                           ------------------   ------------------   --------------   --------------

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                       Consolidated Statements of Income

 For the six months ended December 31, 1996 and 1995, and the years ended June
                               30, 1996 and 1995



                                                                       DECEMBER 31,
                                                                 1996                 1995                     JUNE 30,
NONINTEREST EXPENSE                                           (UNAUDITED)          (UNAUDITED)           1996             1995
-------------------                                        ------------------   ------------------   --------------   --------------
  Salaries and compensation                               $        1,101,820   $          439,366   $    1,239,769   $      835,254
  Occupancy and equipment                                            190,023               83,082          172,278          117,467
  Federal deposit insurance premiums                               1,054,719              127,406          268,370          257,126
  Loss on foreclosed real estate                                      21,218               12,955           43,439           19,127
  Data processing expenses                                           129,190               58,185          114,171           97,984
  Professional fees                                                  208,338               23,327          109,986           47,376
  Amortization of goodwill                                            80,037            - -                 25,436          - -
  Other expenses                                                     387,931              113,692          377,209          235,627
                                                           ------------------   ------------------   --------------   --------------

    Total noninterest expense                             $        3,173,276   $          858,013   $    2,350,658   $    1,609,961
                                                           ------------------   ------------------   --------------   --------------

Income (loss) before income taxes and cumulative
  effect of change in accounting principle                $         (931,686)  $          625,442   $      399,790   $    2,318,363

Provision for income taxes (benefits)                               (391,850)             214,480          174,801          966,763
                                                           ------------------   ------------------   --------------   --------------

Income (loss) before cumulative effect of change
  in accounting principle                                 $         (539,836)  $          410,962   $      224,989   $    1,351,600

Change in accounting principle - cumulative
  effect of application of Statement on Financial
  Accounting Standards No. 115 "Accounting for
  Certain Investments in Debt Equity Securities"                   - -                  - -                - -               77,567
                                                           ------------------   ------------------   --------------   --------------


     NET INCOME (LOSS)                                    $         (539,836)  $          410,962   $      224,989   $    1,429,167
                                                           ==================   ==================   ==============   ==============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                       Consolidated Statements of Equity

 For the six months ended December 31, 1996 and 1995, and the years ended June
                               30, 1996 and 1995




                                                              DECEMBER 31,
                                                          1996              1995                    JUNE 30,
RETAINED EARNINGS                                      (UNAUDITED)       (UNAUDITED)        1996             1995
-----------------                                    ---------------   ---------------   --------------   --------------
  Balance beginning of period                       $    14,514,749   $    14,289,760   $   14,289,760   $   12,860,593

  Net income (loss)                                        (539,836)          410,962          224,989        1,429,167
                                                     ---------------   ---------------   --------------   --------------

  Balance end of period                             $    13,974,913   $    14,700,722   $   14,514,749   $   14,289,760
                                                     ---------------   ---------------   --------------   --------------


UNREALIZED DEPRECIATION ON SECURITIES
-------------------------------------
  AVAILABLE FOR SALE
  ------------------
  Balance beginning of period                       $      (286,313)  $       (18,788)  $      (18,788)  $      - -

  Net increase (decrease), net
    of applicable deferred income taxes                      90,905          (211,194)        (267,525)         (18,788)
                                                     ---------------   ---------------   --------------   --------------

  Balance end of period                             $      (195,408)  $      (229,982)  $     (286,313)  $      (18,788)
                                                     ---------------   ---------------   --------------   --------------

  Total equity at period end                        $    13,779,505   $    14,470,740   $   14,228,436   $   14,270,972
                                                     ===============   ===============   ==============   ==============





  The accompanying notes to consolidated financial statements are an integral part of these statements.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flow

 For the six months ended December 31, 1996 and 1995, and the years ended June
                               30, 1996 and 1995



                                                                DECEMBER 31,
                                                            1996              1995                     JUNE 30,
CASH FLOWS FROM OPERATING ACTIVITIES                     (UNAUDITED)      (UNAUDITED)            1996             1995
------------------------------------                    -------------   ----------------   ----------------   --------------
  Net Income (Loss)                                    $    (539,836)  $        410,962   $        224,989   $    1,429,167
                                                        -------------   ----------------   ----------------   --------------

  Adjustments to reconcile net income to
   cash provided by operating activities:
  Depreciation                                         $      90,007   $         40,500   $         66,005   $       51,234
  Amortization of:
   Deferred loan origination fees                             18,993              7,561              6,258           55,349
   Goodwill                                                   80,037           - -                  25,436          - -
   Premiums and discounts on loans                              (531)              (675)               309             (119)
   Premiums and discounts on investment securities            86,636             55,409            125,952          106,296
  Provision for loan loss                                    143,324           - -                  42,483          - -
  Provision for loss on foreclosed real estate                15,247           - -                  30,000          - -
  Deferred income taxes                                      (35,414)           193,302            (57,986)         147,239
  Cumulative effect of FASB #115 adoption                                                                           (77,567)
  Net (gain) loss on sale of investments:
   Available for sale                                        - -                247,853            926,946          (99,093)
   Held-to-maturity                                          - -               - -                - -                (2,902)
  (Gain) loss on disposal of other assets                      3,118           - -                  (5,732)          12,468
  Decrease (increase) in accrued interest receivable        (175,127)           (29,427)             4,743          (60,723)
  Increase in accrued interest payable                        (3,825)            23,642             29,818           35,718
  (Increase) decrease in other assets                          1,499             44,329           (174,649)         (93,218)
  Increase in other liabilities                             (241,255)            26,351            442,156            5,691
  (Increase) in prepaid / payable income taxes              (400,734)          (336,523)          (567,831)          37,729
                                                        -------------   ----------------   ----------------   --------------
     Total adjustments                                 $    (418,025)  $        272,322   $        893,908   $      118,102
                                                        -------------   ----------------   ----------------   --------------

  Net cash flows provided (used) by
    operating activities                               $    (957,861)  $        683,284   $      1,118,897   $    1,547,269
                                                        -------------   ----------------   ----------------   --------------

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flow

 For the six months ended December 31, 1996 and 1995, and the years ended June
                               30, 1996 and 1995



                                                                DECEMBER 31,
                                                            1996             1995                      JUNE 30,
                                                         (UNAUDITED)      (UNAUDITED)            1996              1995
                                                        -------------   ----------------   ----------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
  Loan originations and principal payments on loans    $ (12,176,436)  $     (4,137,641)  $     (5,283,509)  $    1,401,183
  Proceeds from sale of loans                              1,410,336            - -                244,230          - -
  Purchase of loans                                       (1,304,560)        (2,248,263)        (4,555,000)      (2,628,000)
  Proceeds from sale of investment securities:
   Available for sale                                        - -              9,105,808         18,151,851        7,023,989
   Held-to-maturity                                          - -               - -                - -               406,779
  Purchase of investment securities available for sale   (17,208,700)        (1,995,000)        (1,995,000)      (9,780,348)
  Purchase of investment securities held-to-maturity                        (14,097,590)       (20,475,412)      (5,094,695)
  Principal payments on investment securities             15,246,037          4,780,533         10,506,353        8,641,932
  Investment in subsidiary                                   - -               - -              (1,492,782)         - -
  Investment foreclosed real estate                                                                                  (2,378)
  Proceeds from sale of other assets                           3,215           - -                  19,723           55,514
  Purchases of premises and equipment                     (1,455,316)          (105,592)          (762,178)        (167,526)
                                                        -------------   ----------------   ----------------   --------------
  Net cash flows used by investing activities          $ (15,485,424)  $     (8,697,745)  $     (5,641,724)  $     (143,550)
                                                        -------------   ----------------   ----------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
  Net increase (decrease) in demand deposits,
   NOW accounts, passbook savings accounts and
   certificates of deposit                             $   5,346,700   $      3,554,896   $      8,806,600   $   (1,345,081)
  Net (decrease) increase in mortgage escrow funds           - -                (29,514)          (117,491)          11,983
  Proceeds from note payable                                 400,000           - -                - -               - -
  Advances from FHLB                                         - -             10,000,000         10,000,000          - -
                                                        -------------   ----------------   ----------------   --------------
  Net cash flows provided (used) by
    financing activities                               $   5,746,700   $     13,525,382   $     18,689,109   $   (1,333,098)
                                                        -------------   ----------------   ----------------   --------------
  Net increase (decrease) in cash and cash equivalents $ (10,696,585)  $      5,510,921   $     14,166,283   $       70,621
  Cash and cash equivalents, beginning of year         $  17,291,882   $      3,125,599   $      3,125,599   $    3,054,978
                                                        -------------   ----------------   ----------------   --------------

  Cash and cash equivalents, end of year               $   6,595,297   $      8,636,520   $     17,291,882   $    3,125,599
                                                        =============   ================   ================   ==============

SUPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
-------------------------------------------------
  Cash paid during the period for:
     Interest                                          $   4,101,745   $      3,162,551   $      6,775,124   $    4,961,607
     Income taxes                                      $     - -       $        419,961   $        786,845   $      782,602
  Loans transferred to foreclosed real estate          $     - -       $        126,307   $        126,307   $      122,165




The accompanying notes to consolidated financial statements are an integral part of these statements.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(1)      Summary of Significant Accounting Policies

(a)      Basis of Consolidation


         The consolidated financial statements as of June 30, 1996, and the unaudited financial statements as of December 31, 1996, include the accounts of Heartland Community Bank (formerly First Federal Savings and Loan Bank of Camden), (See also Note 20), and its wholly-owned subsidiaries, Heritage Banc Holding, Inc. and its wholly-owned subsidiary and HCB Properties, Inc. (See also Note 18 and 23). All material intercompany balances and transactions have been eliminated in the consolidation. The unaudited statements reflect all adjustments, consisting of recurring accruals, which are in the opinion of management, necessary for fair presentation of the results of operations, changes in equity and cash flows for the six month period ended December 31, 1996 and 1995.


(b)      Cash Equivalents

         For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(c)      Investment Securities and Mortgage-Backed Securities

         In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank adopted the provisions of the new standard for investments held as of July 1, 1994. Under the new rules, securities that the Bank has both the positive intent and ability to hold to maturity are carried at amortized cost. Securities that the Bank does not have the positive intent and ability to hold to maturity are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses, net of tax, on securities classified as available-for-sale are carried as a separate component of equity. The Bank does not carry any trading securities. The cumulative effect as of July 1, 1994, of adopting Statement No.115 included the reversal of $77,567 previously included in earnings that is to be excluded from earnings under this statement.


         Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities that are classified held-to-maturity are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.


         Gains and losses on the sale of securities are determined using the specific identification method.

         If the fair value of an investment security declines for reasons other than temporary market conditions, the carrying value of such security is written down to current value by a charge to operations.

(d)      Loans Receivable

         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net of deferred loan-origination fees and discounts.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(1)      Summary of Significant Accounting Policies (Continued)

(d)      Loans Receivable (continued)


         Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts on consumer loans are recognized over the lives of the loans using the interest method.


         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries.) Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.


         The Bank has adopted SFAS No.114 "Accounting by Creditors for Impairment of a Loan" which was amended by SFAS No.118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" on October 1, 1995. These statements prescribed the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. These measurement methods apply to all creditors and all loans, uncollateralized as well as collateralized, except for larger groups smaller-balanced homogeneous loans that are collectively evaluated for impairment, loans measured at fair market or lower of cost or fair value, leases and debt securities. The Bank considers all one-to-four family residential loans, construction loans, auto loans and other consumer loans, (as presented in Note 4), to be smaller homogenous loans. These statements apply to all restructured loans that involve a modification of terms. Loans within the scope of these statements are considered impaired when , based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines impairment of the loans based on knowledge of the borrower's repayment history. Pursuant to SFAS No.114, paragraph 8, management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $25,000 will be considered an insignificant shortfall. The Bank does not apply SFAS No. 114 using major risk classifications, but applies SFAS No.114 on a loan by loan basis. All nonaccrual loans are considered to be impaired. Nonaccrual loans are specifically designated and segregated within the loan portfolio by management. A loans are charged off when management determines that principal and interest are not collectible. At December 31, 1996 and at June 30, 1996 and 1995, only nonaccrual loans were considered to be impaired. (See Note 4)



         Uncollectible interest on loans, all categories, that are contractually past due over ninety (90) days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(1)      Summary of Significant Accounting Policies (Continued)

(e)      Loan-Origination Fees, Commitment Fees, and Related Costs

         Loan fees received on or after July 1, 1988, are accounted for in accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Cost Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment to yield.

(f)      Foreclosed Real Estate

         Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value (less selling costs) at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

         Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

(g)      Income Taxes

         The Bank records income tax expense based on the amount of taxes currently due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using existing tax rates.

(h)      Premises and Equipment


         Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from 15 to 40 years for buildings and improvements and 3 to 10 years for equipment.


(i)      Fair Values of Financial Instruments


         During the year ended June 30, 1996, the Bank adopted Statement of Financial Accounting Standards No.107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(1)      Summary of Significant Accounting Policies (Continued)

(i)      Fair Values of Financial Instruments (Continued)

         In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No.107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.


         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for consolidated financial instruments at June 30, 1996:


         Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

         Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

         Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

         Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts.) The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

         Short-term borrowings and notes payable: The carrying amounts of short-term borrowings and notes payable approximate their fair values.

         Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter-parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(2)      Investment Securities


         The amortized cost and estimated market values of investment securities at December 31, 1996, are summarized as follows:



                                                                      Available-for-Sale
                                             ---------------------------------------------------------------------------------
                                                                  Gross                      Gross                   Estimated
                                              Amortized         Unrealized                Unrealized                   Market
         U.S. Government and                    Cost              Gains                     Losses                     Values
                                                ----              -----                     ------                     ------
          Federal Agencies                   $11,495,486      $     69,213             $       1,045               $11,563,654
                                             ===========      ============             =============               ============



         The amortized cost and estimated market values of investment securities at June 30, 1996, are summarized as follows:

                                                                      Available-for-Sale
                                             ---------------------------------------------------------------------------------
                                                                 Gross                      Gross                    Estimated
                                             Amortized         Unrealized                 Unrealized                   Market
                                                Cost              Gains                     Losses                     Values
                                                ----              -----                     ------                     ------
         U.S. Government and
          Federal Agencies                  $ 5,306,383        $       - -              $       26,758              $ 5,279,625
                                            ===========        ===========              ==============              ===========


         The amortized cost and estimated market values of investment securities at June 30, 1995, are summarized as follows:


                                                                      Available-for-Sale
                                             ---------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
         U.S. Government and
          Federal Agencies                  $  960,854          $      5,390             $         8,744               $ 957,500
                                            ==========          ============             ===============               =========



                                                                                     Held-to-Maturity
                                             ---------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
        U.S. Government and
          Federal Agencies                  $ 2,000,000         $      - -                $   150,800                $ 1,849,200
                                            ===========         ===========               ===========                ===========


         The scheduled maturities of investment securities were as follows:


                                                            December 31, 1996                          June 30, 1996
                                                  --------------------------------         --------------------------------
                                                   Amortized               Market             Amortized            Market
                                                     Cost                  Value                Cost               Value
                                                     ----                  -----                ------             ------
         Available-for-Sale
          Due in one year or less                 $    500,000         $   498,955           $ 1,398,728        $ 1,387,887

          Due after one year through five years     10,995,486          11,064,699             3,352,836          3,340,631

          Due after five through ten years              - -                 - -                  554,819            551,107
                                                  ------------         -----------           -----------        -----------
                                                  $ 11,495,486         $11,563,654           $ 5,306,383        $ 5,279,625
                                                  ============         ===========           ===========        ===========


         Proceeds from sales of securities available-for-sale during the year ended June 30, 1996 were $1,006,875. Gross gains of $10,538 were realized on those sales. During the year ended June 30, 1995, the proceeds from sales of securities available-for-sale were $1,045,313. Gross gains of $48,738 were realized on those sales.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995





(3)      Mortgage-Backed Securities


         Mortgage-backed securities consist of the following at December 31, 1996:



                                                                      Available-for-Sale
                                          ------------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
Mortgage-backed securities                 $  4,195,369            $   39,117               $  32,225               $ 4,202,261
Collateralized Mortgage
 Obligations                                  8,539,145                 - -                   394,462                 8,144,683
                                           ------------            ----------               ---------               -----------
                                           $ 12,734,514            $   39,117               $ 426,687               $12,346,944
                                           ============            ==========               =========               ===========




                                                                      Held-to-Maturity
                                            ----------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
Mortgage-backed securities                  $40,699,780           $ 485,512               $ 175,114                $41,010,178
                                            ===========           =========               =========                ===========



         Mortgage-backed securities consist of the following at June 30, 1996:



                                                                      Available-for-Sale
                                          --------------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
Mortgage-backed securities                $    3,135,911         $     8,612               $  23,928                $  3,120,595
Collateralized Mortgage
 Obligations                                   9,455,472               1,043                 421,911                   9,034,604
                                          --------------         -----------               ---------                ------------
                                          $   12,591,383         $     9,655               $ 445,839                $ 12,155,199
                                          ==============         ===========               =========                ============


                                                                      Held-to-Maturity
                                             ---------------------------------------------------------------------------------
                                               Gross                Gross                 Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
Mortgage-backed securities                 $ 45,212,891           $ 470,641               $  749,458                $ 44,934,074
                                           ============           =========               ==========                ============

         Mortgage-backed securities consist of the following at June 30, 1995:


                                                                      Available-for-Sale
                                           -------------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
Mortgage-backed securities                 $ 4,411,027            $   36,866             $   14,795                  $ 4,433,098
Collateralized Mortgage
 Obligations                                 1,704,514                  - -                  49,162                    1,655,352
                                           -----------            ----------             ----------                  -----------
                                           $ 6,115,541            $   36,866             $   63,957                  $ 6,088,450
                                           ===========            ==========             ==========                  ===========

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(3)      Mortgage-Backed Securities (Continued)

         Mortgage-backed securities consist of the following at June 30, 1995:
         (Continued)


                                                                      Held-to-Maturity
                                             ---------------------------------------------------------------------------------
                                                                   Gross                    Gross                    Estimated
                                             Amortized           Unrealized               Unrealized                   Market
                                                Cost                Gains                   Losses                     Values
                                                ----                -----                   ------                     ------
         Mortgage-backed securities         $ 32,176,422           $ 352,837             $   817,902               $  31,711,357
         Collateralized Mortgage
          Obligations                         24,968,493                - -                  940,151                  24,028,342
                                            ------------           ---------             -----------               -------------
                                            $ 57,144,915           $ 352,837             $ 1,758,053               $  55,739,699
                                            ============           =========             ===========               =============



         The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    December 31, 1996                               June 30, 1996
                                          ------------------------------------       ---------------------------------------
                                               Amortized            Market                Amortized             Market
                                                 Cost                Value                  Cost                 Value
                                                 ----                -----                  ----                 -----
           Available-for-Sale
           ------------------
         Due in one year or less           $     633,659       $    636,199          $    995,571          $    991,951
         Due after one through five years        690,133            703,091               771,337               777,371
         Due after five through ten years      2,870,724          2,623,246             2,578,400             2,341,674
         Due after ten years                   8,539,998          8,384,408             8,246,075             8,044,202
                                           -------------       ------------          ------------          ------------
                                           $  12,734,514       $ 12,346,944          $ 12,591,383          $ 12,155,198
                                           =============       ============          ============          ============

            Held-to-Maturity
            ---------------
         Due after one through five years        479,614             479,615         $    285,348          $    297,587
         Due after five through ten years      3,005,161           3,047,626            2,485,383             2,597,545
         Due after ten years                  37,215,005          37,482,937           42,445,160            42,038,942
                                           -------------       -------------         ------------          ------------
                                           $  40,699,780       $  41,010,178         $ 45,212,891          $ 44,934,074
                                           =============       =============         ============          =============




         All mortgage-backed securities were issued by either U.S. government agencies (Government National Mortgage Association, Federal National Mortgage Association), government-sponsored enterprises (Federal Home Mortgage Corporation or Resolution Trust Corporation) or private issuer mortgage-backed securities. The Bank had not been made aware by any national rating agency that any of the above identified securities were rated "high-risk" under FFIEC Policy Statement criteria.



         As of December 31 1996 and June 30, 1996 and 1995, the carrying value of privately issued mortgage-backed securities included in the above schedules are presented below:



                                                December 31,                         June 30,
                                                ------------           ----------------------------------
                                                    1996                     1996                1995
                                                    ----                     ----                ----
         Available-for-sale                     $ 8,144,683            $ 8,637,067         $       - -
         Held-to-maturity                        30,961,664             32,896,294          30,493,622
                                                -----------            -----------         -----------
                                                $39,106,347            $41,533,361         $30,493,622
                                                ===========            ===========         ===========

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(3)      Mortgage-Backed Securities (Continued)


         During the year ended June 30, 1996 and 1995, the Bank sold mortgage-backed securities available-for-sale for total proceeds of $17,144,976 and $5,978,676 resulting in gross realized gains of $3,839 and $77,132 and gross realized losses of $941,324 and $ 26,778 respectively. In the year ended June 30, 1995, proceeds from sale of mortgage-backed securities held-to-maturity, of which greater than 85% of the principal had already been collected, were $406,779. Gross gains of $4,512 and gross losses of $1,610 were realized on those sales.



         On December 11, 1995, securities with an amortized cost of $26,270,667 were transferred from held-to-maturity to available-for-sale because of a one time reassessment in accordance with the implementation guidance of Statement No 115 on "Accounting for Certain Investments in Debt and Equity Securities". The securities had an unrealized loss of approximately $898,756.


(4)      Loans Receivable


         Loans receivable at December 31, 1996, and June 30, 1996 and 1995 are summarized as follows:



                                                                    December 31,            June 30,
                                                                  ---------------  ----------------------------
         Loans secured by first mortgages on real estate:               1966           1996           1995
                                                                        ----           ----           ----
         Conventional 1-4 family residences                         $ 63,458,645   $ 61,650,286   $  36,844,183
         Conventional Other                                           27,441,991     20,602,705      16,348,360
         Loans to facilitate sales of
          foreclosed real estate                                         659,014        720,749       1,144,993
                                                                    ------------   ------------   -------------
           Total first mortgage loans                               $ 91,559,650   $ 82,973,740   $  54,337,536
                                                                    ------------   ------------   -------------

         Loans secured by deposits                                  $  2,038,031      1,832,180   $   1,623,155
         Auto                                                          1,849,679        786,656          42,070
         Home improvement and consumer loans                           3,635,710        622,803         346,792
                                                                    ------------   ------------   -------------
           Total installment loans                                  $  7,523,420   $  3,241,639   $   2,015,017
                                                                    ------------   ------------   -------------
         Commercial loans                                              1,023,482        880,311         132,877
                                                                    ------------   ------------   -------------
                                                                    $100,106,552   $ 87,095,690   $  56,485,430
                                                                    ------------   ------------   -------------
         Less:
         Allowance for loan losses                                  $  1,416,666   $  1,283,234         728,491
         Net deferred loan fees, premiums
          and discounts                                                  142,633        137,335         114,097
         Loans in process                                              2,218,138      1,544,097         529,862
                                                                    ------------   ------------   -------------
                                                                    $ 96,332,115   $ 84,131,024   $  55,112,980
                                                                    ============   ============   =============




         Activity in the allowance for loan losses is summarized as follows for the six months ended December 31, 1996 and 1995, and the years ended June 30, 1996 and 1995:




                                                              December 31,                              June 30,
                                                    -----------------------------         ---------------------------------
                                                         1996            1995                    1996               1995
                                                         ----            ----                    ----               ----
Balance at beginning of period                        $1,283,234       $ 728,491            $  728,491          $ 728,491
Acquisition of subsidiary                                  - -              - -                524,140               - -
Provision charged to income                              560,738            - -                 42,483               - -
Charge-offs                                              (12,892)           - -                (12,130)              - -
Recoveries                                                 - -              - -                    250               - -
                                                      ----------       ---------            ----------          ---------
Balance at end of period                              $1,413,666       $ 728,491            $1,283,234          $ 728,491
                                                      ==========       =========            ==========          =========

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995



(4)      Loans Receivable (Continued)


         At December 31, 1996 and June 30 1996 and 1995, the Bank had loans totaling $568,356, $166,228 and $165,009 respectively on which interest had ceased to be recognized. The interest income not recorded on these loans totaled $18,925, $7,718 and $7,038 respectively.



          At December 31, 1996 and June 30, 1996 and 1995, the Bank had the following loans recognized as impaired loans under the criteria established by SFAS No.114 and SFAS No.118:



                                                                  December 31,                 June 30,
                                                                 ---------------    -----------------------------
                                                                       1996             1996              1995
                                                                       ----             ----              ----
          Investment in loans - nonaccruals                         $ 568,356        $ 166,228          $ 165,009

          Related allowance for loan loss                           $ 112,531           41,557             41,252


         Renegotiated loans for which interest has been reduced totaled $289,956, $298,195 and $313,970 at December 31, 1996 and June 30, 1996
         and 1995. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the six month period ended December 31, 1996 and 1995, and the years ended June 30, 1996 and 1995 are summarized below:



                                                                   December 31,                                   June 30,
                                                            ----------------------------              ----------------------------
                                                               1996             1995                     1996               1995
                                                               ----             ----                     ----               ----
         Interest income that would have been recorded       $ 15,439         $ 16,868                  $ 35,311          $ 35,816
         Interest income recognized                            10,318           10,875                    21,383            22,539
                                                             --------         --------                  --------          --------
         Interest income foregone                            $  5,121         $  5,993                  $ 13,927          $ 13,277
                                                             ========         ========                  ========          ========




         The Bank is not committed to lend additional funds to debtors whose loans have been modified.



(5)     Accrued Interest Receivable


        Accrued interest receivable at December 31, 1996 and June 30, 1996 and 1995 is summarized below:



                                                                          December 31,                  June 30,
                                                                      -------------------      ------------------------------
                                                                              1996                 1996             1995

    Investment securities                                                $   13,432             $  51,842        $  38,812
    Mortgage-backed securities                                              531,173               332,064          381,987
    Loans receivable                                                        607,526               593,098          351,821
                                                                         ----------             ---------        ---------
                                                                         $1,152,131             $ 772,620        $ 772,620
                                                                         ==========             =========        =========


(6)      Foreclosed Real Estate


         Activity in the allowance for losses for real estate foreclosed for the six months ended December 31, 1996 and 1995 and the years ended June 30, 1996 and 1995 are presented below:



                                                             December 31,                      June 30,
                                                      --------------------------       -------------------------
                                                         1996              1995             1996          1995
                                                         ----              ----             ----          ----
         Balance at beginning of year                   $58,587           $28,587         $28,587        $28,587
         Provision charged to income                     15,247              - -           30,000           - -
                                                        -------           -------         -------        -------
         Balance at end of year                         $73,834           $28,587         $58,587        $28,587
                                                        =======           =======         =======        =======

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995


(7)      Premises and Equipment


               Premises and equipment at December 31, 1996 and June 30 1996 and 1995 are summarized as follows:



                                                              December 31,                      June 30,
                                                          ------------------     --------------------------------
         Cost:                                                    1996                1996              1995
         -----                                                    ----                ----              ----
         Land and buildings                                   $ 2,883,732         $ 2,207,867         $  919,814
         Leasehold improvements                                    24,441              34,549               - -
         Equipment                                                758,081             545,293            248,905
                                                              $ 3,666,254           2,785,709          1,168,750
         Accumulated depreciation                                (747,478)           (661,416)          (531,513)
                                                              -----------         -----------         ----------
                                                              $ 2,918,776         $ 2,124,293         $  637,237
                                                              ===========         ===========         ==========



         Depreciation expense amounted to $90,007, $40,500, $66,005 and $51,234 for the six months ended December 31, 1996 and 1995 and the years ended June 30, 1996 and 1995 respectively.


(8)      Deposits


         Deposits at December 31, 1996 and June 30, 1996 are presented below:





                                                   December 31, 1996                                June 30, 1996
                                         ---------------------------------------         -----------------------------------------
                                          Weighted                                        Weighted
                                           Average                                         Average
                                            Rate              Amount          %              Rate           Amount          %
                                            ----              ------          -              ----           ------          -
         Demand and NOW accounts:
           Non-interest bearing                            $  1,446,956        .95                      $    215,162        .14
         Interest bearing                   2.75%             5,241,551       3.47            2.65%        6,453,373       4.42

         Money market                       4.16%            18,222,224      12.05            4.14%       15,491,591      10.62
         Passbook savings                   3.06%             7,970,387       5.27            3.06%        8,028,155       5.50
                                                           ------------     ------                      ------------     ------
                                                           $ 32,881,121      21.74                      $ 30,188,281      20.68
                                                           ------------     ------                      ------------     ------
         Certificates of Deposits:
           4.00% to 4.99%                   4.76%          $ 12,835,791       8.49            4.83%     $ 13,514,170       9.26
           5.00% to 5.99%                   5.34%            84,127,792      55.61            5.39%       62,333,102      42.71
           6.00% to 6.99%                   6.25%            21,155,195      13.99            6.17%       39,600,698      27.16
           7.00% to 7.99%                   7.20%               266,052        .17            7.73%          283,000        .19
           8.00% to 8.99%                                           - -        - -            8.00%           63,352        .06
                                                           ------------     ------           ------     ------------     ------
                                                           $118,384,830      78.26                      $115,730,970      79.32
                                                           ------------     ------                      ------------     ------

                                                           $151,265,951     100.00                      $145,919,251     100.00
                                                           ============     ======                      ============     ======



         The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $12,944,868, $8,924,677 and $6,304,834 at December 31, 1996 and June 30, 1996 and
         1995 respectively.



         Deposit accounts with balances in excess of $100,000 are not federally insured.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995





(8)      Deposits (Continued)


         At December 31, 1996 the scheduled maturities of consolidated certificates of deposit are as follows:



                                              1997               1998            1999              Total
                                              ----               ----            ----              -----
         4.00% to 4.99%                    $ 12,835,791     $                $                $   12,835,791
         5.00% to 5.99%                      63,886,015       16,291,617        3,950,160         84,127,792
         6.00% to 6.99%                      10,184,734        9,591,509        1,378,952         21,155,195
         7.00% to 7.99%                         150,000          100,000           16,052            266,052
                                           ------------     ------------     ------------     --------------
                                           $ 87,056,540     $ 25,983,126     $  5,345,164     $  118,384,830
                                           ============     ============     ============     ==============



         Interest expense on deposits for the six months ended December 31, 1996 and 1995 and the years ended June 30, 1996 and 1995, is summarized as follows:



                                                               December 31,                         June 30,
                                                   --------------------------------    -----------------------------------
                                                         1996              1995              1996             1995
                                                         ----              ----              ----             ----
         Money market                               $     78,504      $   63,604        $   562,528      $   534,322
         Passbook savings                                355,047         289,949            194,014          185,718
         NOW                                              94,496          94,078            128,322          113,702
         Certificate of Deposit                        3,226,947       2,547,802          5,429,775        4,145,383
                                                    ------------      ----------        -----------      -----------
                                                    $  3,757,994      $2,995,433        $ 6,314,641      $ 4,979,125
                                                    ============      ==========        ===========      ===========


(9)      Federal Home Loan Bank Advances


         Pursuant to collateral agreements with the Federal Home Loan Bank
         (FHLB), advances are secured by qualifying single family first mortgage loans. Advances at December 31, 1996 and June 30, 1996 have the following maturities:



         Periods ending December 31, 1996 and June 30, 1996



         Maturity                                Interest Rate
         --------                                -------------
         2001                                      6.407%              $ 5,000,000
         2003                                      6.000%              $ 5,000,000
                                                                       -----------
                                                                       $10,000,000
                                                                       ===========


(10)     Note Payable


         As of December 31, 1996, the Bank had a note payable outstanding to an unrelated Trust entity for the purchase of a future banking site in the amount of $400,000. The note is payable in five annual installments of $80,000, plus interest at, seven and one-half percent (7 1/2%) per anum.


(11)     Pension and profit-sharing Plans


         The Bank has a qualified, noncontributory defined benefit retirement plan covering all of its eligible employees. Employees are eligible when they have attained at least twenty-one years of age and six months of service with the Bank. The Bank adopted a resolution on July 1, 1996 to terminate the defined-benefit pension plan as of September 16, 1996 and to freeze benefit accruals under the plan as of July 31, 1996.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(11)     Pension and Profit-Sharing Plans (Continued)


         It is expected that the plan will qualify for a standard termination under the Internal Revenue Code for plans deemed "not in distress", meaning that plan assets are sufficient to provide all plan liabilities under the plan. All active participants will become fully vested in their accrued benefits.



         The following table sets forth the plan's funded status and amounts recognized in the Bank's consolidated statements of financial condition at June 30,1996 and 1995:



                                                                                     June 30,
                                                                            ---------------------------
                                                                                1996           1995
                                                                            ---------------------------
         Actuarial present value of benefit obligations:
                 Accumulated benefit obligation:
                 Vested                                                      ($297,024)      ($255,769)
                 Nonvested                                                      (5,159)         (3,645)
                                                                             ---------       ---------
                                                                             ($302,183)      ($259,414)
         Effect of projected compensation                                     (108,348)       (116,966)
                                                                             ---------       ---------
         Projected benefit obligation for service
           rendered to date                                                  ($410,531)       (376,380)
         Plan assets at fair value                                             422,572         333,697
                                                                             ---------       ---------
         Funded Status                                                       $  12,041         (42,683)
         Unrecognized net (gain) or loss from
           past experience different from
           that assumed and effects of changes
           in assumptions                                                       15,555          51,723

         Unrecognized net transition obligation
         (from adoption of FASB statement No. 87)
           being amortized over 26.35 years                                     14,968          15,704
                                                                             ---------       ---------
         Prepaid (accrued) pension cost                                      $  42,564       $  24,744
                                                                             =========       =========


         The components of net pension expense for the year ended June 30, 1996 and 1995 is as follows:


                                                                                     June 30,
                                                                            ---------------------------
                                                                                1996           1995
                                                                                ----           ----
         Service cost-benefits earned during the period                       $ 23,874        $ 22,576
         Interest cost on projected benefit obligation                          27,179          24,684
         Actual return on plan assets                                          (54,544)        (26,452)
         Net amortization and deferral                                          29,059           5,543
                                                                              --------        --------
         Net pension expense                                                  $ 25,568        $ 26,351
                                                                              ========        ========

         Assumptions used to develop the net periodic pension cost were:

         Discount rate                                                            7.5%            7.5%
         Expected long-term rate of return on assets                              7.5%            7.5%
         Rate of increase in compensation levels                                  3.5%            3.5%



         The actuarial values and tables were not available for the six month period ended December 31, 1996 and 1995.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(11)     Pension and Profit-Sharing Plans (Continued)


         The Bank has a profit-sharing (cash bonus) program. The year end of the plan coincides with the Bank's year end. Contributions to the profit-sharing (cash bonus) plan are based on five percent (5%) of the net profit after taxes for the period July 1 to May 31, of each year as the figures are available. All employees share equally in dollar amount based on employment for the entire plan year. Employees hired after July 1 and before June 30 of each year will participate on a pro-rated basis. Since contributions are not guaranteed from year to year and the computation is not determined by the board until the calculation period of July 1 to May 31 each year, no contribution is recorded for the profit-sharing plan for the six month period ended December 31, 1996 and 1995. Contributions for the plan year ended June 30, 1996 and 1995 was $37,512 and $70,672, respectively.



         Effective July 1, 1993, employees of the Bank may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting the age requirement of twenty-one and the length-of-service to the Bank requirement one of year. The Bank makes a matching contribution of twenty percent (20%) of the first eight percent (8%) of employee contributions. Matching contributions to the plan were $10,571, $ 0, $1,188 and $10,783 for the six month period ended December 31, 1996 and 1995 and the year ended June 30, 1996 and 1995, respectively.


(12)     Income Taxes


         The Bank filed consolidated federal income tax returns on a fiscal year basis for the year ended June 30, 1996. If certain conditions are met in determining taxable income, the Bank is allowed a special bad-debt deduction based on a Percentage of taxable income (presently eight (8) percent) or on specific experience formulas. The Bank used the percentage-of -taxable income method in the six month period December 31, 1996 and 1995, and the years June 30, 1996 and 1995.


         Effective July 1, 1993 the Bank adopted Statement No.109 of the Financial Accounting Standards Board in accounting for income taxes. Deferred tax components include timing differences related to depreciation, allowance for loan loss reserves and premium and discounts on loans and investments. These are highlighted below:


                                                                             December 31,            June 30,
                                                                            ------------     -------------------------
                                                                                 1996             1996            1995
                                                                                 ----             ----            ----
         Deferred Tax Assets
           Unrealized losses on securities available for sale                 $ 123,373         $ 184,332      $  11,718
           Deferred compensation                                                121,373            93,342
           Deferred loan origination fees                                        45,469            41,696         43,915
           Investment securities                                                                   13,153          1,191
           Other                                                                  5,857              - -            - -
                                                                              ---------         ---------      ---------
                 Total                                                        $ 296,692         $ 332,523      $  56,824
                                                                              ---------         ---------      ---------


         Deferred Tax Liabilities
           Property and equipment                                             $  76,707         $  71,897      $  70,382
           Allowance for loan losses, net of valuation adjustment                96,909           101,359        161,104
           Discounts on loans purchased                                          20,630            23,351           - -
           Other                                                                 11,560              - -            - -
                                                                              ---------         ---------      ---------
                 Total                                                        $ 205,806         $ 198,313      $ 231,486
                                                                              ---------         ---------      ---------
                 Net deferred tax assets (liabilities)                        $  98,796         $ 134,210     ($ 174,662)
                                                                              =========         =========      =========

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(12)     Income Taxes (Continued)


         Total income tax expense (benefits) for the six months ended December 31, 1996 and 1995 and the years ended June 30, 1996 and 1995 differed from the amounts computed by applying the federal income tax rate of 34% and the Arkansas income tax rates of 6.5% to pretax income as a result of the following:



                                                               December 31,                          June 30,
                                                        ---------------------------        ------------------------------
         Income Tax Expense (Benefit)                      1996              1995              1996               1995
         ----------------------------                      ----              ----              ----               ----
         Current                                        $(377,821)        $ 214,480         $ 230,791          $ 819,524
         Deferred                                        ( 14,029)            - -             (55,990)           147,239
                                                        ---------         ---------         ---------          ---------
         Income tax expense (benefit)                   $(391,850)        $ 214,480         $ 174,801          $ 966,763
                                                        =========         =========         =========          =========





                                                               December 31,                           June 30,
                                                        ---------------------------         ------------------------------
                                                           1996              1995              1996               1995
                                                           ----              ----              ----               ----
         Expected income tax expense (benefits)         $(358,605)        $ 240,732         $ 153,879          $ 892,537
         Goodwill amortization                             27,212             - -               9,790               - -
         Tax bad-debt deduction,                          (26,216)         ( 19,258)            5,681             55,231
         Other, net                                       (34,241)         (  6,994)            5,451             18,995
                                                        ---------         ---------         ---------          ---------
                 Total income tax expense (benefits)    $(391,850)        $ 214,480         $ 174,801          $ 966,763
                                                        ---------         ---------         ---------          ---------

         Effective tax expense (benefit) rate              (42.1%)            34.3%             43.7%              41.7%
                                                           ------             -----             -----              -----


         The difference between federal and state taxable income is generally attributable to interest income on U.S. Obligations that is tax exempt for state taxation purposes.


         Retained earnings at December 31, 1996 and June 30, 1996, include approximately $3,462,860 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability in the above amounts was approximately $1,326,0200 at December 31, 996 and June 30, 1996 and 1995.


(13)     Capital Requirements

         FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum-capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. Regulations require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets a core capital ratio of 3% of adjusted assets, and a risk-based capital ratio equal to 8% of risk adjusted assets as defined by regulation.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(13)     Capital Requirements (Continued)


         The Bank, at December 31, 1996 and June 30, 1996, meets the regulatory tangible-capital, core-capital and risk-based requirements as defined by FIRREA. At December 31, 1996 the Bank's unaudited regulatory tangible capital was $11,717,944, or 6.72% of total adjusted assets; core capital was $11,717,944 or 6.72% of total adjusted assets; and risk-based capital was $12,747,357 or 15.57% of total risk-weighted assets. At June 30, 1996, the Bank's regulatory tangible capital was $12,939,453, or 7.43% of total adjusted assets; core capital was $12,939,453 or 7.43 % of total adjusted assets; and risk-based capital was $13,683,853, or 18.42% of total risk-weighted assets, as defined by FIRREA.



         The following is a reconciliation of the Bank's equity under generally accepted accounting principles ("GAAP") to the Bank's tangible, leveraged and risk-based capital available to meet regulatory requirements:



                                                                          December 31,         June 30,
                                                                        ----------------   --------------
                                                                              1996              1996
                                                                              ----              ----
         Total equity, per financial statements                          $ 13,779,905        $ 14,228,436
         Add:
         Unrealized losses on available-for-sale securities                   195,408             286,313
         Less:
         Intangible assets, required to be deducted                        (1,495,260)         (1,575,296)
         Advances to nonincludable subsidiaries                            (  762,109)              - -
                                                                         ------------        ------------
           Tangible capital                                                11,717,944          12,939,453
         Required deductions                                                     - -               - -
                                                                         ------------        ------------
           Core capital                                                    11,717,944          12,939,453
         General allowance for loan losses                                  1,029,413             744,400
                                                                         ------------        ------------
           Risk-based capital                                            $ 12,747,357        $ 13,683,853
                                                                         ============        ============



         FIRREA also includes restrictions on loans to one borrower, certain types of investment and loans, loans to officers, directors' and principal stockholders, brokered deposits, and transactions with affiliates.

         Federal regulations require the Bank to comply with a Qualified Thrift Lender (QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or the Bank must convert to a commercial bank charter. Management considers the QTL test to have been met.


         Regulations of the Office of Thrift Supervision limit the amount of dividends and other capital distributions that may be paid by a savings institution without prior approval of the Office of Thrift Supervision. This regulatory restriction is based on a three-tiered system with the greatest flexibility being afforded to well-capitalized institutions which maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. The Bank currently meets the requirements of a Tier I institution and has not been informed by the OTS of the need for more than normal supervision. Accordingly, the Bank can make, without prior regulatory approval, distributions during a fiscal year up to 100% of its net income to date during a fiscal year, plus an amount that would reduce by one-half its "surplus capital ratio" (the excess over its Fully Phased-in Capital Requirements) at the beginning of the fiscal year.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995






(13)     Capital Requirements (Continued)


         At December 31, 1996 and June 30, 1996, the Bank's actual capital amounts and ratios are presented below:



                                                                                            For Capital
                                                                                   Adequacy Purposes and to Be
                                                                                Adequately Capitalized under the
                                                                                      Prompt Corrective Action
                                                     Actual                                    Provisions
                                         ---------------------------------   ------------------------------------------------
                                            Amount                Ratio          Amount                           Ratio
                                         ---------------------------------   ------------------------------------------------
         As of December 31, 1996
         -----------------------
           Total risk-based capital
              (to risk-weighted assets)     $ 12,747,357          15.57%        greater than   $ 6,549,680   greater than  8.0%
                                                                                or equal to                  or equal to
           Tier I capital,
              (to risk-weighted assets)       11,717,944          14.31%        greater than     3,274,840   greater than  4.0%
           Tier I capital                                                       or equal to                  or equal to
              (to adjusted total assets)      11,717,944           6.72%        greater than     6,969,175   greater than  4.0%
                                                                                or equal to                  or equal to
         As of June 30, 1996
         -------------------
           Total risk-based capital
              (to risk-weighted assets)     $ 13,683,853          18.42%        greater than     5,942,160   greater than  8.0%
            Tier I capital                                                      or equal to                  or equal to
              (to risk-weighted assets)       12,939,453          17.42%        greater than     2,971,080   greater than  4.0%
            Tier I capital                                                      or equal to                  or equal to
              (to adjusted total assets)      12,939,453           7.43%        greater than     6,786,401   greater than  4.0%
                                                                                or equal to                  or equal to



(14)     Gains (Losses) on Sales of Interest Earning Assets, Net


         Gains are summarized as follows for the six months ended December 31, 1996 and 1995 and the years ended June 30, 1996 and 1995:



                                                               December 31  ,                       June 30,
                                                     -------------------------------   -------------------------------
                                                         1996                1995             1996             1995
                                                         ----                ----             ----             ----
         Realized gain on sales of:
           Mortgage-backed securities                 $    - -             $   3,389       $   3,839         $  53,256
           Investment securities                           - -                10,538          10,538            48,738
                                                      -----------          ---------       ---------         ---------
                                                      $    - -             $  14,377       $  14,377         $ 101,994
         Realized losses on sales of:
           Mortgaged-back securities                       - -              (262,230)       (941,324)            - -
                                                      -----------          ---------       ---------         ---------
           Net income (loss)                          $    - -             $(247,853)     ($ 926,947)        $ 101,994
                                                      ===========          =========       =========         =========


(15)     Commitments and Contingencies

         In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(15)     Commitments and Contingencies (Continued)

         The principal commitments of the Bank and its subsidiary are as follows:


                                                                    December 31,                        June 30,
                                                                 ------------------        ---------------------------------
                                                                        1996                     1996               1995
                                                                        ----                     ----               ----
         Fixed Rate
         First mortgage loans                                        $ 3,780,000              $1,127,500         $  313,450
         Consumer loan                                                     - -                    23,800              7,375
                                                                     -----------              ----------         ----------
                                                                           - -                 1,151,300            320,825
         Adjustable Rate
         First mortgage loans                                              - -                 2,000,000          2,084,200
                                                                     -----------              ----------         ----------
                                                                     $ 3,780,000              $3,151,000         $2,405,000
                                                                     ===========              ==========         ==========


(16)     Significant Group Concentrations of Credit Risk

         The Bank grants real estate loans for 1-4 family residential housing and consumer loans primarily in the designated trade areas within and adjacent to Camden, Arkansas and Central Arkansas. In addition, real estate mortgage loans for multi-family residential and commercial real estate, which meet pre-established "loan to value" ratios and other financial criteria are also granted in specific areas outside this trade area under the Bank's loan diversification policies.


         As of December 31, 1996 and June 30, 1996 and 1995, loans secured by real estate mortgages amounted to 91%, 95% and 97% respectively, of the Bank's total consolidated loan portfolio. Real estate mortgage loans in areas outside the Camden, Arkansas and Central Arkansas trade areas and identified as preferred markets by the loan diversification policy equaled 14%, 15% and 19% of the Bank's real estate loan portfolio.


         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit (Note 15).

         The Bank exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank and its subsidiary use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterpart.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




 (17)    Related Party Transactions


         In the normal course of business, the Bank has made loans to its directors, officers and their related business interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests total approximately $207,800, $435,200 and $451,000 as of December 31, 1996 and as of June 30, 1996 and 1995 respectively.


(18)     Purchase of Subsidiary

         On May 3, 1996 the Bank purchased 100% of the outstanding stock of Heritage Banc Holding, Inc. Heritage Banc Holding, Inc. is the parent company for its wholly owned subsidiary, Heritage Bank, a federal savings bank, in Little Rock, Arkansas.


         The investment in Heritage was $3,500,451 and was accounted for using the purchase method. As a result of the investment, cost in excess of the fair value of net assets of $1,600,732, was recognized and recorded as "pushed down goodwill" on the accounts of the subsidiary. (See also Note 27)



         The accompanying consolidated statement of income and cash flows for the year ended June 30, 1996, includes the operations of the subsidiary for the period May 4, 1996 through June 30, 1996. The aforementioned "goodwill" is to be amortized over a period of ten years. For the period May 4, 1996 to June 30, 1996, $25,436 of amortization expense was recorded. For the six month period ended December 31, 1996, amortization expenses of $80,037 was recognized.



         Supplemental Disclosure
         -----------------------
                                                                               June 30,
                                                                 -----------------------------------
                                                                       1996               1995
                                                                       ----               -----
         Interest Income                                            $12,145,063        $10,952,927
         Interest Expense                                             7,896,737          6,341,253
                                                                    -----------        -----------
           Net interest income                                        4,248,326          4,611,674
                                                                    -----------        -----------

         Provision for loan losses                                      500,824              - -
                                                                    -----------        -----------
                                                                      3,747,502          4,611,674
         Noninterest income                                           ( 563,780)           120,577
         Goodwill amortization                                         (160,073)        (  160,073)
                                                                    -----------        -----------
         Noninterest expense                                         (2,806,670)        (2,523,182)
                                                                    -----------        -----------

           Net income before income taxes and
             cumulative effect of accounting change                     216,979          2,048,996
         Provision for income taxes (benefits)                         ( 90,046)         ( 784,561)
         Cumulative effect of accounting change (Note 1c)                 - -               77,767
                                                                    -----------        -----------

           Net income (proforma)                                    $   126,933        $ 1,342,202
                                                                    ===========        ===========

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(19)     Officers' and Directors' Retirement Plan


         During the year ended June 30, 1996, the Bank adopted a "non-qualified" retirement plan for its officers and directors in recognition of their years of service to the Bank. The plan is an annuity contract plan whereas funds are to be set aside annually in a grantor trust, with the Bank acting as trustee of the Trust. Distributions are scheduled to be paid upon completion of six to ten years of service to the Bank. No tax deduction for the Plan is claimed until funds are paid to the beneficiaries.



         For the six month period ended December 31, 1996 and the year ended June 30, 1996, the plan was funded with $72,826 and $242,511 and a related liability was also recognized.


(20)     Event Subsequent to June 30, 1996 - Name Change

         Subsequent to year end June 30, 1996, the Bank applied for and obtained approval from the proper regulatory authorities to change its name along with its wholly-owned subsidiary, Heritage Banc Holding, Inc. (operating as Heritage Bank), to "Heartland Community Bank". The effective date of the change was to be September 9, 1996.

(21)     Event (s) Subsequent to June 30, 1996 - Commitments to Purchase Real
         Estate

         In July 1996, the Bank entered into separate agreements with unrelated parties to purchase real estate for future building sites. The parcels under consideration are located near existing facilities and/or planned future growth. The amount of commitments for these purchases totaled $871,000

(22)     Fair Values of Financial Instruments

         The estimated fair values of the Bank's consolidated financial instruments are as follows;


                                                           December 31, 1996                    At June 30, 1996
                                                 ---------------------------------     ---------------------------------
                                                       Carrying            Fair             Carrying             Fair
                                                        Amount            Value              Amount              Value
                                                        ------            -----              ------              -----
         Financial assets:
           Cash and cash equivalents                $  6,595,297     $  6,595,297         $ 17,291,882       $ 17,291,882
         Investment securities:
           Available-for-sale                         11,563,654       11,563,654            5,279,625          5,279,625
         Mortgage-backed securities:
           Available-for-sale                         12,346,944       12,346,944           12,155,199         12,155,199
           Held-to-maturity                           40,699,780       41,010,178           45,212,891         44,934,074
         Loans, net of allowances                     96,332,115       97,110,000           84,131,024         85,344,161

         Financial Liabilities
           Deposits, savings and NOW accounts         32,881,121       31,881,121           30,188,282         30,188,282
           Deposits, time certificates               118,384,830      119,150,000          115,730,969        116,540,019
         Advances FHLB                                10,000,000       10,000,000           10,000,000         10,000,000

         Unrecognized Financial Instruments:
           Commitment to extend credit                 3,780,000        3,780,000            3,151,300          3,151,300

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(23)     Incorporation of HCB Properties, Inc.


         In September, 1996, the Bank formed a wholly-owned subsidiary named HCB Properties, Inc. The Bank is the sole stockholder of the Company. HCB Properties, Inc. was formed to hold, as necessary, property acquired by the Bank for future expansion that in part is expected to be sold by the Bank when and if the original purchase does not fully meet with the future business plan of the Bank. As of December 31, 1996, HCB Properties held two parcels of land with a book value of $756,868. All intercompany transactions have been eliminated in the financial statements for the six month period ended December 31, 1996.


(24)     Plan of Conversion

         In October, 1996, the Board of Directors of Heartland Community Bank, formerly First Federal Savings and Loan Association of Camden approved a proposed plan to convert the Association from an Arkansas chartered mutual savings bank to an Arkansas chartered Stock savings bank. The proposed Plan of Conversion contemplates the organization of a holding company, HCB Bancshares, Inc., which will acquire and own the shares of Heartland issued in the conversion. The Plan of Conversion is subject to the approval of various regulatory agencies.

         The plan provides that non-transferable subscription rights to purchase Holding Company Conversion Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to the Bank's Tax-Qualified Employee Plans, then to Supplemental Eligible account Holders as of the Supplemental Eligibility Record Date, then to other members, and then to directors, officers and employees. Concurrently with, or at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering. The price of the Holding Company Conversion Stock will be based upon an independent appraisal of the Bank and will reflect its estimated pro forma market value, as converted. At the time of conversion the bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its conversion offering circular. The liquidation account will be maintained for the benefit of the eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Dividends paid by the Bank subsequent to conversion cannot be paid from this liquidation account.

         The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulation.


         The cost of issuing the common stock will be deferred and deducted from the sales proceeds. If the offering is unsuccessful for any reason, the deferred cost will be charged to operations. As of December 31, 1996, the Bank had incurred $29,437 in deferred cost, recorded as prepaid expenses (unaudited), related to the plan of conversion.

                            HEARTLAND COMMUNITY BANK
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements
       December 31, 1996 and 1995 (unaudited) and June 30, 1996 and 1995




(25)     SAIF Assessment


         In September, 1996, the Bank and its subsidiary was assessed a one time charge of $ 881,824. The special assessment, is to be used to replenish the SAIF reserves depleted by prior years savings & loan industry losses. The assessment has been charged to current operations as a current period expense in the six month period ended December 31, 1996. The assessment was paid on November 27, 1996. Prior to the "SAIF assessment", the Bank's deposit insurance rate was .230 percent. Subsequent to the assessment, the rate of insurance on deposits decreased to .065 percent.


(26)     Property Acquisition


         The Bank consummated previous outstanding purchase commitments to purchase future banking sites by closing the obligations during the six month period ended December 31, 1996. The total amount of said purchases capitalized at December 31, 1996 amounted to $ 1,107,904. Of the properties acquired through December 31, 1996, three parcels with a net realizable value of $570,826, were considered held for resale as excess real estate above anticipated growth needs.


(27)     Event(s) subsequent to June 30, 1996 - Review of Allowance for Loan
         Losses




         During the six month period ended December 31, 1996, and subsequent to the issuance of the auditors' report on the June 30, 1996 financial statements, dated August 28, 1998, the Bank's management initiated an extensive review of all existing loan files at all locations and its subsidiary savings bank. The objectives of this in depth detailed review was to evaluate the standardization of loan origination and credit review practices at all Bank branches and subsidiary and update existing loan policies for the planned growth of the Bank's loan portfolio in the commercial, nonresidential real estate and consumer markets.



         At the conclusion of the review, which was performed by selected Bank personnel as well as a third party consultant, it was determined that a substantial shortfall existed in the allowance for loan losses at the subsidiary savings bank due to a combination of loan file documentation weaknesses and an increase in past due loans. After further review of the loan review procedures performed and resulting findings, it was determined that an addition to the allowance was required and that the circumstances that gave rise to the needed increase were in two categories. Those categories were for conditions existing as of the date of acquisition of the subsidiary savings bank, which was May 3, 1996, and in part to circumstances and events that had occurred or materialized subsequent to June 30, 1996.



         Therefore, the consolidated financial statements as of June 30, 1996 and for the year then ended, have been restated to give effect for the resulting revision to the acquired allowance for loan losses of the subsidiary savings bank and the related accrued and deferred income taxes. In addition, as referenced above, a determination was made by management that a provision to the allowance for loan losses of the subsidiary savings bank was necessary for the current six month period ended December 31, 1996. A summary of these amounts and net effects on the statements herein included are presented below:



                                                                                     December 31,            June 30,
                                                                                         1996                  1996
                                                                                         ----                  ----
         Increase provision to allowance to loan losses                                $ 143,324               $     None
         Increase in amortization of goodwill (expense)                                   17,225                    4,998
         Increase in cost in excess of fair value (goodwill)                                None                  344,498
         Net change in accrued and deferred income tax (benefits)                        (32,320)                (  1,803)

                          HERITAGE BANC HOLDING, INC.
                                 AND SUBSIDIARY

                       Consolidated Statements of Income
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996



                                                            JULY 1, 1995 TO       JUNE 30,
INTEREST INCOME                                               MAY 3, 1996           1995
---------------                                             ----------------   --------------
  Interest and fees on loans                               $      1,515,653   $    1,589,616
  Investment securities                                             119,514          249,658
  Mortgage-backed and related securities                            123,933          109,715
  Other interest income                                              56,846          159,156
                                                            ----------------   --------------
     Total interest income                                 $      1,815,946   $    2,108,145
                                                            ----------------   --------------

INTEREST EXPENSE
-----------------
  Deposits (Note 8)                                        $      1,052,448   $    1,123,359
  Borrowed funds                                                        559           15,025
  Notes payable                                                      77,133           90,388
                                                            ----------------   --------------
     Total interest expense                                $      1,130,140   $    1,228,772
                                                            ----------------   --------------
  Net interest income                                      $        685,806   $      879,373
Provision for loan losses (Note 4)                         $        458,341   $      - -
                                                            ----------------   --------------
    Net interest income after provision for loan losses    $        227,465   $      879,373
                                                            ----------------   --------------

NONINTEREST INCOME
------------------
  Net realized gain (loss) on sales of available
   for sale securities (Note 14)                           $       - -        $     (245,223)
  Amortization of negative goodwill                                  63,040           75,648
  Other income                                                      133,319           94,129
                                                            ----------------   --------------
    Total noninterest income (loss)                        $        196,359   $      (75,446)
                                                            ----------------   --------------

NONINTEREST EXPENSE                                                 1996             1995
-------------------                                         ----------------   --------------
  Salaries and compensation                                $        330,563   $      442,801
  Occupancy and equipment                                            81,968           87,277
  Federal deposit insurance premiums                                 48,787           55,821
  Data processing expenses                                           62,866           72,029
  Professional fees                                                   6,025           19,741
  Other expenses                                                    175,395          235,552
                                                            ----------------   --------------
    Total noninterest expense                              $        705,604   $      913,221
                                                            ----------------   --------------

Income (loss) before income tax expense (benefit)          $       (281,780)  $     (109,294)
  Provision for income tax (benefit)                                (88,873)         (57,877)
                                                            ----------------   --------------
     NET INCOME (LOSS)                                     $       (192,907)  $      (51,417)
                                                            ================   ==============



See notes to unaudited consolidated financial statements

                          HERITAGE BANC HOLDING, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996



                                                                       JULY 1, 1995 TO      JUNE 30,
COMMON STOCK                                                             MAY 3, 1996          1995
------------                                                           ---------------   ---------------
  Common stock; $20 par value; 1,000 shares                           $        20,000   $        20,000
   issued and outstanding

ADDITIONAL PAID-IN CAPITAL
--------------------------
  Balance beginning of period                                         $       601,300   $       601,300
  Additional contributed capital                                            1,470,800         1,470,800
                                                                       ---------------   ---------------
  Balance end of period                                               $     2,072,100   $     2,072,100
                                                                       ---------------   ---------------

RETAINED EARNINGS
-----------------
  Balance beginning of period                                         $       343,667   $       436,584
  Net income (loss)                                                          (192,907)          (51,417)
  Dividends paid                                                              (57,000)          (41,500)
                                                                       ---------------   ---------------
  Balance end of period                                               $        93,760   $       343,667
                                                                       ---------------   ---------------


UNREALIZED DEPRECIATION ON SECURITIES
-------------------------------------
  AVAILABLE FOR SALE
  ------------------
  Balance beginning of period                                         $       (51,359)  $      (218,690)

  Net increase (decrease), net
    of applicable deferred income taxes                                        19,247           167,331
                                                                       ---------------   ---------------

  Balance end of period                                               $       (32,112)  $       (51,359)
                                                                       ---------------   ---------------

  Total equity at period end                                          $     2,185,860   $     2,384,408
                                                                       ===============   ===============



See notes to unaudited consolidated financial statements

                          HERITAGE BANC HOLDING, INC.
                                 AND SUBSIDIARY
                      Consolidated Statements of Cash Flow
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996


                                                                                   JULY 1, 1995 TO        JUNE 30,
CASH FLOWS FROM OPERATING ACTIVITIES                                                MAY 3, 1996             1995
------------------------------------                                               ---------------   ------------------
  Net Income (Loss)                                                               $      (192,907)  $          (51,417)
                                                                                   ---------------   ------------------
  Adjustments to reconcile net income to
   cash provided by operating activities:
  Depreciation                                                                    $        26,052   $           25,012
  Amortization Deferred loan origination fees                                               5,791               (7,990)
  Amortization Negative goodwill                                                          (63,040)             (75,648)
  Amortization Premiums and discounts on investment securities, loans                     (10,240)              24,755
  Provision for loan loss                                                                 458,341              - -
  Net (gain) loss on sale of investments:                                                  - -                 245,223
  Decrease (increase) in accrued interest receivable                                      (15,761)              28,452
  Increase in accrued interest payable                                                    (40,469)              75,142
  (Increase) decrease in other assets                                                      88,343              (36,857)
  Increase  in other liabilities                                                          (43,967)              39,698
  (Increase) decrease in prepaid / payable income taxes                                   (87,220)             (44,334)
                                                                                   ---------------   ------------------
     Total adjustments                                                            $       317,830   $          273,453
                                                                                   ---------------   ------------------
  Net cash flows provided (used) by operating activities                          $       124,923   $          222,036
                                                                                   ---------------   ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
  Loan originations and principal payments on loans                               $    (2,479,546)  $       (1,299,129)
  Proceeds from sale of investment securities:                                           - -                 4,198,178
  Purchase of investment securities available for sale                                   (463,000)          (2,100,000)
  Principal payments on investment securities                                           1,372,720            1,575,984
  Purchases of premises and equipment                                                    (144,935)            (488,096)
                                                                                   ---------------   ------------------
  Net cash flows used by investing activities                                     $    (1,714,761)  $        1,886,937
                                                                                   ---------------   ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
  Net increase (decrease) in demand deposits, NOW accounts, passbook
  savings accounts and certificates of deposits                                   $      (790,839)  $        1,498,938
  Net (decrease) increase in mortgage escrow funds                                        (82,037)              40,860
  Dividends paid                                                                          (57,000)             (41,500)
  Payment of FHLB advances                                                                 - -                (650,000)
                                                                                   ---------------   ------------------
  Net cash flows provided (used) by financing activities                          $      (929,876)  $          848,298
                                                                                   ---------------   ------------------
  Net increase (decrease) in cash and cash equivalents                            $    (2,519,714)  $        2,957,271
  Cash and cash equivalents, beginning of year                                    $     4,582,661   $        1,625,390
                                                                                   ---------------   ------------------
  Cash and cash equivalents, end of year                                          $     2,062,947   $        4,582,661
                                                                                   ===============   ==================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------
  Cash paid during the period for:
     Interest                                                                     $     1,093,322   $        1,048,289
     Income taxes                                                                 $        17,500   $           26,500



See notes to unaudited consolidated financial statements

                          HERITAGE BANC HOLDING, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
  For the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996




(1)      Summary of Significant Accounting Policies

(a)      Basis of Consolidation


         The consolidated financial statements as of the year ended June 30, 1995 and the period July 1, 1995 to May 3, 1996 include the accounts of Heritage Banc Holding, Inc. and its wholly-owned subsidiary, Heritage Bank, FSB. All material intercompany balances and transactions have been eliminated in the consolidation. The unaudited statements reflect all adjustments, consisting of recurring accruals, which are in the opinion of management, necessary for fair presentation of the results of operations, changes in stockholders' equity and cash flows for the period July 1, 1994 to May 3, 1996.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made such information shall not be relied upon as having been authorized by the Company, the Bank or Trident Securities. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                            TABLE OF CONTENTS
                                                                         Page
                                                                         ----
    Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . .
    Selected Consolidated Financial
      Information and Other Data  . . . . . . . . . . . . . . . . . .
    Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .
    HCB Bancshares, Inc.  . . . . . . . . . . . . . . . . . . . . . .
    Heartland Community Bank  . . . . . . . . . . . . . . . . . . . .
    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .
    Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Market for the Common Stock . . . . . . . . . . . . . . . . . . .
    Proposed Purchases by Directors and
      Executive Officers  . . . . . . . . . . . . . . . . . . . . . .
    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .
    Historical and Pro Forma Regulatory Capital
      Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . .
    Pro Forma Data  . . . . . . . . . . . . . . . . . . . . . . . . .
    Management's Discussion and Analysis of
      Financial Condition and Results
      of Operations . . . . . . . . . . . . . . . . . . . . . . . . .
    Business of the Company . . . . . . . . . . . . . . . . . . . . .
    Business of the Bank  . . . . . . . . . . . . . . . . . . . . . .
    Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Management of the Company . . . . . . . . . . . . . . . . . . . .
    Management of the Bank  . . . . . . . . . . . . . . . . . . . . .
    The Conversion  . . . . . . . . . . . . . . . . . . . . . . . . .
    Certain Restrictions on Acquisition of
      the Company and the Bank  . . . . . . . . . . . . . . . . . . .
    Certain Anti-Takeover Provisions in the Certificate
      of Incorporation and Bylaws . . . . . . . . . . . . . . . . . .
    Description of Capital Stock of the Company . . . . . . . . . . .
    Registration Requirements . . . . . . . . . . . . . . . . . . . .
    Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .
    Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Additional Information  . . . . . . . . . . . . . . . . . . . . .
    Index to Consolidated Financial Statements  . . . . . . . . . . .

Until ___________, 1997, or 90 days after commencement of any offering by Selected Dealers in the Community Offering, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                          HCB BANCSHARES, INC.


                          (HOLDING COMPANY FOR
                        HEARTLAND COMMUNITY BANK)





                               PROSPECTUS




                         UP TO 2,645,000 SHARES

                              COMMON STOCK





                        TRIDENT SECURITIES, INC.



                            ___________, 1997

ITEM 27.  EXHIBITS:


        (a) The exhibits schedules filed as a part of this registration statement are as follows:

*   1.1      Engagement Letter with Trident Securities, Inc.

    1.2      Form of Agency Agreement with Trident Securities,
             Inc.

    2        Plan of Conversion (Exhibit A to Proxy Statement filed as Exhibit
             99.2)

*   3.1      Articles of Incorporation of HCB Bancshares, Inc.

*   3.2      Bylaws of HCB Bancshares, Inc.

*   4        Form of Stock Certificate of HCB Bancshares, Inc.

*   5        Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered

*   8.1      Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.

    8.2      State Tax Opinion of Gaunt & Co.

*   8.3      Opinion of Ferguson & Co., LLP as to the value of subscription rights for tax purposes

*  10.1      Form of HCB Bancshares, Inc. 1997 Stock Option and Incentive Plan

*  10.2      Form of HCB Bancshares, Inc. Management Recognition Plan and Trust Agreement

*  10.3(a)   Employment Agreements by and between Heartland Community Bank and Vida H. Lampkin and Cameron D. McKeel

   10.3(b)   Employment Agreements by and between HCB Bancshares, Inc. and Vida H. Lampkin and Cameron D. McKeel

*  10.4(a)   Change-in-Control Protective Agreement between Heartland Community Bank and William C. Lyon

   10.4(b)   Change-in-Control Protective Agreement between HCB Bancshares, Inc. and William C. Lyon

   10.5      Heartland Community Bank Directors' Retirement Plan and the First Amendment Thereto

*  23.1      Consents of Housley Kantarian & Bronstein, P.C. (in opinions filed as Exhibits 5 and 8.1)

   23.2      Consent of Gaunt & Co.

*  23.3      Consent of Ferguson & Co., LLP

*  24        Power of Attorney (reference is made to the signature page)

   27        Financial Data Schedule

   99.1      Form of Stock Order Form

   99.2      Form of Proxy Statement for Special Meeting of Members of Heartland Community Bank; Form of Proxy

   99.3      Form of Miscellaneous Solicitation and Marketing Materials

** 99.4      Appraisal Report

-----------

*        Previously filed.
**       Previously furnished to a member of the Commission staff.



         (b)     FINANCIAL STATEMENT SCHEDULES.

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Camden, State of Arkansas, as of the date set forth below.



                                        HCB BANCSHARES, INC.


Date: March 3, 1997                     By:/s/ Vida H. Lampkin
                                           --------------------------------
                                           Vida H. Lampkin
                                           Chairman of the Board, President
                                            and Chief Executive Officer
                                           (Duly Authorized Representative)





         In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities stated as of the date set forth above.



/s/ Vida H. Lampkin                                         /s/ Cameron D. McKeel
--------------------------------------------------          --------------------------------------------------------
Vida H. Lampkin                                             Cameron D. McKeel
Chairman of the Board, President                            Director and Vice President
 and Chief Executive Officer
(Principal Executive, Financial
 and Accounting Officer)


/s/ Roy Wayne Moseley*                                      /s/ Bruce D. Murry*
--------------------------------------------------          -----------------------------------------------------------
Roy Wayne Moseley                                           Bruce D. Murry
Director                                                    Director


/s/ Carl E. Parker, Jr.*                                    /s/ Lula Sue Silliman*
--------------------------------------------------          -----------------------------------------------------------
Carl E. Parker, Jr.                                         Lula Sue Silliman
Director                                                    Director


/s/ Clifford Steelman*
---------------------------------------------------
Clifford Steelman
Director


*  /s/ Vida H. Lampkin
   ---------------------------------------------
   Vida H. Lampkin
   Attorney-in-Fact